Exhibit 10.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED AS [†].

License and Collaboration Agreement

by and between

Xenon Pharmaceuticals Inc.

and

Neurocrine Biosciences, Inc.

Dated as of December 2, 2019

i

List of Exhibits

Exhibit A:	Xenon Patent Rights
Exhibit B:	XEN901
Exhibit C:	XEN393
Exhibit D:	XPC’535
Exhibit E:	XPC’391
Exhibit F:	Early Compounds
Exhibit G:	Excluded Compounds
Exhibit H:	Inventory (Quantity)
Exhibit I:	Initial JSC Members
Exhibit J:	Research Plan and Research Budget
Exhibit K:	Academic Agreements
Exhibit L:	XEN901 Initial Development Plan
Exhibit M:	XEN901 Neurocrine Development Plan
Exhibit N:	Specifications
Exhibit O:	Xenon’s supply agreements
Exhibit P:	Form of Share Purchase Agreement
Exhibit Q:	Third Party Agreements
Exhibit R:	Abstracts submitted prior to Effective Date
Exhibit S:	Press Release
Exhibit T:	NASA Compounds
Exhibit U:	Untested Compounds
Exhibit V:	Xenon IND Enabling Activities

LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement (this “Agreement”) is made as of December 2, 2019 (the “Effective Date”), by and between Xenon Pharmaceuticals Inc., a Canadian corporation (“Xenon”), having its principal office at 200-3650 Gilmore Way, Burnaby, BC V5G 4W8, Canada, and Neurocrine Biosciences, Inc., a Delaware corporation (“Neurocrine”), having its principal office at 12780 El Camino Real, San Diego, California 92130, U.S.  Neurocrine and Xenon are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Xenon is a biopharmaceutical company discovering and developing therapies for neurological disorders, including rare central nervous system disorders;

WHEREAS, Neurocrine is a biotechnology company that discovers, develops and commercializes therapies for neurological and other disorders; and

WHEREAS, Xenon and Neurocrine desire to establish a collaboration under which the Parties will identify, research and develop sodium channel inhibitors, including Xenon’s clinical candidate XEN901 and preclinical candidates XEN393, XPC’535 and XPC’391, which compounds Neurocrine will have the exclusive right to further develop and commercialize, all under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Neurocrine and Xenon hereby agree as follows:

Article 1
DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized will have the meanings set forth below, or the meanings as designated in the indicated places throughout this Agreement.

1.1. “Academic Agreements” is defined in Section 4.9.

1.2. “Acquired Competing Product” is defined in Section 2.8(a).

1.3. “Acquired Competing Program” is defined in Section 2.8(a).

1.4. “Acquisition Party” is defined in Section 2.8(a).

1.5. “Active Pharmaceutical Ingredient” means any preclinically or clinically active material that provides pharmacological activity in a pharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

1.6. “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person.  For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of a Person, whether by the ownership of more than fifty percent (50%) of the voting stock of such Person, or by contract or otherwise.

1.7. “Alliance Manager” is defined in Section 3.6.

1.8. “Average 30-Day VWAP” means the average of the daily VWAPs of the Common Shares for each of the thirty (30) Trading Days ending on, and including, the Trading Day immediately preceding the relevant date, rounded to the nearest whole cent.

1.9. “Change of Control” means, with respect to a Party, (a) the acquisition of beneficial ownership, directly or indirectly, by any Third Party of securities or other voting interest of such Party representing a majority or more of the combined voting power of such Party’s then outstanding securities or other voting interests, (b) any merger, consolidation or business combination involving such Party with a Third Party that results in the holders of beneficial ownership (other than by virtue of obtaining irrevocable proxies) of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, consolidation or business combination ceasing to hold beneficial ownership of more than fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, consolidation or business combination, or (c) any sale, lease, exchange, contribution or other transfer to a Third Party (in one transaction or a series of related transactions) of all or substantially all of the assets of such Party.

1.10. “Clinical Trial” means a clinical trial in human subjects that has been approved by an institutional review board, ethics committee or Regulatory Authority, as applicable, and is designed to measure the safety and/or efficacy of a therapeutic product.

1.11. “Co-Funded Costs” is defined in Section 6.7(c).

1.12. “Co-Funded Product” is defined in Section 8.4.

1.13. “Co-Funding Notice Period” is defined in Section 6.7(b).

1.14. “Co-Funding Option” is defined in Section 6.7(b).

1.15. “Combination Product” means (a) a pharmaceutical product that consists of a Compound and at least one other Active Pharmaceutical Ingredient that is not a Compound; or (b) any combination of a Product and another pharmaceutical product that contains at least one other Active Pharmaceutical Ingredient that is not a Compound, where such products are not formulated together but are sold together as a single product and invoiced for a single price.  The other Active Pharmaceutical Ingredient(s) in clause (a) and the other pharmaceutical product(s) in clause (b) are each referred to as the “Other Product(s)”.

1.16. “Commercialize” or “Commercialization” means any and all activities, whether undertaken before or after Regulatory Approval, that are directed to marketing, promoting, distributing, detailing, offering for sale or selling a Product (as well as importing and exporting activities in connection therewith), including the commercial manufacture of Compounds and Products.

1.17. “Committee” means the JSC and each subcommittee or sub-team established by the JSC.

1.18. “Common Shares” means the common shares, no par value per share, of Xenon.

1.19. “Compound” means any of the following: (a) XEN901, (b) each DTC Compound and (c) each Research Compound.

1.20. “Confidential Information” of a Party means all Know-How, unpublished patent applications and other information and data of a financial, commercial, business, operational or technical nature of such Party or any of its Affiliates that is: (a) disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing or in electronic form; or (b) learned by the other Party pursuant to this Agreement.

1.21. “Confidentiality Agreement” is defined in Section 14.8.

1.22. “Control”, “Controls” or “Controlled”, when used in reference to any compound, Know-How, Patent Rights or other intellectual property rights of either Party or its Affiliates, means the possession by such Party or its Affiliates of the legal authority or right (whether by ownership, license or otherwise) to grant a license, sublicense, access or other right (as applicable) to such compound or under such Know-How, Patent Rights, or other intellectual property rights to the other Party on the terms and conditions set forth herein without breaching the terms of any agreement with a Third Party.

1.23. “Cover” means, with respect to the applicable Product and Patent Rights, that but for the rights granted to a Person under such Patent Rights, the manufacture, use, offer for sale, sale or importation of such Product by such Person would infringe a Valid Claim included in such Patent Rights, or in the case of a Patent Right that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent with the then-current claims.

1.24 “Covering Claim” is defined in Section 1.106.

1.25. “Develop” or “Development” means all development activities for any Product, including all preclinical studies, clinical testing, manufacturing development, process development, toxicology studies, manufacturing and distribution of drug product for use in Clinical Trials (including placebos and comparators), statistical analyses, and the preparation, filing and prosecution of any NDA, MAA or other application for Regulatory Approval for any Product, as well as all regulatory affairs related to any of the foregoing.

1.26. “Development Candidate” means a particular Development Track Compound or Research Compound that is designated by the JSC to be progressed to IND-enabling studies.

1.27. “Development Track Compound” or “DTC” means any of (a) XEN393, (b) XPC’535 and (c) XPC’391; provided that the compound in the preceding clauses (a)-(c) that is not selected by the JSC as a Development Candidate pursuant to Section 3.1(h) to be the subject of IND-enabling studies pursuant to the DTC Initial Development Plan (and such compound’s salts, hydrates, isotopes, solvates, esters, free acids or bases, polymorphs, enantiomers, metabolites and prodrugs) will be deemed a Research Compound and not a DTC.

1.28. “DTC Initial Development Plan” is defined in Section 5.2.

1.29. “DTC Product” means any Product containing a DTC.

1.30. “Disclosing Party” is defined in Section 12.1(a).

1.31. “Dollar” means U.S. dollars, and “$” shall be interpreted accordingly.

1.32. “Early Compounds” means those Compounds listed on Exhibit F.

1.33. “EMA” means the European Medicines Agency or any successor agency thereto.

1.34. “Excluded Compound” means any compound listed on Exhibit G.

1.35. “Executive Officers” is defined in Section 3.5.

1.36. “FDA” means the United States Food and Drug Administration or any successor governmental agency that is responsible for approving the sale of pharmaceuticals in the United States.

1.37. “FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

1.38. “Field” means the treatment, cure, diagnosis, prediction, detection and/or prevention of any disease, disorder, state, condition and/or malady in humans.

1.39. “Final Development Plan” is defined in Section 6.7(a).

1.40. “First Commercial Sale” means, with respect to any Product in any country or jurisdiction in the Territory, the first arm’s length sale of such Product to a Third Party by Neurocrine or its Affiliates or sublicensees for distribution, use or consumption in such country or jurisdiction after Regulatory Approval has been obtained for such Product in such country or jurisdiction.

1.41. “FTE” means the equivalent of a full-time employee’s work for a twelve (12)-month period (consisting of a total of 2,080 hours per year of dedicated effort), conducting activities under the Research Plan or under an Initial Development Plan or otherwise under this Agreement.  In no event shall any one individual be counted as more than one (1) FTE.

1.42. “FTE Cost” means, for any period, the FTE Rate multiplied by the number of FTEs used in such period.

1.43. “FTE Rate” means [†] per FTE per year.

1.44. “GAAP” means U.S. generally accepted accounting principles.

1.45. “Generic Product” means, with respect to a particular Product and regulatory jurisdiction, any pharmaceutical product that (a) is lawfully sold by a Third Party that is not an Affiliate or sublicensee of Neurocrine under a regulatory approval granted by a Regulatory Authority in such regulatory jurisdiction to such Third Party and (b) contains the same Compound (or any salt, hydrate, isotope, solvate, ester, free acid or base, polymorph, enantiomer, metabolite or prodrug of such Compound) as such Product.

1.46. “Genentech License” means that certain Collaborative Research and License Agreement between, on the one hand, Xenon, and on the other hand, Genentech, Inc. and F. Hoffman-La Roche Ltd. (together, “Genentech”), dated as of December 22, 2011, as amended by Letter Agreement dated August 14, 2012, Letter Amendment dated October 31, 2012, Letter Amendment dated December 20, 2012, Letter dated December 23, 2014, Letter Amendment #4 dated August 29, 2013, Letter Agreement dated November 19, 2015, Letter Amendment #6 dated November 10, 2015, Letter Agreement dated May 8, 2015, and Amended and Restated Letter Amendment #7 dated September 27, 2018, and as amended by Xenon and Genentech after the Effective Date to the extent permitted under Section 10.2(r)(vii).

1.47. “GLP” or “Good Laboratory Practices” means the then-current Good Laboratory Practices for the methods, facilities and controls to be used in the conduct of pre-clinical laboratory studies in the United States, including the regulations promulgated under the FDCA, the requirements and standards endorsed by the FDA as set forth in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by the EMA or any other Regulatory Authority applicable to the Territory, in each case, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.48. “GMP” or “Good Manufacturing Practices” means the then-current Good Manufacturing Practices methods, facilities, and controls to be used for the manufacture, processing, packing, or holding of a drug to assure that it meets the requirements of the FDCA for safety and has the identity and strength and meets the quality and purity characteristics appropriate to its intended use as set forth in 21 C.F.R. Parts 210 and 211, European Directive 2003/94/EC, Eudralex 4, Annex 16, ICH Guideline Q7A, and, with respect to any other country or jurisdiction in the Territory, the equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture, in each case, as they may be updated from time to time.

1.49. “Governmental Authority” means any federal, state, national, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.50. “ICH” means the International Council for Harmonisation of Technical Requirements for Pharmaceuticals in Human Use.

1.51. “IND” means: (a) an Investigational New Drug Application as defined in the FDCA and regulations promulgated thereunder or any successor application or procedure (including any Clinical Trial application, Clinical Trial exemption or similar or equivalent application or submission for approval) required to initiate clinical testing of a Product in humans in the United States; (b) a counterpart of any Investigational New Drug Application that is required in any other country or jurisdiction in the Territory before beginning clinical testing of a Product in humans in such country or jurisdiction to be filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority; and (c) all supplements and amendments to any of the foregoing.

1.52. “IND Acceptance” means, with respect to an IND for a XEN901 Product, either (a) [†] days after submission of such IND to the FDA (such [†]-day period, the “Initial Period”), if at such time the FDA has confirmed in writing that it has no comments to such IND, or (b) if the FDA indicates during the Initial Period that it will have comments to the IND, either (i) Neurocrine’s failure to notify Xenon of a Neurocrine Negative IND Decision pursuant to Section 6.3(b) within [†] days after Neurocrine’s receipt of such comments or (ii) the JSC’s failure to make a JSC Negative IND Decision pursuant to Section 6.3(b) within the applicable time periods under Section 3.5, or (c) [†] days after submission of such IND to the FDA, if at such time the FDA has taken no action with respect to such IND.

1.53. “Indication” means a generally acknowledged disease or medical condition with respect to which at least one adequate and well-controlled Clinical Trial is required to support inclusion of such disease or medical condition in the indication statement of a package insert approved by the FDA, EMA or PMDA for a Product; provided that (a) prevention and treatment of the same disease or medical condition shall not be separate Indications and (b) the treatment or prevention of the same disease or medical condition in different populations (e.g., adult and pediatric) shall not be separate Indications.

1.54. “Initial Development Plan” means each of (a) the DTC Initial Development Plan, and (b) the XEN901 Initial Development Plan, in each case, as amended, modified or supplemented in accordance with this Agreement.

1.55. “Initial Development Program” is defined in Section 5.1.

1.56. “Initial Equity Purchase Price” is defined in Section 8.1(b).

1.57. “Initiation” means, with respect to a Clinical Trial of a Product, the first dosing of the first human subject in such Clinical Trial.

1.58. “Inventory” means all quantities of Compound and Product that are (a) in Xenon’s or its Affiliate’s possession as of the Effective Date or (b) manufactured by a Third Party for Xenon or its Affiliate after the Effective Date or prior to the Effective Date and in such Third Party’s possession as of the Effective Date, as such quantities are described on Exhibit H.

1.59. “Joint Inventions” means any Know-How that is discovered, developed, invented or created jointly by or on behalf of both Parties or their respective Affiliates or Third Parties acting on their behalf as a result of exercising a Party’s rights or performing its obligations under this Agreement.

1.60. “Joint Patent Rights” means any Patent Rights that claim Joint Inventions.

1.61. “Joint Steering Committee” or “JSC” is defined in Section 3.1.

1.62. “JSC Negative IND Decision” is defined in Section 6.3(b).

1.63. “Know-How” means any information, materials (e.g., biological materials, chemical compounds), inventions, discoveries, improvements, developments, processes, methods, protocols, procedures, techniques, formulas, data, know-how and trade secrets, in each case, whether or not patentable, but excluding any Patent Rights.

1.64. “Knowledge” of a Party means (a) the actual knowledge of any “executive officer” (as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934) of such Party or any director level and above employees with direct operational responsibility for intellectual property, legal or regulatory matters, as the case requires, or (b) what any such individual should have known following reasonable and due inquiry.

1.65. “Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.66. “Major Indication” means any Indication that has a prevalence [†] of at least [†].  For clarity, focal seizures is a Major Indication.

1.67. “Major Indication EE Milestone Equity Purchase Price” is defined in Section 8.3(b).

1.68. “Major Market” means any of the U.S., Japan, the United Kingdom, Germany, France, Italy and Spain.

1.69. “Materials” is defined in Section 4.10(a).

1.70. “MAA” means a Marketing Authorization Application filed with the EMA.

1.71. “NASA Compound” means any compound listed or described on Exhibit T.

1.72. “NDA” means any New Drug Application, as defined in the FDCA, filed pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R. Part 314 et seq.

1.73. “Net Sales” means, with respect to any Product, the gross amounts invoiced by Neurocrine and its Affiliates and sublicensees for sales of such Product in the Field to unaffiliated Third Parties, less the following deductions with respect to such sales that are either included in the billing as a line item as part of the gross amount invoiced, or otherwise documented as a deduction in accordance with GAAP, to be specifically attributable to the actual sales of such Product:

(a)

rebates to national, state, or local government, including any Medicaid or other rebate payments or other price reductions provided based on sales to any Governmental Authority or Regulatory Authority in respect of any state or federal Medicare, Medicaid or similar programs;

(b)

pricing adjustments, allowances, credits, chargeback payments, discounts, rebates, fees and reimbursements or similar payments granted or made to managed care organizations, group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators, patient assistance or other similar programs;

(c)	trade discounts (including cash, trade, quantity or other discounts or rebates), credits or refunds;
(d)	credits, rebates or allowances on account of claims, billing errors, damaged or defective goods, prompt payment, rejections or returns of Products, including in connection with recalls;
(e)

amounts accrued for accounts receivable considered uncollectible in accordance with the selling party’s accounting practices, consistently applied (it being understood that any subsequent reductions in such accrual amounts due to collections in subsequent periods shall be included in Net Sales when such reductions occur);

(f)	reasonable distributors’, wholesalers’, inventory management and dispensing fees in connection with Products;
(g)	outbound freight, postage, shipping, transportation and insurance charges, in each case actually allowed or paid for delivery of Products;
(h)

taxes (other than income taxes), duties, tariffs, mandated contributions or other governmental charges levied on the manufacture or sale of Products, including VAT, excise taxes and sales taxes, and that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) actually paid and reasonably allocable to sales of the Product; and

(i)	any other similar and customary deductions that are consistent with GAAP.

Notwithstanding the foregoing, amounts received or invoiced by Neurocrine or its Affiliates or sublicensees for the sale of Products among Neurocrine and its Affiliates and sublicensees shall not be included in the computation of Net Sales hereunder; unless such Affiliate or sublicensee is the end user of such Product.

Notwithstanding the foregoing, Net Sales shall not include any transfers or dispositions of Products at or below cost and supplied for use in Clinical Trials or under early access, compassionate use, samples, named patient, indigent access, patient assistance or other charitable or promotional purposes.

In the event any Product is sold in the form of a Combination Product, on a country-by-country basis, Net Sales for such Combination Product shall be calculated as follows:

(i)

If a Product containing the Compound that is included in the Combination Product as its sole Active Pharmaceutical Ingredient (a “Sole Product”) and product(s) containing the other Active Pharmaceutical Ingredient(s) in such Combination Product are each sold separately in such country, Net Sales of the Combination Product for any period will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the weighted average gross sales price in such country of the Sole Product in the same formulation and dosage, and B is the weighted average gross sales price in such country of the Other Product(s) sold separately in the same formulation and dosage, in each case during the applicable period.

(ii)

If the Sole Product is sold independently of the Other Product(s) in such country, but the weighted average gross sales price of the Other Product(s) cannot be determined, Net Sales of the Combination Product for any period will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction A/C, where A is the weighted average gross sales price in such country of such Sole Product in the same formulation and dosage and C is the weighted average gross sales price in such country of the Combination Product, in each case during the applicable period.

(iii)

If the Other Product(s) are sold independently of the Sole Product in such country, but the weighted average gross sales price of such Sole Product cannot be determined, Net Sales of the Combination Product for any period will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by a fraction determined by the following formula: one (1) minus B/C, where B is the weighted average gross sales price(s) in such country of the Other Product(s) sold separately in the same formulation and dosage and C is the weighted average gross sales price in such country of the Combination Product, in each case during the applicable period.

(iv)

If the calculation of Net Sales cannot be determined by any of the foregoing methods, the Parties will determine Net Sales for the Combination Product in good faith based upon the relative value of the Compound and Other Product(s) in such Combination Product, and if the Parties fail to agree, they will submit the determination to a mutually agreed independent Third Party expert, whose decision will be final and binding on the Parties.

1.74. “Neurocrine’s Commercially Reasonable Efforts” means, with respect to Neurocrine’s obligations under this Agreement to research, Develop or Commercialize a Compound or Product, the carrying out of such obligations or tasks with a level of efforts and resources that are consistent with the reasonable, diligent and good faith efforts that a biopharmaceutical company of a similar size would normally use in the conduct of research, development and commercialization of other similarly situated pharmaceutical products at a similar stage of development or commercialization and with similar commercial and market potential, taking into account all relevant factors, including patent and regulatory exclusivity, safety and efficacy, product profile, competitiveness of the market, and profitability (including pricing and reimbursement); provided that with respect to Neurocrine’s obligations under this Agreement to use Commercially Reasonable Efforts to complete a Phase 2a Clinical Trial of a XEN901 Product for SCN8A-EE, after IND Acceptance of an IND for XEN901 in SCN8A-EE and prior to the completion of such Phase 2a Clinical Trial Neurocrine shall not be entitled to discontinue development of such XEN901 Product for SCN8A-EE solely as a result of the market potential and profitability (including pricing and reimbursement) of such XEN901 Product for SCN8A-EE.

1.75. “Neurocrine Development Plan” is defined in Section 6.2.

1.76. “Neurocrine Know-How” means all Know-How and Neurocrine’s interest in any Joint Inventions, in each case that is/are (a) Controlled by Neurocrine or any of its Affiliates (i) as of the Effective Date or (ii) thereafter during the Term as a result of Neurocrine or any of its Affiliates exercising Neurocrine’s rights or performing its obligations under this Agreement, and (b) reasonably necessary or useful for the research, Development, manufacture or Commercialization of Compounds or Products, but excluding any Know-How related to any compound that is not a Compound.

1.77. “Neurocrine Licensed IP” means all Neurocrine Patent Rights and Neurocrine Know-How and Neurocrine’s interest in the Joint Patent Rights.

1.78. “Neurocrine Negative IND Decision” is defined in Section 6.3(b).

1.79. “Neurocrine Patent Rights” means all Patent Rights, but excluding the Joint Patent Rights, that are (a) Controlled by Neurocrine or any of its Affiliates (i) as of the Effective Date or (ii) during the Term as a result of Neurocrine or any of its Affiliates exercising Neurocrine’s rights or performing its obligations under this Agreement, and (b) reasonably necessary or useful for the research, Development, manufacture or Commercialization of Compounds or Products, but excluding any Patent Rights to the extent claiming any compound that is not a Compound.

1.80. “Neurocrine Research IP” means all Neurocrine Licensed IP that is reasonably necessary or useful for Xenon to conduct its activities under the Research Program, Initial Development Program or otherwise under this Agreement.

1.81. “Pain Field” means treating pain indications and pain associated with other diseases or conditions by modulating NaV1.7.

1.82. “Patent Certification Notice” is defined in Section 9.3(a)(i).

1.83. “Patent Rights” means all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations, pediatric exclusivity periods and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.84. “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.85. “Phase 1 Clinical Trial” means a Clinical Trial the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, including the trials referred to in 21 C.F.R. § 312.21(a), or its successor regulation, or the equivalent in any foreign country.

1.86. “Phase 2 Clinical Trial” means a Clinical Trial conducted in any country that (a) would satisfy the requirements of 21 C.F.R. § 312.21(b), or its successor regulation, or the equivalent in any foreign country, (b) is intended to explore one or more doses, dose responses, and duration of effect, and to generate initial evidence of efficacy and safety, for a Product in the target patient population and (c) includes a control group of patients that receive either a placebo, an active comparator or a lower dose of such Product than the non-control group receives.  A Phase 2 Clinical Trial may be either a phase 2a Clinical Trial or a phase 2b Clinical Trial but shall exclude in all cases any phase 1/2 Clinical Trial or any open label Clinical Trial.

1.87. “Phase 3 Clinical Trial” means a Clinical Trial in an extended human patient population designed to obtain data determining efficacy and safety of a Product to support Regulatory Approval in the proposed therapeutic Indication, as more fully described in 21 CFR § 312.21(c) or its successor regulation or the equivalent in any foreign country.

1.88. “PMDA” means the Japanese Pharmaceuticals and Medical Devices Agency or any successor entity thereto.

1.89. “Pricing Approval” means such governmental approval, agreement, determination or decision establishing prices for a Product that can be charged and/or reimbursed in any country or jurisdictions where the applicable Governmental Authorities approve or determine the price and/or reimbursement of pharmaceutical products.

1.90. “Product” means any pharmaceutical product that contains a Compound, alone or in combination with one or more other Active Pharmaceutical Ingredients, in any formulation, dosage form, or package configuration and for any mode of administration.  For purposes of Section 8.6 and Section 8.7, all Products containing the same Compound (including any salt, hydrate, isotope, solvate, ester, free acid or base, polymorph, enantiomer, metabolite or prodrug thereof) will be considered a single Product.

1.91. “Product Infringement” is defined in Section 9.3(a)(i).

1.92. “Product Marks” is defined in Section 9.7.

1.93. “Proof of Concept Study” is defined in Section 6.1.

1.94. “Receiving Party” is defined in Section 12.1(a).

1.95. “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, including Pricing Approvals, that are necessary for the Development, manufacture, use, storage, import, transport or Commercialization of the applicable Product in a particular country or jurisdiction.

1.96. “Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for Products, including the FDA, EMA, PMDA and any corresponding national or regional regulatory authorities.

1.97. “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights (other than Patent Rights) conferred by any Regulatory Authority with respect to a Product in a given country or regulatory jurisdiction, including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity and pediatric exclusivity.

1.98. “Regulatory Materials” means any regulatory application, submission, notification, communication, correspondence, registration and other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, manufacture, market, sell or otherwise Commercialize a Compound or Product in a particular country or jurisdiction.  Regulatory Materials includes any IND, NDA or MAA or other foreign equivalents.

1.99. “Reimbursed Costs” is defined in Section 8.2.

1.100. “Research Budget” is defined in Section 4.2.

1.101. “Research Compound” means (a) any Select NaV Inhibitor that (i) is Controlled by Xenon or any of its Affiliates as of the Effective Date, including any NASA Compound, (ii) is identified or researched by Xenon or Neurocrine under the Research Program or (iii) is claimed in the Xenon Patent Rights set forth on Exhibit A, including the Early Compounds, but excluding in each case (i)-(iii) XEN901 or any DTC and (b) any salt, hydrate, isotope, solvate, ester, free acid or base, polymorph, enantiomer, metabolite or prodrug of any compound described in the preceding clause (a), but in each case (a) and (b) excluding all Excluded Compounds.

1.102. “Research Plan” is defined in Section 4.2.

1.103. “Research Product” means any Product that contains a Research Compound.

1.104. “Research Program” is defined in Section 4.1.

1.105. “Research Term” is defined in Section 4.4(a).

1.106. “Royalty Term” means, with respect to a Product and country, the period commencing upon the First Commercial Sale of such Product in such country and ending upon the latest of: (a) the expiration of the last-to-expire Valid Claim in (i) the Joint Patent Rights filed during the Research Term or the [†] period thereafter or (ii) the Xenon Patent Rights, in each case (i) and (ii) that Cover such Product in such country (a “Covering Claim” for such Product and country); (b) ten (10) years after such First Commercial Sale of such Product in such country; or (c) the expiration of Regulatory Exclusivity for such Product in such country.

1.107. “SCN8A-EE” means epileptic encephalopathy caused by a mutation in the SCN8A gene.

1.108. “SCN8A-EE Milestone Equity Purchase Price” is defined in Section 8.3(b).

1.109. “Select NaV Inhibitor” means any compound that binds to and inhibits either or both of the Targets as its primary mechanism of action (i.e., any in vitro activity on any other target being inferior to the in vitro inhibition of the Targets).

1.110. “Share Cap” is defined in Section 8.1(c).

1.111. “Sublicense Agreement” means any agreement entered into following the Effective Date, and pursuant to which Neurocrine, its Affiliate or sublicensee grants a license, or an option or right to a license, under the licenses granted to Neurocrine pursuant to Section 2.1, but excluding, in each case, any agreements providing for outsourced contract research, regulatory, or manufacturing services that pertain to a Compound or Product.

1.112. “Subsequent Development” is defined in Section 6.1.

1.113. “Subsequent IND Equity Purchase Price” is defined in Section 8.3(c)(ii).

1.114. “Subsequent SCN8A-EE IND Acceptance” is defined in Section 8.3(c).

1.115. “Targets” means the voltage-gated sodium channels NaV1.2 and NaV1.6.

1.116. “Technology Transfer” means the transfer of materials, documents, information, protocols, components or other items that are necessary or reasonably useful to manufacture Compounds and/or Products; provided that for clarity, any such transfer shall not be deemed a transfer of title or any license to intellectual property rights other than as expressly provided in other provisions of this Agreement.

1.117. “Term” is defined in Section 13.1.

1.118. “Territory” means the world.

1.119. “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.120. “Third Party Technology” is defined in Section 9.6(a).

1.121. “Trading Day” means a day on which trading in the Common Shares generally occurs on the Nasdaq Stock Market.

1.122. “Untested Compound” means any compound listed on Exhibit U.

1.123. “Unilateral Termination Notice” is defined in Section 13.2(a).

1.124. “United States” or “U.S.” means the United States of America, including its territories and possessions.

1.125. “Valid Claim” means a claim of (a) an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) that has not been revoked or held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a pending patent application that (i) has been pending less than seven (7) years from its earliest priority date, (ii) was filed and is being prosecuted in good faith and (iii) has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal has or can be taken.

1.126. “Voucher” is defined in Section 6.9.

1.127. “VWAP” means, for any Trading Day with respect to a security, the per share volume-weighted average price as reported by Bloomberg Financial L.P. or a comparable nationally recognized financial information service provider for the period from 9:30 a.m. New York City time to 4:00 p.m. New York City time or such other primary trading session for such security for such Trading Day.

1.128. “XEN393” means (a) the compound having the structure set forth on Exhibit C or (b) any salt, hydrate, solvate, isotope, ester, free acid or base, polymorph, enantiomer, metabolite or prodrug of such compound.

1.129. “XEN901” means (a) the compound having the structure set forth on Exhibit B or (b) any salt, hydrate, isotope, solvate, ester, free acid or base, polymorph, enantiomer, metabolite or prodrug of such compound.

1.130. “XEN901 Development Budget” is defined in Section 5.2.

1.131. “XEN901 Initial Development Plan” is defined in Section 5.2.

1.132. “XEN901 Neurocrine Development Plan” is defined in Section 6.2.

1.133. “XEN901 Product” means any Product containing XEN901.

1.134. “Xenon’s Commercially Reasonable Development Efforts” means, with respect to Xenon’s obligations under this Agreement to research or Develop a Compound or Product, the carrying out of such obligations or tasks with a level of efforts and resources that are consistent with the reasonable, diligent and good faith efforts that a biopharmaceutical company of a similar size would normally use in the conduct of research or development of other similarly situated pharmaceutical products at a similar stage of development taking into account all relevant scientific and regulatory factors, including the safety and efficacy profile of the Compound or Product.

1.135. “Xenon Know-How” means all Know-How and Xenon’s interest in any Joint Inventions, in each case that is/are (a) Controlled by Xenon or any of its Affiliates (i) as of the Effective Date or (ii) thereafter during the Term as a result of Xenon or its Affiliates exercising Xenon’s rights or performing its obligations under this Agreement, and (b) reasonably necessary or useful for the research, Development, manufacture or Commercialization of Compounds or Products, but excluding any Know-How related to any compound that is not a Compound.

1.136. “Xenon Licensed IP” means all Xenon Patent Rights and Xenon Know-How and Xenon’s interest in the Joint Patent Rights.

1.137. “Xenon Patent Rights” means all Patent Rights, but excluding the Joint Patent Rights, that (a) are Controlled by Xenon or any of its Affiliates as of the Effective Date, including those set forth on Exhibit A; (b) are a result of Xenon or any of its Affiliates performing Xenon’s obligations or exercising Xenon’s rights under this Agreement and are Controlled by Xenon or any of its Affiliates during the Term, but excluding any Patent Rights that otherwise arise out of the Xenon Retained Rights set forth in Subsection 2.2(b), or (c) come under the Control of Xenon or its Affiliates as a result of the Academic Agreements, and in the case of each of (a), (b) or (c) that are reasonably necessary or useful for the research, Development, manufacture or Commercialization of Compounds or Products, but excluding any Patent Rights to the extent claiming any compound that is not a Compound.

1.138. “Xenon Retained Rights” means Xenon’s rights under the Xenon Licensed IP that it expressly retains pursuant to the provisions of Section 2.2.

1.139. “Xenon’s Share” is defined in Section 8.4.

1.140. “XPC’391” means (a) the compound having the structure set forth on Exhibit E (b) any salt, hydrate, solvate, isotope, ester, free acid or base, polymorph, enantiomer, metabolite or prodrug of such compound.

1.141. “XPC’535” means (a) the compound having the structure set forth on Exhibit D or (b) any salt, hydrate, solvate, isotope, ester, free acid or base, polymorph, enantiomer, metabolite or prodrug of such compound.

1.142. Interpretation.  This Agreement has been prepared in the English language, and the English language shall control its interpretation.  In this Agreement, unless otherwise specified:

(a)	“include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
(b)	the word “or” shall not be construed as exclusive;
(c)	references to any Articles or Sections include Articles, Sections and subsections that are part of the related Article or Section;
(d)	words denoting the singular shall include the plural and vice versa, and words denoting any gender shall include all genders;
(e)	words such as “herein”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and
(f)	the Exhibits and other attachments form part of the operative provision of this Agreement, and references to this Agreement shall include references to the Exhibits and attachments.

Article 2
LICENSES AND EXCLUSIVITY

2.1. Licenses to Neurocrine.

(a)

Exclusive License Grant.  Subject to the terms and conditions of this Agreement, Xenon hereby grants to Neurocrine an exclusive (even as to Xenon and its Affiliates), royalty bearing license, with the right to grant sublicenses through multiple tiers as set forth in Section 2.3, under the Xenon Licensed IP, subject to the Xenon Retained Rights set forth in Section 2.2, to research, Develop, make, have made, use, sell, offer for sale, import, export and otherwise exploit and Commercialize the Compounds and Products in the Field in the Territory.  Such license is subject to the non-exclusive license under certain of the Xenon Licensed IP that is granted to Genentech in the Genentech License for internal research purposes.  The Parties acknowledge that certain of the Xenon Know-How includes Know-How non-exclusively licensed to Xenon from Genentech under the Genentech License, and that accordingly Neurocrine’s sublicense thereunder is exclusive with respect to Xenon (subject to Section 2.2) and not with respect to Genentech.

(b)	Non-Exclusive License Grants.
(i)

Screening.  Subject to the terms and conditions of this Agreement, Xenon hereby grants to Neurocrine a non-exclusive, non-royalty bearing license with the right to grant sublicenses through multiple tiers as set forth in Section 2.3, under the Xenon Licensed IP, to screen compounds for identification as a Select NaV Inhibitor in the Field in the Territory.

(ii)

Research.  Subject to the terms and conditions of this Agreement, Xenon hereby grants to Neurocrine a non-exclusive, non-royalty bearing license with the right to grant sublicenses through multiple tiers as set forth in Section 2.3, under the Xenon Licensed IP to research Excluded Compounds in the Field in the Territory.

(c)	Restriction. Neurocrine shall not, directly or indirectly, Develop, seek Regulatory Approval for, market or promote:
(i)	any Early Compounds in the Pain Field; or
(ii)	any Excluded Compound.

2.2. Xenon Retained Rights.  Notwithstanding the rights granted to Neurocrine in Section 2.1(a), Xenon retains a non-exclusive, non-licensable, non-transferable (except to Xenon’s Affiliates and permitted assignees pursuant to Section 14.3), royalty-free, fully paid up worldwide right to use or reference (a) the Xenon Licensed IP as reasonably necessary to conduct the activities allocated to Xenon under this Agreement or under the Research Plan, Initial Development Plan and Subsequent Development in accordance with the terms of this Agreement, and (b) the Xenon Licensed IP for screening purposes only with respect to Compounds other than XEN901, and each DTC and Research Compound that is designated as a Development Candidate by the JSC; provided that (i) Xenon shall not conduct any in vivo studies with any Compound under this clause (b) and (ii) Xenon shall not publish the results of any activities under this clause (b) without Neurocrine’s prior written consent.  Xenon hereby grants to Neurocrine a non-exclusive license, with the right to grant sublicenses through multiple tiers in connection with a sublicense under the licenses granted in Section 2.1, under all Patent Rights resulting from Xenon’s use of the Xenon Licensed IP under the preceding clause (b), solely as necessary for the practice of the licenses granted in Section 2.1).

2.3. Right to Sublicense.  Neurocrine shall have the right to grant sublicenses through multiple tiers, under any or all of the rights granted in Section 2.1, to its Affiliates and to Third Parties; provided, the granting by Neurocrine of a sublicense shall not relieve Neurocrine of any of its obligations hereunder, including, without limitation, the obligation to make milestone and royalty payments pursuant to Article 8, whether or not such payments are based on activities of any of its Affiliates or sublicensees.  Each Sublicense Agreement in which Neurocrine or its Affiliate or sublicensee grants a sublicense under the Xenon Licensed IP shall be in writing and subject and subordinate to, and consistent with, the relevant terms and conditions of this Agreement.  Neurocrine shall provide Xenon with a copy of any Third Party Sublicense Agreement (with all accompanying schedules, exhibits, and referenced documents), and any amendment thereto, within [†]days after its execution; provided that Neurocrine shall have the right to redact any (a) financial terms and (b) other unrelated technical or business information, so long as such redaction does not adversely affect the ability of Xenon to confirm such Sublicense Agreement’s compliance with the terms of this Agreement.

2.4. License to Xenon.  Neurocrine hereby grants to Xenon and its Affiliates a non-exclusive license, without the right to grant sublicenses, under the Neurocrine Research IP solely to conduct the activities allocated to Xenon under the Research Plan, Initial Development Plan and Subsequent Development or otherwise under this Agreement in accordance with the terms of this Agreement.

2.5. Transfer of Xenon Licensed IP.  Promptly after the Effective Date, Xenon shall provide Neurocrine with copies of all Know-How in the Xenon Licensed IP in existence as of the Effective Date.  On an ongoing basis thereafter during the Research Term, upon Neurocrine’s reasonable request, Xenon shall provide Neurocrine with complete and accurate copies of all such Know-How generated since the last such transfer under this Section 2.5.  The Parties shall cooperate with each other in good faith to enable a smooth transfer of such Know-How to Neurocrine.  Upon Neurocrine’s reasonable request during the Research Term, Xenon shall provide reasonable technical assistance, including making appropriate employees available to Neurocrine at reasonable and mutually convenient times, places and frequency and upon reasonable prior notice, for the purpose of assisting Neurocrine to understand and use the Know-How in the Xenon Licensed IP in connection with Neurocrine’s Development of Products.  The transfer of Xenon Know-How pursuant to this Section 2.5 shall be made in a manner such that the value, usefulness and confidentiality of the Xenon Know-How delivered by Xenon is preserved.

2.6. No Implied Licenses.  Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.  All rights not otherwise expressly granted hereunder by a Party shall be retained.

2.7. Exclusivity.

(a)

Xenon’s Exclusivity.  During the Term, Xenon shall not, itself or with or through any Affiliate or Third Party, and shall not grant any Affiliate or Third Party any rights to, research, develop, manufacture or commercialize any Select NaV Inhibitor, except for (i) the activities conducted under and in accordance with the terms of this Agreement, and (ii) Excluded Compounds only as set forth in the Genentech License; provided, however, that profiling whether a compound is a Select NaV Inhibitor shall not be considered research in this Section 2.7(a).

(b)

Neurocrine’s Exclusivity.  During the Research Term and the one (1)-year period thereafter, Neurocrine shall not, itself or with or through any Affiliate or Third Party, and shall not grant any Affiliate or Third Party any rights to, research, develop, manufacture or commercialize any small-molecule Select NaV Inhibitor except for the activities conducted under and in accordance with the terms of this Agreement.

2.8. Acquisitions.

(a)	Xenon.
(i)

If, during the Term, Xenon or any of its Affiliates acquires or is acquired by a Third Party (such Third Party, the “Acquisition Party”) (whether such acquisition occurs by way of a purchase of assets, merger, consolidation, change of control or otherwise) that is, at the time of such acquisition, engaging in activities that would violate Section 2.7(a) (such activities, an “Acquired Competing Program” and any product researched, developed, manufactured or commercialized or otherwise exploited thereunder, an “Acquired Competing Product”), then Xenon shall provide prompt written notice to Neurocrine of such acquisition.

(ii)

In the case of an acquisition described in Section 2.8(a)(i) that results in a Change of Control of Xenon, the Acquisition Party shall have the right to continue such Acquired Competing Program (but not commence any new Select NaV Inhibitor program) and such continuation shall not constitute a breach of Section 2.7(a), provided that (A) such Acquisition Party conducts such Acquired Competing Program independently of the activities under this Agreement; (B) such Acquisition Party does not use any Xenon Licensed IP, Neurocrine Licensed IP or Confidential Information of Neurocrine in the conduct of such Acquired Competing Program; (C) such Acquisition Party establishes reasonable internal safeguards designed to ensure that the foregoing requirements are satisfied, which safeguards shall be subject to Neurocrine’s review and comment; and (D) such Acquisition Party does not use in such Acquired Competing Program any individuals (other than finance, human resources or legal personnel, except for patent counsel, patent agents and other individuals involved in the preparation, prosecution or review of patent applications and patents) who conducted any activities under this Agreement or who conducted activities for Xenon with respect to any Select NaV Inhibitors ((A)-(D), collectively, the “Xenon Firewall”).

(iii)

In the case of an acquisition described in Section 2.8(a)(i) that does not result in a Change of Control of Xenon, Xenon shall use commercially reasonable efforts to Divest such Acquired Competing Program within [†] after the closing of such acquisition, and shall complete such divestment within [†] after the closing of such acquisition.  The conduct of such Acquired Competing Program by the Acquisition Party during such [†] period shall not be deemed a breach of Xenon’s obligations in Section 2.7(a), provided that such new Affiliate conducts such Acquired Competing Program in accordance with the Xenon Firewall.  “Divest” means the sale or transfer of rights to the Acquired Competing Program to a Third Party without receiving a continuing share of profit, royalty payment or other economic interest in the success of such Acquired Competing Program.

(b)	Neurocrine.
(i)

If, during the Research Term or the [†] period thereafter, Neurocrine or its Affiliates acquires or is acquired by a Third Party (whether such acquisition occurs by way of a purchase of assets, merger, consolidation, change of control or otherwise) that is, at the time of such acquisition, engaging in activities that would violate Section 2.7(b) if conducted by Neurocrine during the Research Term or the [†] period thereafter (the “Neurocrine Acquired Program”), then such new Affiliate shall have the right to continue such Neurocrine Acquired Program and such continuation shall not constitute a breach of Section 2.7(b), provided that such new Affiliate conducts such Neurocrine Acquired Program independently of the activities of this Agreement and does not use any Xenon Licensed IP, Neurocrine Licensed IP or Confidential Information of Xenon in the conduct of such Competing Program.

(ii)

If, during the Term of this Agreement, Neurocrine or its Affiliates acquires or is acquired by a Third Party (whether such acquisition occurs by way of a purchase of assets, merger, consolidation, change of control or otherwise) that is, at the time of such acquisition, engaging in a Neurocrine Acquired Program, then following the date of the consummation of the relevant acquisition, with respect to Neurocrine’s, its Affiliates and sublicensees exercise of Neurocrine’s Commercially Reasonable Efforts pursuant to this Agreement, Neurocrine shall not be entitled to take into account such Neurocrine Acquired Program or the patent and regulatory exclusivity, safety and efficacy, product profile or market share or commercial potential of any product in the Neurocrine Acquired Program in any determination with respect to the research, Development, Commercialization or other exploitation of (including whether to seek Regulatory Approval in respect of) Compounds or Products.

Article 3
GOVERNANCE

3.1. Joint Steering Committee.  The Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”), composed of [†] representatives of each Party having research or development roles within such Party, each having sufficient experience and responsibility within such Party to make decisions arising within the scope of the JSC’s responsibilities.  The JSC will at all times consist of an equal number of members from each Party.  The JSC shall coordinate and oversee the Research Program and the Initial Development Program, and shall in particular:

(a)	coordinate the activities of the Parties under the Research Plan and the Initial Development Plans and oversee the implementation of such plans;
(b)	review reports delivered to the JSC pursuant to the terms of this Agreement;
(c)	monitor and discuss the progress of the Research Program and Initial Development Program;
(d)	provide a forum for and facilitate frequent communications between the Parties with respect to the Research Program and Initial Development Program;
(e)	except as set forth in Section 4.9, review and approve the publication of the results of any studies of Compounds or Products completed prior to or ongoing as of the Effective Date;
(f)	review a publication strategy for research and Development data arising out of or generated in the course of the Research Program or Initial Development Program;
(g)

select Research Compounds for advancing to subsequent stages of research and preclinical development under the Research Program, including designating Research Compounds as Development Candidates for advancing into IND-enabling studies;

(h)

select the two (2) DTCs to be designated as the DTC Development Candidates for which Xenon will conduct IND-enabling studies under the Initial Development Program, to include at least the activities set forth on Exhibit V, but in any event excluding any GMP manufacture, upon which determination such DTCs will remain DTCs and the other DTC that is not designated as a Development Candidate will become a Research Compound;

(i)	identify a list of approved vendors who may be utilized in connection with the performance of activities pursuant to the DTC Development Plan;

(j)	prepare and approve any amendments to the Research Plan, Research Budget and Initial Development Plans, and approve the initial DTC Initial Development Plan;
(k)	discuss the Neurocrine Development Plans and Neurocrine’s activities thereunder;
(l)

if Neurocrine determines not to submit an IND to the FDA for a XEN901 Product on account of the results of preclinical studies thereof, review preclinical toxicity results generated after the Effective Date (e.g., from 6-month GLP toxicokinetic rat studies or 9-month GLP toxicokinetic dog studies) and determine whether the results are more likely than not to result in (i) such IND not being accepted by the FDA, (ii) XEN901 being placed on complete or partial clinical hold or (iii) such IND being accepted by the FDA but with non-hold comments such that approved Indications or uses of such XEN901 Product would be substantially limited, for example as a result of concerns with the preclinical safety margin;

(m)

if, following Neurocrine’s receipt of FDA comments to an IND for a XEN901 Product, Neurocrine makes a Neurocrine Negative IND Decision pursuant to Section 6.3(b) and Xenon timely challenges such decision pursuant to such Section, determine whether to agree or disagree with such Neurocrine Negative IND Decision;

(n)	establish joint subcommittees or sub-teams, as appropriate, such as for manufacturing, clinical and regulatory, each of which will include functionally aligned representatives of each Party; and
(o)

perform such other functions as appropriate to further the purposes of the Research Program or the Initial Development Program, as expressly set forth in this Agreement or allocated to the JSC by the Parties in writing.

3.2. Duration of the JSC.  The JSC will disband upon the completion or earlier termination of both the Research Program and Initial Development Program.

3.3. Limitations of Committee Authority.  Each Committee shall have only the powers expressly assigned in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of this Agreement; (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (d) make any determination with respect to the applicable Party’s satisfaction of its obligations hereunder to use Neurocrine’s Commercially Reasonable Efforts or Xenon’s Commercially Reasonable Development Efforts, as applicable.

3.4. Committee Membership and Meetings.

(a)

Members.  Each Party’s initial members of the JSC are listed on Exhibit I.  Each Party may replace (or with respect to newly formed Committees, appoint) its representatives on any Committee by providing written notice to the other Party.  Each Party shall appoint one (1) of its representatives on each Committee to act as a co-chairperson of such Committee.  The co-chairpersons of each Committee will be responsible for sending invitations and agendas for Committee meetings to all members at least [†] days before the next scheduled meeting and shall jointly prepare and circulate reasonably detailed minutes of each Committee meeting, but will otherwise have no additional powers or rights beyond those held by other Committee representatives.

(b)

Meetings.  Each Committee shall hold meetings at such times as it elects to do so or as either Party reasonably requests, but in no event shall such meetings be held less frequently than once every [†].  Meetings may be held in person or by means of audio or video teleconference, as mutually agreed between the Parties; provided that a minimum of [†] meetings per calendar year will take place in person.  In-person meetings shall be held at alternating locations selected by the Parties.  Each Party shall be responsible for all of its own expenses of participating in Committee meetings.  No action taken at any meeting of any Committee shall be effective unless at least one (1) representative of each Party is participating.

(c)

Non-Member Attendance. Each Party may from time to time invite a reasonable number of non-member participants, in addition to its appointed representatives, to attend the Committee meetings in a non-voting, observer capacity; provided that such participants shall be bound by confidentiality and non-use obligations consistent with the terms of this Agreement.  Each Party shall provide prior written notice to the other Party if it has invited any Third Party (including any consultant) to attend any Committee meeting.

3.5. Decision-Making.  All decisions, determinations, approvals or consents of each Committee shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote.  The Parties will strive to reach consensus on all Committee decisions, acting in good faith and using diligent efforts.  If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before any Committee that is within its authority, the representatives of the Parties cannot reach unanimous agreement as to such matter within [†] days after such matter was brought to such Committee for resolution, such disagreement shall be referred to the JSC (in the case of disagreements at any Committee other than the JSC) or the Chief Executive Officer of Xenon or his/her nominee and the Chief Business Development Officer of Neurocrine or his/her nominee (the “Executive Officers”) (in the case of disagreements at the JSC) for resolution.  If the Executive Officers cannot resolve such matter within [†] days after such matter has been referred to them, then Neurocrine shall have the right to decide such matter; provided that Neurocrine shall not use its final decision-making authority to approve any amendment to (a) the Research Plan or to any Initial Development Plan that requires Xenon to conduct any activities that Xenon reasonably determines that it does not have the resources or capabilities to conduct or (b) the DTC Initial Development Plan that would increase Xenon’s costs incurred thereunder that are not reimbursed by Neurocrine without Xenon’s prior written consent (it being understood that the DTC Initial Development Plan will at all times include the information set forth in Section 5.2(a)).  Xenon agrees that it has the resources and capabilities to conduct all activities allocated to Xenon in the Research Plan and the XEN901 Initial Development Plan as of the Effective Date.

3.6. Alliance Managers.  In addition to the JSC described in Section 3.1, Neurocrine and Xenon each acknowledge and agree that it would be beneficial to the Research Program and the Initial Development Program for each to have a senior representative with a general understanding of the activities under such programs to act as an alliance manager (each, an “Alliance Manager”), and each will appoint such person to the extent each Party in its sole discretion determines it is practical.  It is envisioned that the Alliance Managers will serve as a single point of contact within each Party with responsibility for facilitating communication and collaboration between the Parties.  Each Party’s Alliance Manager may attend JSC meetings as appropriate and will be provided access to decision-making representatives of such Party.

Article 4
RESEARCH PROGRAM

4.1. General.  Subject to the terms and conditions of this Agreement, the Parties shall undertake a joint research collaboration during the Research Term to discover, identify and preclinically develop Research Compounds (the “Research Program”).  The Research Program is intended to include the preclinical development of Xenon’s existing non-clinical Research Compounds and the discovery of new back-up and follow-on Research Compounds to XEN901 and the DTCs as clinical Development Candidates for subsequent Development and Commercialization by Neurocrine.

4.2. Research Plan; Research Budget.  During the Research Term, the Parties shall conduct the Research Program in accordance with a written research plan that, at a minimum: (a) allocates research responsibilities between the Parties; (b) sets forth the details and anticipated timing of the research activities to be conducted by each Party; and (c) sets forth the minimum number of Xenon FTEs conducting such activities (as amended, modified or supplemented in accordance with this Agreement, the “Research Plan”).  The Research Plan will set forth activities to be conducted by the Parties leading up to, and including the preparation of, an IND for one or more Research Compounds, but will not including the filing of such INDs by Neurocrine.  The Research Plan will be conducted in accordance with an operational and research budget including all of Xenon’s FTE Costs and the anticipated out-of-pocket costs to be incurred by Xenon to conduct its activities under the Research Plan (the “Research Budget”).  As of the Effective Date, the Parties have agreed upon an initial Research Plan describing the research activities to be conducted in the first year of the Research Program and corresponding initial Research Budget, which are attached to this Agreement as Exhibit J.  From time to time during the Research Term (and no less frequently than once per calendar quarter), the JSC shall review the Research Plan and Research Budget and, as appropriate and to the extent necessary, prepare and approve amendments thereto.  In addition, no later than December 1 of each calendar year during the Research Term, the Parties shall prepare an amended Research Plan and Research Budget describing research activities and the research and operational budget for the subsequent calendar year, which shall be submitted for review and approval by the JSC.  Upon JSC approval of any amendment or modification to the Research Plan and Research Budget, the JSC will attach such amended or modified Research Plan and Research Budget to the minutes of the JSC meeting at which the same is approved and provide a copy of such minutes to each Party within [†] days.  If the terms of the Research Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

4.3. Designation of Development Candidates.  From time to time during the Research Term, either Party may nominate a DTC or Research Compound as a potential Development Candidate for the JSC’s consideration.  Promptly after such nomination, each Party shall present to the JSC the data and results it has obtained with respect to such DTC or Research Compound, and the JSC shall determine whether such DTC or Research Compound shall be approved as a Development Candidate or whether additional research activities should be conducted with respect to such DTC Research Compound, after which such DTC or Research Compound may be reconsidered for designation as a Development Candidate.  If the JSC approves a particular DTC or Research Compound as a Development Candidate, then the Parties shall proceed to IND-enabling studies of such DTC or Research Compound during the Research Term as set forth in the Research Plan.

4.4. Research Term.

(a)

Research Term.  The Research Program shall commence on the Effective Date and end on the second (2nd) anniversary of the Effective Date, unless earlier terminated or extended as set forth below (the “Research Term”).

(b)

Extension.  The Research Term may be extended one time, by one (1) year, by the Parties’ written agreement and the JSC’s approval of an amended Research Plan setting forth the research activities to be conducted by the Parties during such extension, and an amended Research Budget, which shall be agreed upon by the Parties in writing.

4.5. Research Costs.  Each Party shall be solely responsible for all costs such Party incurs to conduct its activities under the Research Plan; provided that Neurocrine shall reimburse Xenon for the FTE Costs and out-of-pocket costs incurred by Xenon in accordance with the Research Budget to conduct its activities under the Research Plan, as provided in Section 8.2.

4.6. Conduct of Research.  Each Party shall conduct the activities assigned to it under the Research Plan.  Each Party shall conduct such activities in accordance with the timelines in the Research Plan, in good scientific manner and in compliance with all applicable Laws.

4.7. Research Records.  Each Party shall maintain complete, current and accurate records of all activities conducted by it under the Research Program, and all data and other information resulting from such activities.  Such records shall be in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes.  Each Party shall document all non-clinical studies in formal written study reports according to applicable Laws and national and international guidelines (e.g., ICH and GLP).  Neurocrine shall have the right to review and copy such records maintained by Xenon at reasonable times and to obtain access to the original documents to the extent reasonably necessary for regulatory and patent purposes.

4.8. Research Reports.  Xenon shall keep Neurocrine reasonably informed of its progress under the Research Program, and upon request provide Neurocrine with copies of all data and results generated by or on behalf of Xenon in the course of performing the Research Program.  Each Party shall provide the JSC with reports detailing its Research Program activities and the results of such activities at each regularly scheduled JSC meeting.  The Parties shall discuss the status, progress and results of the Research Program at JSC meetings.

4.9. University Collaborators.  Neurocrine acknowledges that as of the Effective Date, Xenon has entered into agreements with academic institutions to conduct specified research using certain Compounds, as listed on Exhibit K, and that Xenon may enter into similar agreements after the Effective Date solely as and to the extent set forth on Exhibit K (collectively, the “Academic Agreements”).  Except to the extent prohibited under an Academic Agreement, Xenon shall keep Neurocrine reasonably informed of the activities under the Academic Agreements, including by providing copies of any proposed publication or presentation of the results of such research and any invention disclosure of inventions made under such research, in each case within [†] days after Xenon’s receipt thereof from the counterparty to any Academic Agreement.  Neurocrine shall have the right to require Xenon to exercise its rights under the Academic Agreements with respect to reviewing and commenting on publications and presentations and exercising options or other rights with respect to intellectual property arising thereunder (subject to Section 9.6 with respect to any such intellectual property to be in-licensed by Xenon).

4.10. Materials.

(a)

During the Research Term or thereafter, in order to facilitate the conduct of the Research Program or the performance of other activities under this Agreement, either Party may provide to the other Party certain biological materials or chemical compounds owned by the supplying Party for use by the other Party, but excluding any Inventory transferred under Section 6.11 (such materials or compounds, collectively, “Materials”).  All such Materials shall remain the sole property of the supplying Party.

(b)	The Materials-receiving Party agrees that the Materials:
(i)	shall be used only in the fulfillment of obligations or exercise of rights under this Agreement and solely under the control of the receiving Party;
(ii)	shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party;
(iii)	shall be returned or destroyed immediately upon the request of the supplying Party; and
(iv)	shall not be used in research or testing involving human subjects, in Clinical Trials, or for diagnostic purposes involving humans.
(c)

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE MATERIALS SUPPLIED UNDER THIS SECTION 4.10 ARE SUPPLIED IN “AS IS” CONDITION WITH NO WARRANTY, EXPRESS OR IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT, EXCLUSIVITY, OR FITNESS FOR A PARTICULAR PURPOSE.  ANY MATERIALS DELIVERED PURSUANT TO THIS SECTION 4.10 ARE UNDERSTOOD TO BE EXPERIMENTAL IN NATURE AND MAY HAVE HAZARDOUS PROPERTIES.  THE MATERIALS-RECEIVING PARTY WILL HANDLE THE MATERIALS ACCORDINGLY, AND WILL USE PRUDENCE AND APPROPRIATE CAUTION IN ANY EXPERIMENTAL WORK, SINCE NOT ALL OF THE MATERIALS’ CHARACTERISTICS MAY BE KNOWN.

4.11. Subcontractors.  Xenon shall not subcontract any of its obligations under this Agreement to a Third Party without the prior written consent of Neurocrine, which shall not be unreasonably withheld, conditioned or delayed.  Neurocrine may perform its activities under the Research Program and its Development and Commercialization activities through one or more subcontractors.  Upon any permitted subcontracting by a Party, such Party shall remain responsible for the work delegated to, and payment to, its subcontractors to the same extent it would if it had done such work itself, and shall enter into a written agreement with each subcontractor that is consistent with this Agreement, including provisions relating to confidentiality, non-use and intellectual property.

4.12. Consequences of the End of the Research Term.  From and after the expiration of the Research Term, Xenon will have no obligation to perform any further activities in furtherance of the Research Program.

Article 5
Initial Development Program

5.1. Initial Development Program.  Subject to the terms and conditions of this Agreement, the Parties will conduct a collaborative Development program for XEN901 and the DTCs under the direction of the JSC.  Such program will include:  (i) completion of any preclinical and clinical studies that are ongoing as of the Effective Date of any XEN901 Product and the two (2) DTC Products selected by the JSC pursuant to Section 3.1(h) as Development Candidates, (ii) a pharmacokinetic drug-drug interaction and food effect Phase 1 Clinical Trial of a XEN901 Product to examine the adequacy of a new pediatric formulation, and (iii) all preclinical studies of two (2) DTC Products containing the two (2) DTCs designated as Development Candidates by the JSC pursuant to Section 3.1(h), in each case, to the extent such preclinical studies are required to support IND submission and preparation of an IND for each such DTC Product (the “Initial Development Program”).

5.2. Initial Development Plans.  The Initial Development Program shall be conducted pursuant to two (2) Initial Development Plans, one (1) for XEN901 and one (1) for the two (2) DTCs designated as Development Candidates.  If the terms of an Initial Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.  From time to time (and no less frequently than once per calendar quarter), as set forth in Section 3.1(j), the JSC shall review each of the Initial Development Plans and, as appropriate, and to the extent necessary, prepare and approve amendments thereto.  Upon JSC approval of any amendment or modification to an Initial Development Plan, the JSC will attach such amended or modified Initial Development Plan to the minutes of the JSC meeting at which the same is approved and provide a copy of such minutes to each Party within [†] days.

(a)

DTC Development Plan.  The Initial Development Plan for the DTCs designated as Development Candidates (the “DTC Initial Development Plan”) will, at a minimum: (i) allocate activities between the Parties, (ii) set forth the timeline and details of all preclinical activities to be conducted by the Parties to support IND submission for each of the two (2) DTC Products and preparation of an IND for each of the two (2) DTC Products and (iii) identify the Third Party vendors approved by the JSC who may be utilized by either Party in connection with the performance of activities allocated to such Party pursuant to the foregoing subclause (i).  Within [†] days after designation of the first DTC as a Development Candidate by the JSC pursuant to Section 3.1(h), the Parties will prepare and agree upon, such agreement not to be unreasonably withheld, conditioned or delayed, an initial DTC Initial Development Plan, and within [†] days after designation of the second DTC as a Development Candidate by the JSC pursuant to Section 3.1(h), the Parties will prepare and agree upon, such agreement not to be unreasonably withheld, conditioned or delayed, an amendment to the initial DTC Initial Development Plan to include activities and related required information for the second DTC.

(b)

XEN901 Initial Development Plan.  The Initial Development Plan for XEN901 (the “XEN901 Initial Development Plan”) will, at a minimum, set forth the timeline and details of the completion of any preclinical and clinical studies by Xenon of any XEN901 Product that are ongoing as of the Effective Date.  The XEN901 Initial Development Plan will include a detailed budget setting forth all FTE Costs and out-of-pocket costs to be incurred by Xenon to conduct its activities thereunder (the “XEN901 Development Budget”).  As of the Effective Date, the Parties have agreed upon an initial XEN901 Initial Development Plan, including XEN901 Development Budget, which is attached to this Agreement as Exhibit L.

5.3. Development Efforts.  Xenon shall use Xenon’s Commercially Reasonable Development Efforts, and Neurocrine shall use Neurocrine’s Commercially Reasonable Efforts, to conduct the Development activities assigned to such Party under the Initial Development Plans.  Each Party shall conduct such activities in accordance with the timelines in the Initial Development Plans, in good scientific manner and in compliance with all applicable Laws.

5.4. Development Costs.  Each Party shall be solely responsible for all costs such Party incurs to conduct its activities under the Initial Development Plans; provided that (a) Neurocrine shall reimburse Xenon for the FTE Costs and out-of-pocket costs incurred by Xenon in accordance with the XEN901 Development Budget to conduct its activities under the XEN901 Initial Development Plan, as provided in Section 8.2, and (b) the JSC may determine that Neurocrine will reimburse Xenon’s FTE Costs and out-of-pocket costs to conduct any particular activities under the DTC Initial Development Plan, in which case the JSC will prepare a budget for such activities and Neurocrine will reimburse such costs as provided in Section 8.2.  For clarity, Xenon shall be solely responsible for all of Xenon’s FTE Costs and out-of-pocket costs incurred in connection with its performance of activities pursuant to the DTC Initial Development Plan, except as provided in the preceding clause (b).

5.5. Development Records.  Each Party shall maintain complete, current and accurate records of all activities conducted by it under the Initial Development Program, and all data and other information resulting from such activities.  Such records shall be in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes.  Each Party shall document all non-clinical studies and Clinical Trials in formal written study reports according to applicable Laws and national and international guidelines (e.g., ICH, GCP, GLP, and GMP).  Neurocrine shall have the right to review and copy such records maintained by Xenon at reasonable times and to obtain access to the original to the extent necessary for regulatory and patent purposes.

5.6. Data Exchange and Development Reports.  Xenon shall promptly provide Neurocrine with copies of all data and results generated by or on behalf of Neurocrine in the course of performing the Initial Development Program, including, in each case of data arising from Clinical Trials, in a form that is reasonably suitable for Neurocrine to readily conduct statistical analysis using such data or in such other form as the JSC may agree from time to time.  Each Party shall provide the JSC with reports detailing its Initial Development Program activities and the results of such activities at each regularly scheduled JSC meeting.  The Parties shall discuss the status, progress and results of the Initial Development Program at JSC meetings.

5.7. Effect of Completion of the Initial Development Plans.  From and after the completion of the activities allocated to Xenon pursuant to either Initial Development Plan, Xenon will have no obligation to perform any further activities in respect of the Development of XEN901 Products or DTC Products, as applicable to the completed Initial Development Plan, except as otherwise agreed by the Parties in writing.

Article 6
DEVELOPMENT, REGULATORY AND MANUFACTURING

6.1. Subsequent Development.  Except for the activities set forth in the Research Plan, the XEN901 Initial Development Plan, or the DTC Initial Development Plan, Neurocrine shall be solely responsible, at its sole cost and expense (but subject to the Co-Funding Option), for all Development of the Compounds and Products (the conduct of such activities is referred to herein as the “Subsequent Development”), including the conduct of a Phase 1b Clinical Trial (e.g., open-label study in patients) or Phase 2 Clinical Trial of a XEN901 Product in children with SCN8A-EE (as described in the XEN901 Neurocrine Development Plan, the “Proof of Concept Study”).  Notwithstanding the foregoing, the Parties may mutually agree that Xenon will conduct particular activities with respect to the Subsequent Development of XEN901 or a DTC that are not included in an Initial Development Plan, in which case Neurocrine will reimburse all FTE Costs and out-of-pocket costs incurred by Xenon to conduct such activities.

6.2. Subsequent Development Plans.  Neurocrine shall conduct all Subsequent Development of any Compound or Product pursuant to a development plan for such Compound or Product (each, a “Neurocrine Development Plan”).  Each Neurocrine Development Plan will set forth the timeline and summary of all preclinical and clinical activities to be conducted by or on behalf of Neurocrine thereunder with respect to the applicable Product.  The Neurocrine Development Plan for XEN901 (as amended, modified or supplemented, the “XEN901 Neurocrine Development Plan”) will include the timeline and details of the Proof of Concept Study.  As of the Effective Date, Neurocrine has prepared the initial XEN901 Neurocrine Development Plan, which is attached to this Agreement as Exhibit M.  Prior to commencing Subsequent Development of any other Product, Neurocrine shall prepare a Neurocrine Development Plan therefor and submit such Neurocrine Development Plan to the JSC (or, if the JSC has disbanded, to Xenon) for review and discussion.  If the terms of any Neurocrine Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

6.3. XEN901 INDs.

(a)

Neurocrine will be responsible for submitting one (1) or more INDs to the FDA for a XEN901 Product; provided that Neurocrine shall not be obligated to file any such IND if the JSC determines that preclinical toxicity results generated after the Effective Date (e.g., from 6-month GLP toxicokinetic rat studies or 9-month GLP toxicokinetic dog studies) are more likely than not to result in (i) such IND not being accepted by the FDA, (ii) XEN901 being placed on complete or partial clinical hold or (iii) such IND being accepted by the FDA but with non-hold comments such that approved Indications or uses of such XEN901 Product would be limited, for example as a result of concerns with the preclinical safety margin.

(b)

If Neurocrine submits any IND for a XEN901 Product and receives comments from the FDA, and as a result of such comments Neurocrine reasonably believes that XEN901 is no longer capable of being Developed pursuant to the XEN901 Neurocrine Development Plan and as otherwise expected to be Developed by Neurocrine in the exercise of Neurocrine’s Commercially Reasonable Efforts (a “Neurocrine Negative IND Decision”), then Neurocrine shall notify Xenon of such decision within [†] days after receipt of such FDA comments.  Xenon shall notify Neurocrine of its agreement or disagreement with the Neurocrine Negative IND Decision within [†] days after receiving notice thereof from Neurocrine.  If Xenon notifies Neurocrine of its disagreement within such [†] day period, then Neurocrine will provide information reasonably supporting its decision to the JSC, and the JSC will schedule an ad hoc meeting to discuss the matter and will determine whether it agrees with the Neurocrine Negative IND Decision (a “JSC Negative IND Decision”) or disagrees with the Neurocrine Negative IND Decision.  If (i) there is a Neurocrine Negative IND Decision and Xenon either agrees with such decision or fails to notify Neurocrine of its disagreement within the applicable [†]day period or (ii) there is a JSC Negative IND Decision in accordance with Section 3.5, then in either case (i) and (ii), IND Acceptance will not be achieved with respect to the applicable IND.  For clarity, a Neurocrine Negative IND Decision or JSC Negative IND Decision will not create or nullify a presumption that Neurocrine has satisfied Neurocrine’s obligations under Section 6.4.

6.4. Development Efforts; Diligence.  Neurocrine shall use Neurocrine’s Commercially Reasonable Efforts to conduct all Development activities under the Neurocrine Development Plans.  Neurocrine shall conduct such activities in accordance with the timelines in the Neurocrine Development Plans, in good scientific manner and in compliance with all applicable Laws.  Neurocrine shall be solely responsible for all Subsequent Development; provided that Neurocrine shall use Neurocrine’s Commercially Reasonable Efforts to Develop and seek Regulatory Approval for at least two (2) Products in the Field in the Major Markets.  Without limiting the foregoing, following IND Acceptance of an IND for XEN901 in SCN8A-EE, Neurocrine shall use Neurocrine’s Commercially Reasonable Efforts to complete a Phase 2 Clinical Trial of a XEN901 Product in SCN8A-EE.

6.5. Development Records.  Neurocrine shall maintain complete, current and accurate records of all activities conducted by it under the Neurocrine Development Program, and all data and other information resulting from such activities.  Such records shall be in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes.  Neurocrine shall document all non-clinical studies and Clinical Trials in formal written study reports according to applicable Laws and national and international guidelines (e.g., ICH, GCP, GLP, and GMP).

6.6. Development Costs.  Neurocrine shall be solely responsible for all costs it incurs to conduct all Subsequent Development of Compounds and Products, subject to Xenon’s Co-Funding Option as described below.

6.7. Co-Funding Option.  On the terms set forth in this Section 6.7, Xenon shall have the right to exercise the Co-Funding Option as described below with respect to the first of a XEN901 Product or a DTC Product to reach the Co-Funding Notice Period.  Upon the commencement of the Co-Funding Notice Period for one (1) such Product, the Parties’ rights and obligations under this Section 6.7 will terminate with respect to the other such Products.

(a)

For the first Major Indication for which Neurocrine intends to conduct a Phase 3 Clinical Trial of a XEN901 Product or the first Clinical Trial of a DTC Product following a Successful Phase 2 Clinical Trial of such DTC Product, Neurocrine shall prepare a development plan setting forth (i) for XEN901, its protocol for such Clinical Trial as provided to the FDA, (ii) any other Development activities necessary for NDA filing for such Product in such Major Indication, and (iii) activities necessary for the preparation and filing of an NDA for such Product in such Major Indication (the “Final Development Plan” for the applicable Product).  Each Final Development Plan will include a detailed estimated budget of Neurocrine’s internal costs at the FTE Rate and out-of-pocket costs for all such activities.  Neurocrine shall provide the Final Development Plan to Xenon promptly after preparation thereof.

(b)

Subject to the terms and conditions of this Agreement, Neurocrine hereby grants to Xenon the right to elect to co-fund the Development of one (1) Product under the applicable Final Development Plan, and to receive increased royalties on Net Sales of such Product in the U.S. (the “Co-Funding Option”).  Such right shall be exercisable by written notice to Neurocrine delivered during the Co-Funding Notice Period.  Neurocrine shall notify Xenon promptly after the first to occur of the following: (A) receiving FDA approval of the protocol for the Phase 3 Clinical Trial included in the Final Development Plan for a XEN901 Product, or (B) the first Successful Phase 2 Clinical Trial of a DTC Product.  Within [†]days after receipt of such notice from Neurocrine (the “Co-Funding Notice Period”), Xenon shall have the right to exercise the Co-Funding Option for the applicable Product by providing written notice to Neurocrine.  During the Co-Funding Notice Period, Neurocrine shall provide to Xenon all information reasonably requested by Xenon that is in Neurocrine’s possession and Control and that would enable Xenon to make an informed decision as to whether to exercise the applicable Co-Funding Option.

(c)

If Xenon exercises the Co-Funding Option for a Product, then the Parties shall share equally all reasonable and documented costs and expenses that Neurocrine incurs in connection with the Development of such Product in the applicable Major Indication, except to the extent solely related to the Development of such Product for Regulatory Approval outside the United States, from and after the date of Xenon’s exercise of the Co-Funding Option (the “Co-Funded Costs”).  The Co-Funded Costs shall include all pre- and post-launch Development costs incurred by Neurocrine after Xenon’s exercise of the Co-Funding Option that are directly related to Development activities conducted to enable the filing of an NDA with the FDA for the applicable Product and Major Indication, but shall not include costs and expenses that are solely related to the Development of such Product for Regulatory Approval outside the United States.

(d)

If Xenon exercises the Co-Funding Option for a Product, Xenon will pay its share of the Co-Funded Costs pursuant to Section 8.4, and the royalties applicable to Net Sales of the applicable Product in the U.S. will be increased as set forth in Section 8.7(c).

6.8. Subsequent Development Reports.  Neurocrine shall keep Xenon reasonably informed as to the progress and results of its and its Affiliates’ and sublicensees’ Subsequent Development of Products in the Territory.  Without limiting the foregoing, from time to time, and in no event less than within [†] days after the end of each calendar year during the Term, Neurocrine shall provide Xenon with an updated Neurocrine Development Plan for each Product in Development including significant ongoing or upcoming Development activities expected to be performed in the following calendar year and a report that summarizes the Subsequent Development activities performed in the prior calendar year.  In addition, if Xenon has exercised the Co-Funding Option pursuant to Section 6.7, then the Parties shall meet in person no less than once per calendar year during the conduct of activities under the Final Development Plan to discuss the Subsequent Development of the Product for which Xenon has exercised its Co-Funding Option.  Neurocrine’s obligation to provide updated Neurocrine Development Plans to Xenon, and if applicable, to meet in person to discuss progress of the Subsequent Development, will terminate on a Product-by-Product basis following the First Commercial Sale of such Product anywhere in the Territory.

6.9. Voucher.  If the FDA grants Neurocrine a Rare Pediatric Disease Priority Review Voucher in connection with the approval of an NDA for a XEN901 Product (the “Voucher”), then Neurocrine may, at its option: (a) sell the Voucher to a Third Party in an arm’s length transaction, in which case the revenue received from such sale, less any reasonable and documented out-of-pocket costs incurred by Neurocrine in connection with such sale, will be shared [†] between Neurocrine and Xenon, with such payment to be made to Xenon within [†] days after Neurocrine’s receipt of invoice from Xenon, such invoice to be issued after Neurocrine reports such sale to Xenon (which Neurocrine shall do within [†] days after the closing thereof); (b) keep the Voucher for its own use for a product other than a Product, in which case Neurocrine shall pay to Xenon an amount equal to [†] of the intrinsic value of the Voucher, which will equal the average price of the [†] most recent (at the time of Neurocrine’s use of the Voucher) arm’s length sales of a Rare Pediatric Disease Priority Review Voucher for which the sale price was publicly disclosed, such payment to be made within [†] days after Neurocrine’s use of the Voucher; or (c) use the Voucher for a Product, in which case no payments would be due to Xenon.  If Neurocrine has not sold the Voucher or used the Voucher for any product (including a Product) within [†] years after the date the Voucher is granted to Neurocrine, then Neurocrine will make the payment described in the preceding clause (b) to Xenon, where the payment will be based on the [†] most recent publicly disclosed sale prices at the end of such [†] year period.  If the FDA grants Neurocrine a Rare Pediatric Disease Priority Review Voucher in connection with any Product other than a XEN901 Product, Neurocrine will retain all rights to such voucher without any payment or other obligations to Xenon.

6.10. Regulatory.

(a)

Neurocrine will be the regulatory sponsor and will be solely responsible for all regulatory activities under this Agreement, except for any activities specifically allocated to Xenon under the Research Plan or the Initial Development Plans.  In no event shall Xenon submit any Regulatory Materials to any Regulatory Authority, or communicate with any Regulatory Authority, with respect to any Compound or Product without Neurocrine’s prior written consent.  Neurocrine will own all Regulatory Materials for Compounds and Products, including all NDAs, MAAs and Regulatory Approvals.

(b)

As soon as practicable after the Effective Date, Xenon shall transfer to Neurocrine electronic copies (unless otherwise required by applicable Law) of all Regulatory Materials relating to Compounds and Products, including all INDs.  Upon the completion of such transfer, Xenon shall, and hereby does, assign to Neurocrine all such Regulatory Materials, and shall promptly (and in any case within [†] days) take all steps reasonably necessary to effect the assignment to Neurocrine of all INDs included in such Regulatory Materials, including submitting to any applicable Regulatory Authority a letter or other necessary documentation (with copy to Neurocrine) notifying the Regulatory Authority of the assignment.  Prior to the assignment of any such IND, Xenon shall take all actions reasonably requested by Neurocrine with respect to the maintenance or transfer of such IND.

(c)	Xenon shall provide assistance reasonably requested by Neurocrine in connection with its regulatory activities for Compounds and Products.

6.11. Inventory.  Xenon hereby sells and assigns to Neurocrine, and Neurocrine hereby purchases from Xenon, all of the Inventory, for no additional consideration beyond the consideration set forth in Article 8; provided that Neurocrine will reimburse Xenon for fifty percent (50%) of the documented costs Xenon incurs to a Third Party manufacturer for any Inventory described on Exhibit H that is manufactured after the Effective Date. Xenon may use the Inventory to conduct its activities under the Research Program and the Initial Development Program as provided in the Research Plan and Initial Development Plans.  Xenon will deliver the Inventory DDP (Incoterms 2010) to the location of Neurocrine or its designee as selected by Neurocrine.  Xenon represents and warrants to Neurocrine that (a) the Inventory will meet the applicable specifications set forth on Exhibit N, (b) the Inventory identified as GMP materials on Exhibit H has been manufactured, stored and transported in accordance with GMP and (c) all Inventory has been manufactured, stored and transported in material compliance with all Laws applicable to such item of Inventory.

6.12. Manufacturing.

(a)

Responsibility.  Neurocrine shall be solely responsible, at its sole expense, for the manufacture of all Compounds and Products for use under this Agreement, except as expressly set forth herein (including Material transferred by Xenon under Section 4.10 and Inventory transferred under Section 6.11) or agreed by the Parties in writing.  Exhibit O sets forth Xenon’s agreements with Third Party contract manufacturers for the manufacture and supply of Compounds and Products as in existence as of the Effective Date.  The Parties will determine whether such agreements will be assigned to Neurocrine or whether Xenon will supply to Neurocrine any materials manufactured thereunder.  If the Parties agree that Xenon will supply to Neurocrine any Compound or Product manufactured by Xenon’s Third Party contract manufacturer for use in any Clinical Trial, the Parties shall enter into a commercially reasonable supply agreement and associated quality agreement, under which Neurocrine shall purchase such Compound or Product at a price equal to Xenon’s internal costs (at the FTE Rate) and out-of-pocket costs to manufacture such Compound or Product.  Notwithstanding anything in this Agreement to the contrary, this Section 6.12 shall not constitute an agreement to transfer or assign any agreements by Xenon or any of its Affiliates if an attempted transfer or assignment thereof, without the consent of a Third Party, would constitute a breach or other contravention under any agreement to which Xenon or any of its Affiliates are a party.

(b)

Technology Transfer.  At a time reasonably requested by Neurocrine, Xenon will conduct a Technology Transfer to Neurocrine or its designee to the extent necessary or reasonably useful for the clinical or commercial manufacture of any Compound or Product.  The Parties shall prepare a Technology Transfer plan setting forth the procedures, activities and timelines for such Technology Transfer.  Xenon shall provide reasonable assistance to Neurocrine in connection with such Technology Transfer and any manufacturing process development conducted by Neurocrine, including by making its technical personnel reasonably available to Neurocrine for consultation and introductions to Xenon’s Third Party manufacturer(s) for Compounds and Products.  For clarity, Xenon will conduct such Technology Transfer for each Compound and Product for which Neurocrine requests such transfer.

Article 7
COMMERCIALIZATION

7.1. Commercialization.  As between the Parties, Neurocrine will have the exclusive right to conduct, and will be solely responsible for all aspects of, the Commercialization of Products in the Territory, including: (a) developing and executing a commercial launch and pre-launch plan, (b) manufacturing and supplying Products for commercial use, (c) negotiating with applicable Governmental Authorities and private payors regarding the price and reimbursement status of the Products; (d) marketing and promotion; (e) booking sales and distribution and performance of related services; (f) handling all aspects of order processing, invoicing and collection, inventory and receivables; (g) providing customer support, including handling medical queries, and performing other related functions; and (h) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of Products in the Territory.  As between the Parties, Neurocrine shall bear all costs and expenses incurred in connection with the Commercialization of Products in the Territory.

7.2. Diligence.  Neurocrine shall use Neurocrine’s Commercially Reasonable Efforts to Commercialize each Product in each Major Market in which it receives Regulatory Approval.

7.3. Commercialization Reports.  At least [†] prior to the planned commercial launch of a Product, and annually thereafter following the First Commercial Sale of such Product, Neurocrine shall provide Xenon with a report of Neurocrine’s significant Commercialization activities with respect to such Product in the Major Markets since the last such report.  Such Commercialization reports shall include a summary of Commercialization activities performed in the prior calendar year in the Major Markets and a summary of significant ongoing or upcoming Commercialization activities expected to be performed in the current calendar year in the Major Markets.

Article 8
FINANCIAL PROVISIONS

8.1. Upfront Payments.

(a)	Cash Payment. Neurocrine shall pay to Xenon a one-time upfront payment of thirty million Dollars ($30,000,000) within ten (10) business days after the Effective Date.

(b)

Initial Equity Purchase.  In addition, concurrently with the entry into this Agreement, the Parties shall enter into a share purchase agreement in the form attached hereto as Exhibit P, pursuant to which Neurocrine shall purchase from Xenon, and Xenon shall sell to Neurocrine, subject to Section 8.1(c), that number of Common Shares equal to twenty million Dollars ($20,000,000) (the “Initial Equity Purchase Price”) divided by $14.196, representing one hundred twenty percent (120%) of the closing price for the Common Shares on the Trading Day immediately prior to the public announcement of this Agreement, rounded down to the nearest whole share, for an aggregate purchase price equal to the Initial Equity Purchase Price.

(c)

Share Cap.  In the event the aggregate number of Common Shares purchased or to be purchased under Section 8.1(b), Section 8.3(b) or Section 8.3(c)(ii), once definitively calculated in accordance with such Section(s), would exceed 19.9% of the total number of Common Shares outstanding as of the Effective Date (without assuming the conversion or exercise of any options, warrants or convertible securities) (the “Share Cap”), then the number of Common Shares to be purchased under such Section(s) shall be automatically reduced (and the applicable aggregate purchase price correspondingly decreased) such that the Share Cap would not be so exceeded.

8.2. Reimbursement of Research Costs and XEN901 Initial Development Costs.  Neurocrine shall reimburse the reasonable and documented FTE Costs and out-of-pocket costs incurred by Xenon to conduct its activities under the Research Plan and its activities under the XEN901 Initial Development Plan (and, to the extent determined by the JSC, its activities under the DTC Initial Development Plan) (such costs, collectively, to the extent permitted under the following proviso, the “Reimbursed Costs”); provided that (a) Neurocrine shall not be obligated to reimburse any FTE Costs in excess of the budgeted amount for the applicable activity or any out-of-pocket costs in excess of [†] of the budgeted amount for the applicable activity, and (b) with respect to any amounts payable to a contract research organization, Xenon shall notify Neurocrine promptly upon becoming aware that such amounts exceed or will exceed the budgeted amount, and Neurocrine shall only be obligated to pay any such amounts in excess of [†] of the budgeted amounts to the extent that Neurocrine approves such excess in writing (which approval Neurocrine shall not unreasonably withhold, condition or delay).  Within [†] days after the end of each calendar quarter during which Xenon has incurred any Reimbursed Costs, Xenon shall submit to Neurocrine a reasonably detailed invoice setting forth all such Reimbursed Costs incurred in such calendar quarter.  Upon Neurocrine’s request, Xenon shall promptly provide Neurocrine with reasonable supporting documentation and use good faith efforts to resolve any dispute or inquiry that Neurocrine may have over any amount so invoiced.  Neurocrine shall pay to Xenon the Reimbursed Costs so invoiced (or the undisputed portion thereof) within [†] days after the receipt of each such invoice.  For clarity, any Reimbursed Cost must be incurred in accordance with the Research Plan or the XEN901 Initial Development Plan, and Neurocrine shall have no obligation to reimburse any amount not contemplated by either such plan or in excess of the amounts described above.

8.3. IND Milestone Payment for XEN901 Product.

(a)

Cash Payment.  Prior to any public announcement or disclosure by Neurocrine, and in any event, within [†] days after IND Acceptance, Neurocrine shall notify Xenon in writing if a XEN901 Product achieves IND Acceptance in either SCN8A-EE or a Major Indication, whichever occurs first.  After the receipt of such notice from Neurocrine, Xenon shall submit to Neurocrine an invoice for a payment of (i) if the IND Acceptance is for SCN8A-EE, eleven million two hundred fifty thousand Dollars ($11,250,000) or (ii) if the IND Acceptance is for a Major Indication, four million five hundred thousand Dollars ($4,500,000).  Neurocrine shall pay such amount to Xenon within [†] days after the receipt of such invoice.  For clarity, Neurocrine will pay either the amount in the preceding clause (i) or the amount in the preceding clause (ii) (if any), depending on which IND achieves IND Acceptance first, but not both amounts, except as set forth in Section 8.3(c).

(b)

Milestone Equity Purchase.  In addition, within [†]days after Xenon’s receipt of notice from Neurocrine of IND Acceptance under Section 8.3(a) above, the Parties shall enter into a share purchase agreement in the form attached hereto as Exhibit P, pursuant to which Neurocrine shall purchase from Xenon, and Xenon shall sell to Neurocrine, subject to Section 8.1(c), that number of Common Shares equal to (i) if the IND Acceptance is for SCN8A-EE, thirteen million seven hundred fifty thousand Dollars ($13,750,000) (the “SCN8A-EE Milestone Equity Purchase Price”) or (ii) if the IND Acceptance is for a Major Indication, five million five hundred thousand Dollars ($5,500,000) (the “Major Indication Milestone Equity Purchase Price”), in each case (i) or (ii) divided by one hundred fifteen percent (115%) of the Average 30-Day VWAP immediately prior to the public announcement of the IND Acceptance, rounded down to the nearest whole share, for an aggregate purchase price equal to the SCN8A-EE Milestone Equity Purchase Price or the Major Indication Milestone Equity Purchase Price, respectively.  For clarity, Neurocrine will purchase Common Shares (if at all) having a value of either the amount in the preceding clause (i) or the amount in the preceding clause (ii), depending on which IND achieves IND Acceptance first, but not both amounts, except as set forth in Section 8.3.

(c)

Milestone True-Up.  Notwithstanding anything to the contrary in the preceding Section 8.3(a) and Section 8.3(b), if IND Acceptance first occurs for a XEN901 Product in a Major Indication and subsequently occurs for a XEN901 Product in SCN8A-EE within one (1) year after an IND for SCN8A-EE was first submitted to the FDA (the “Subsequent SCN8A-EE IND Acceptance”), then Neurocrine shall make a true-up cash payment and shall purchase an additional number of Common Shares as follows:

(i)

Neurocrine shall notify Xenon prior to any public announcement or disclosure by Neurocrine, and in any event, within [†] days after Subsequent SCN8A-EE IND Acceptance.  After the receipt of such notice from Neurocrine, Xenon shall submit to Neurocrine an invoice for a payment of six million seven hundred fifty thousand Dollars ($6,750,000).  Neurocrine shall pay such amount to Xenon within thirty (30) days after the receipt of such invoice.

(ii)

Within [†] days after Xenon’s receipt of notice from Neurocrine of Subsequent SCN8A-EE IND Acceptance under Section 8.3(c)(i) above, the Parties shall enter into a share purchase agreement in the form attached hereto as Exhibit P, pursuant to which Neurocrine shall purchase from Xenon, and Xenon shall sell to Neurocrine, subject to Section 8.1(c), that number of Common Shares equal to eight million two hundred fifty thousand Dollars ($8,250,000) (the “Subsequent IND Equity Purchase Price”) divided by one hundred fifteen percent (115%) of the Average 30-Day VWAP immediately prior to the public announcement of the Subsequent SCN8A-EE IND Acceptance, rounded down to the nearest whole share, for an aggregate purchase price equal to the Subsequent IND Equity Purchase Price.

8.4. Co-Funding of Development Costs.  If Xenon exercises the Co-Funding Option under Section 6.7 for either a XEN901 Product or a DTC Product (the “Co-Funded Product”) in a Major Indication, then within [†]days after the end of each calendar quarter during which Neurocrine incurs any Co-Funded Costs, Neurocrine shall submit to Xenon a reasonably detailed invoice setting forth all reasonable and documented Co-Funded Costs actually incurred by Neurocrine in such calendar quarter and invoicing Xenon for its fifty percent (50%) share of such Co-Funded Costs (“Xenon’s Share”).  Upon Xenon’s request, Neurocrine shall promptly provide Xenon with reasonable supporting documentation and use good faith efforts to resolve any dispute or inquiry that Xenon may have over any amount so invoiced.  Xenon shall pay to Neurocrine Xenon’s Share of Co-Funded Costs so invoiced (or the undisputed portion thereof) within [†] days after the receipt of each such invoice.  If Xenon is unable to pay the full amount of Xenon’s Share of the Co-Funded Costs, then Xenon shall have [†] months after the original due date to pay all past due amounts of Xenon’s Share of Co-Funded Costs to Neurocrine; provided that if any milestone payment or royalty payment is due from Neurocrine to Xenon during such [†] month period, Neurocrine shall have the right to offset such past due amounts of Xenon’s Share of Co-Funded Costs against such milestone or royalty payment.  If Xenon does not pay (or Neurocrine does not otherwise fully recover) such past due amount of Xenon’s Share of Co-Funded Costs within such [†] month period, then Neurocrine shall have the right to terminate Xenon’s right to receive increased royalties (as set forth in Section 8.7(c)) upon [†] days written notice to Xenon.  For clarity, upon such termination, Neurocrine shall have no obligation to reimburse any Co-Funded Costs previously paid by Xenon.  If Xenon does pay or Neurocrine fully recovers such past due amounts of Xenon’s Share of Co-Funded Costs within such [†]month period, and Xenon is subsequently unable to pay Xenon’s Share of Co-Funded Costs, then Neurocrine shall have the right to terminate Xenon’s right to receive increased royalties (as set forth in Section 8.7(c) upon [†]days written notice to Xenon, without any [†] month cure period.

8.5. Development Milestone Payments.

(a)

Milestone Events.  Subject to the remainder of this Section 8.5, Neurocrine shall pay to Xenon the Development milestone payments set forth in the table below upon the first achievement of the corresponding milestone event.

Milestone Event for XEN901 Product	Milestone Payment
	[†]	[†]	[†]
[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]
Total (for each Indication)	[†]	[†]	[†]

Milestone Event for DTC Product and Research Product	Milestone Payment
	[†]	[†]
[†]	[†]	[†]
[†]	[†]	[†]
[†]	[†]	[†]
[†]	[†]	[†]
[†]	[†]	[†]
[†]	[†]	[†]
[†]	[†]	[†]
[†]	[†]	[†]
[†]	[†]	[†]
Total (for each Indication)	[†]	[†]

(b)	Milestone Conditions. The development milestone payments under this Section 8.5 shall be subject to the following conditions:
(i)

“Successful” means, with respect to a Clinical Trial, that the results of such Clinical Trial meet the pre-specified primary endpoint(s) set forth in the protocol for such Clinical Trial without a Significant Safety Signal.  Notwithstanding the occurrence of a Significant Safety Signal for a Clinical Trial of a Product in an Indication, if Neurocrine proceeds with the next stage of Development for such Product in such Indication, such Clinical Trial will be deemed to be “Successful” and any unpaid Development milestone payment shall immediately become due and payable, and shall be paid to Xenon in accordance with Section 8.5(c).

(ii)

“Significant Safety Signal” means, with respect to a Clinical Trial of a Product, that the results of such Clinical Trial indicate a safety finding that either (A) is substantially irreversible and/or not monitorable in patients, e.g., neurodegeneration, eye injury or cardiovascular damage, or (B) results in Neurocrine’s decision not to continue the Development of such Product.  For clarity, the occurrence of a Significant Safety Signal with respect to any specific Compound or Product shall in no event relieve Neurocrine from its obligations under Section 6.4.

(iii)

If an NDA is accepted for filing by the FDA for a Product and Indication, and at such time a Phase 3 Clinical Trial has not been conducted for such Product and Indication, then the milestones for the [†] and for [†] for such Product and Indication shall be deemed achieved (and the corresponding milestone payments payable) at the same time as the milestone payment for [†] for such Product and Indication.

(iv)	The Development milestone payments set forth above for a particular Indication are payable only if the relevant Product is Developed in such Indication.
(v)

Each Development milestone payment set forth above shall be due and payable (A) only once for each Product or Compound (i.e., two (2) Products containing the same Compound cannot trigger the same milestone payment for the same Indication), (B) only once for any XEN901 Product and (C) for up to, but no more than, three (3) Products that are not XEN901 Products, i.e., DTC Products and/or Research Products, in each case regardless of how many times such milestone event is achieved and/or the number of Products that achieve such milestone event.

(vi)

The aggregate Development milestone payments under this Section 8.5 shall not exceed three hundred twenty-five million Dollars ($325,000,000) for all XEN901 Products, and shall not exceed seven hundred forty-two million five hundred thousand Dollars ($742,500,000) for all other Compounds.

(c)

Notice and Payment.  Neurocrine shall notify Xenon in writing within [†] days after the first achievement of any Development milestone set forth in this Section 8.5.  After the receipt of such notice from Neurocrine, Xenon shall submit to Neurocrine an invoice for the corresponding Development milestone payment.  Neurocrine shall pay such amount to Xenon within [†]days after the receipt of such invoice.

8.6. Sales Milestones.

(a)

Sales Milestone Events.  Subject to the remainder of this Section 8.6, Neurocrine shall pay to Xenon the sales milestone payments set forth in the table below when the aggregate annual Net Sales of any Product sold in the Territory in a calendar year first reach the corresponding threshold value indicated below.

Annual Net Sales of each Product in the Territory first exceed:	Milestone Payment
[†]	[†]
[†]	[†]
[†]	[†]
[†]	[†]
Total Sales Milestone Payments (per Product)	$150,000,000
(b)	Milestone Conditions. The sales milestone payments under this Section 8.6 shall be subject to the following conditions:
(i)

The annual Net Sales of each Product in the Territory shall be considered separately to determine whether any Net Sales threshold is achieved, and the Net Sales of a Product sold in a country after the expiration of the Royalty Term for such Product in such country shall not be included in the calculation of annual Net Sales to determine whether any Net Sales threshold is achieved.

(ii)

Each sales milestone payment set forth above shall be due and payable for up to four (4) Products and only once for each such Product, regardless of how many times such milestone event is achieved or the number of Products that achieve such milestone event.  The aggregate sales milestone payments under this Section 8.6 shall not exceed six hundred million Dollars ($600,000,000).

(c)

Notice and Payment.  As part of the royalty report in Section 8.7(f), Neurocrine shall provide written notice to Xenon if the aggregate annual Net Sales of any Product in the Territory first reach any threshold value set forth in Section 8.6(a) above during the time period to which such report pertains.  After the receipt of such notice from Neurocrine, Xenon shall submit to Neurocrine an invoice for the corresponding sales milestone payment.  Neurocrine shall pay such amount to Xenon within [†] days after the receipt of such invoice.

8.7. Royalty Payments

(a)

Royalty Rate.  Subject to the remainder of this Section 8.7, Neurocrine shall make quarterly royalty payments to Xenon on the Net Sales of each Product in the U.S. and outside the U.S., as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental, aggregated annual Net Sales of the applicable Product in the U.S. and in the Territory outside the U.S. in the applicable calendar year.

For that portion of annual Net Sales of each Product in the Territory	U.S. Royalty Rate	Ex-U.S. Royalty Rate
(i)For XEN901 Product
less than[†]	[†]	[†]
greater than or equal to[†] but less than[†]	[†]	[†]
greater than or equal to[†] but less than[†]	[†]	[†]
greater than or equal to[†]	[†]	[†]
(ii)For each DTC Product
less than[†]	[†]	[†]
greater than or equal to[†] but less than[†]	[†]	[†]
greater than or equal to[†]	[†]	[†]
(iii)For each Research Product
less than[†]	[†]	[†]
greater than or equal to [†] but less than[†]	[†]	[†]
greater than or equal to[†]	[†]	[†]

(b)

Royalty Term.  Neurocrine’s obligation to pay royalties pursuant to this Section 8.7 shall expire, on a Product-by-Product and country-by-country basis, upon the expiration of the Royalty Term for such Product in such country.

(c)

U.S. Royalty Rate Adjustment for Co-Funding.  If Xenon exercises its Co-Funding Option under Section 6.7, then: (i) if the Co-Funded Product is a XEN901 Product, the U.S. royalty rates for such XEN901 Product set forth in Section 8.7(a)(i) above shall be increased by [†] percentage points in each tier (i.e., the first tier will increase from [†] to [†], the second tier will increase from [†] to [†], and so on); or (ii) if the Co-Funded Product is a DTC Product, then the U.S. royalty rates for such DTC Product set forth in Section 8.7(a)(ii) above shall be increased by [†] percentage points in each tier (i.e., the first tier will increase from [†] to [†], the second tier will increase from [†] to [†], and so on).  For clarity, the foregoing adjustment shall not apply to royalty rates outside the U.S. and shall not apply to any Product that is not the Co-Funded Product.

(d)	Royalty Conditions. The royalty payments under this Section 8.7 shall be subject to the following conditions:
(i)	Only one (1) royalty shall be due with respect to each unit of Product, without regard to whether there is more than one Valid Claim or Patent Rights covering such Product.
(ii)

For the purpose of determining the applicable royalty tiers, the annual Net Sales of each Product in and outside the U.S. shall be aggregated.  Once the applicable royalty rates are determined, they will apply to Net Sales in or outside the U.S. only, as applicable.  For example, if worldwide Net Sales of the XEN901 Product are [†], where [†] of such Net Sales are in the U.S. and [†] of such Net Sales are outside the U.S., royalties will be calculated by applying the U.S. and ex-U.S. royalty rates to the pro rata portion (based on total Net Sales in a calendar year) of Net Sales in each royalty tier, as follows:

Region	Net Sales	%	Deemed Sales < [†]	Royalty Rate	Royalty sub-total	Deemed Sales > [†]	Royalty Rate	Royalty sub-total
US	[†]	[†]	[†]	[†]	[†]	[†]	[†]	[†]
Ex-US	[†]	[†]	[†]	[†]	[†]	[†]	[†]	[†]
Global	[†]	[†]	[†]		[†]	[†]		[†]

Total Royalty Due	Implied Royalty Rate
[†]	[†]
[†]	[†]
[†]	[†]

(iii)

In addition, the Net Sales of a Product sold in a country after the expiration of the Royalty Term for such Product in such country shall not be included in the calculation of annual Net Sales to determine the applicable royalty tiers.

(e)	Royalty Reductions.
(i)

If, during any calendar quarter in the Royalty Term for a Product and country, (A) following the entry of a Generic Product to such Product in such country, the Net Sales in such country of such Product are at least [†] less than the average Net Sales for such Product in such country over the [†] immediately preceding the launch of such Generic Product, or (B) there is no Covering Claim for such Product in such country, then in each case the royalties payable under Section 8.7(a) or Section 8.7(c), as applicable, on Net Sales of such Product in such country will be reduced by [†] for the period of such Royalty Term that (A) or (B) is applicable.  If such country is outside the U.S., then such royalty reduction will be calculated by determining the portion of total Net Sales of the relevant Product in a calendar quarter that is attributable to the country in which such reduction applies, and by determining the total royalties for the Territory outside the U.S. for such Product without reduction, and then reducing by [†] the applicable portion (based on Net Sales) of such total royalties attributable to the country in which such reduction applies.

(ii)

Neurocrine may deduct on a country-by-country basis from any royalties payable to Xenon under this Section 8.7 with respect to any Product up to [†] of royalties paid by Neurocrine or its Affiliates or sublicensees for any rights to Third Party intellectual property that is used in the Development, manufacture or Commercialization of such Product.

(iii)

Notwithstanding the foregoing in this Section 8.7(e), in no event shall the operation of Section 8.7(e)(i) and Section 8.7(e)(ii), individually or in combination, and on a country-by-country basis, reduce the royalties paid to Xenon with respect to the Net Sales of any Product in any calendar year to less than [†] of the applicable rate (based on the Product, country of sale and whether such Product is a Co-Funded Product) for the lowest Net Sales tier set forth in Section 8.7(a) or Section 8.7(c) (if such Product is a Co-Funded Product).  Neurocrine may carry forward to subsequent calendar quarters any deduction it is not allowed to take because of the limitations set forth in this Section 8.7(e)(iii).

(f)

Royalty Reports and Payment.  Within [†] days after the end of each calendar quarter, commencing with the calendar quarter during which the First Commercial Sale of the first Product is made anywhere in the Territory, Neurocrine shall provide Xenon with a statement, on a Product-by-Product and country-by-country basis, of the amount of gross sales and Net Sales of each Products in each country during the applicable calendar quarter, the applicable exchange rates, and a calculation of the amount of royalty payment due on such sales for such calendar quarter, including any royalty reductions and deductions under Section 8.7(e).  Concurrent with the delivery of the applicable quarterly report, Neurocrine shall pay Xenon in Dollars all royalties owed with respect to Net Sales for such calendar quarter.

8.8. Third Party Payment Obligations.  Subject to Section 8.7(e)(ii) and Section 9.6, each Party shall be responsible for the payment of royalty, milestone and other payments due to Third Parties under any agreements between such Party (or its Affiliates) and Third Parties on account of Neurocrine’s and its Affiliates’ and sublicensees’ Development, manufacture and Commercialization of Products in the Field in the Territory.  Without limiting the foregoing, Xenon shall be solely responsible for all payments due under the Genentech License. In the event that Xenon has failed to make any payment on account of Neurocrine’s or its Affiliate’s or sublicensee’s sale of any Product when due under the Genentech License, and has failed to cure such non-payment within the applicable cure period under the Genentech License, Xenon will provide notice to Neurocrine at least [†] days prior the end of the applicable cure period and Neurocrine shall have the right, but no obligation, to pay any such royalties directly to Genentech and to deduct any such royalties paid to Genentech against any payments to Xenon under this Agreement.

8.9. Currency; Exchange Rate.  All payments to be made by a Party to the other Party under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from the Party receiving the payment.  The rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be the rate used by Neurocrine or Xenon, as applicable, in its financial reporting in accordance with applicable GAAP or other standard as then-used by Neurocrine or Xenon, as applicable.

8.10. Late Payments.  If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due from the due date until the date of payment at a per-annum rate of prime (as reported in The Wall Street Journal (U.S., Eastern Edition) plus [†] points or the maximum rate allowable by applicable Law, whichever is less.

8.11. Taxes.

(a)

Taxes on Income.  Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

(b)

Tax Cooperation.  The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments and other payments made under this Agreement.  The Parties also agree to cooperate with one another and use reasonable efforts to provide information necessary for any U.S. federal, state, or local tax compliance obligations related to any payments made under this Agreement. To the extent a Party is required to deduct and withhold taxes on any payment to the other Party, such Party shall deduct the amounts of such taxes from the payment, pay such amounts to the proper Governmental Authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such withholding sufficient to enable the other Party to claim such payment of taxes.  The Party receiving the payment shall provide the Party making the payment any tax forms that may be reasonably necessary in order for the Party making the payment not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.  Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

8.12. Financial Records and Audit.

(a)

Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of Reimbursed Costs, Co-Funded Costs, Net Sales, royalty payments and other amounts payable under this Agreement and to verify the achievement of sales milestone events under this Agreement.  For a period of [†] years from the creation of individual records, upon reasonable prior notice, such records shall be made available to the other Party during regular business hours for examination at the auditing Party’s expense, and not more often than once each calendar year, by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying for the auditing Party the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, under this Agreement.  Any such auditor shall not disclose the audited Party’s confidential information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments under this Agreement.

(b)

Any amounts shown to be owed but unpaid, or overpaid and in need of reimbursement, shall be paid or refunded (as the case may be) within [†] days after the accountant’s report.  If the audited Party is the Party that is required to make such additional payment or refund, the audited Party shall also pay interest (as set forth in Section 8.10) on such underpayment by or overpayment to the audited Party from the original due dates.

(c)

The auditing Party shall bear the cost of such audit unless such audit reveals an overpayment to, or an underpayment by, the audited Party that resulted from a discrepancy in the financial report provided by the audited Party, which underpayment or overpayment was more than [†] of the amount actually due for the audited time period, in which case the audited Party shall reimburse the auditing Party for the costs for such audit.

Article 9
INTELLECTUAL PROPERTY RIGHTS

9.1. Inventions.

(a)

Ownership.  Ownership of all Know-How arising under this Agreement shall be based on inventorship as determined in accordance with the rules of inventorship under United States patent laws.  Each Party shall solely own any Know-How discovered, developed, invented or created solely by or on behalf of such Party or its respective Affiliates or Third Parties acting on its behalf as a result of exercising such Party’s rights or performing its obligations under this Agreement.  The Parties shall jointly own any Joint Inventions.  Except to the extent either Party is restricted by the licenses granted to the other Party or exclusivity obligations under this Agreement, each Party shall be entitled to practice, license, assign and otherwise exploit the Joint Inventions and Joint Patent Rights without the duty of accounting or seeking consent from the other Party.

(b)

Disclosure.  Each Party shall promptly disclose to the other Party all Know-How made by such Party to which the other Party has a license hereunder during the Term, and all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents or independent contractors relating to such Know-How, and shall also respond promptly to reasonable requests from the other Party for additional information relating to such Know-How.

(c)

Personnel Obligations.  Each employee, agent or independent contractor of a Party or its respective Affiliates performing work under this Agreement shall, prior to commencing such work, be bound by written invention assignment obligations, including: (i) promptly reporting any invention, discovery, process or other intellectual property right; (ii) presently assigning to the applicable Party or Affiliate all of his or her right, title and interest in and to any invention, discovery, process or other intellectual property; (iii) cooperating in the preparation, filing, prosecution, maintenance and enforcement of any patent and patent application; and (iv) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement.  It is understood and agreed that such invention assignment agreement need not reference or be specific to this Agreement.

(d)	Joint Research Agreement. This Agreement is a joint research agreement within the meaning of pre-AIA 35 U.S.C. § 103(c) and AIA 35 U.S.C. § 102(c).

9.2. Patent Prosecution.

(a)	Xenon Patent Rights and Joint Patent Rights.
(i)

As between the Parties, Neurocrine shall have the first right to file, prosecute and maintain all Xenon Patent Rights and all Joint Patent Rights in the Territory, at its sole cost and expense.  For the purpose of this Article 9, “prosecution” shall include any post-grant proceeding, including supplemental examination, post grant review proceeding, inter parties review proceeding, patent interference proceeding, opposition proceeding, reissue and reexamination.  Xenon shall provide all information reasonably requested by Neurocrine from time to time in connection with Neurocrine’s prosecution of the Xenon Patent Rights and Joint Patent Rights.

(ii)

As soon as practicable after the Effective Date, Xenon shall transfer the existing, complete patent files for all Xenon Patent Rights to Neurocrine, shall file all documents necessary to transfer correspondence with the U.S. Patent and Trademark Office and other applicable patent authorities to Neurocrine and shall give Neurocrine’s patent counsel power of attorney thereto.  Xenon shall cooperate with Neurocrine in the transfer of all prosecution and maintenance responsibilities relating to the Xenon Patent Rights.

(iii)

Neurocrine shall keep Xenon reasonably informed of the status of all Xenon Patent Rights and Joint Patent Rights and the scope and progress of its filing, prosecution and maintenance of such Patent Rights, on at least a quarterly basis.  Neurocrine shall consider in good faith all comments and recommendations of Xenon with respect to such activities.

(iv)

Neurocrine shall notify Xenon of any decision not to file, to cease prosecution or maintenance of, or not to continue to pay the expenses of prosecution and maintenance of any Xenon Patent Rights or Joint Patent Rights in any jurisdiction in the Territory, in each case without filing any other Patent Rights in such jurisdiction disclosing the same subject matter and having the same priority claim as the first Patent Rights.  Neurocrine shall provide such notice at least [†] days prior to any filing or payment due date, or any other due date that requires action, in connection with such Xenon Patent Rights or Joint Patent Rights.  In such event, Neurocrine shall permit Xenon, at its discretion and at its sole expense, to file or to continue prosecution or maintenance of such Xenon Patent Rights or Joint Patent Rights.  Xenon’s prosecution or maintenance of such Xenon Patent Rights or Joint Patent Rights shall not change the Parties’ respective rights and obligations under this Agreement with respect to such Xenon Patent Rights other than as expressly set forth in this Section 9.2(a)(iv).

(b)	Patent Rights Covering Neurocrine’s Sole Inventions. Neurocrine shall have the sole right to file, prosecute and maintain all Neurocrine Patent Rights in the Territory, at its sole cost and expense.
(c)

Cooperation.  Each Party shall provide the other Party, at the other Party’s request and expense, all reasonable assistance and cooperation in the patent prosecution efforts under this Section 9.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such filing, prosecution or maintenance.

9.3. Patent Enforcement.

(a)	Product Infringement of Xenon Patent Rights and Joint Patent Rights.
(i)

Each Party shall notify the other promptly after becoming aware of (A) any alleged or threatened infringement by a Third Party of any Xenon Patent Right or Joint Patent Right, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) with respect to any Product or similar provisions in other jurisdictions (a “Patent Certification Notice”), or (B) any declaratory judgment action by a Third Party that is developing or commercializing a Compound or Product alleging the invalidity, unenforceability or non-infringement of any Xenon Patent Right or Joint Patent Right ((A) or (B), “Product Infringement”).

(ii)

Neurocrine shall have the first right to bring and control any legal action in connection with any Product Infringement in the Territory at its own expense and as it reasonably determines appropriate, and Xenon shall have the right to be represented in any such action by counsel of its choice.  If Neurocrine does not bring such legal action within [†] days after the notice provided pursuant to Section 9.3(a)(i) or in the case of a Patent Certification Notice, within [†] days of receipt of the same, then upon Neurocrine’s written consent, Xenon shall have the right to bring and control any legal action in connection with such Product Infringement in the Territory at its own expense.

(iii)

At the request and expense of the Party bringing the action under Section 9.3(a)(ii), the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required.  In connection with any such proceeding, the Party bringing the action under Section 9.3(a)(ii) shall not enter into any settlement admitting the invalidity of, or otherwise impairing the other Party’s rights in, the Xenon Patent Rights or Joint Patent Rights without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

(iv)

Any recoveries resulting from enforcement action under Section 9.3(a)(ii) relating to a Product Infringement in the Territory shall be first applied against payment of each Party’s costs and expenses in connection therewith.  Any such recoveries in excess of such costs and expenses shall be shared by the Parties as follows: if Neurocrine is the Party bringing the action, Neurocrine will retain such excess recoveries, which will be deemed Net Sales of the applicable Product subject to royalty payments to Xenon under Section 8.7, and if Xenon is the Party bringing the action, Xenon will receive [†] and Neurocrine will receive [†] of such excess recoveries.

(b)

Other Infringements.  Xenon shall have the exclusive right to bring and control any legal action to enforce the Xenon Patents against any infringement that is not a Product Infringement, at its own expense and as it reasonably determines appropriate.  Neurocrine shall have the exclusive right to bring and control any legal action to enforce the Neurocrine Patent Rights against any infringement, at its own expense and as it reasonably determines appropriate.

(c)

Joint Patent Rights.  Each Party shall notify the other promptly after becoming aware of any alleged or threatened infringement by a Third Party of any Joint Patent Right that is not a Product Infringement.  The Parties will confer promptly thereafter to determine a course of action, and if the Parties fail to agree, each Party shall have the right to enforce such Joint Patent against such infringement.

9.4. Orange Book Listing. Neurocrine and Xenon shall discuss in good faith the Patent Rights (including Xenon Patent Rights, Neurocrine Patent Rights, Joint Patent Rights or other Patent Rights) that will be included in the Orange Book maintained by the FDA or similar or equivalent patent listing source, if any, in other countries in the Territory for Products, provided that Neurocrine shall have the sole right to determine which Patent Rights will be included, after considering Xenon’s comments in good faith.  Xenon will provide such assistance as may be reasonably requested by Neurocrine in connection with such listing.

9.5. Patent Term Extensions. The Parties shall cooperate in obtaining patent term restoration (under but not limited to the U.S. Drug Price Competition and Patent Term Restoration Act and its foreign equivalents), supplemental protection certificates or their equivalents, and patent term extensions with respect to the Xenon Patent Rights and Joint Patent Rights in any country and/or region where applicable.  Subject to the exercise of Neurocrine’s Commercially Reasonable Efforts, Neurocrine shall determine which Xenon Patent Rights, Joint Patent Rights and Neurocrine Patent Rights it shall apply to extend in any country or region in the Territory for any Product, and shall file for such extension at Neurocrine’s cost and expense.  Xenon shall provide all assistance reasonably requested by Neurocrine in connection with such filings.

9.6. Third Party Technology.

(a)

If either Party becomes aware of any Third Party’s Patent Rights or Know-How that are necessary or useful to Develop, manufacture or Commercialize in the Field any Compound or Product (collectively, “Third Party Technology”), such Party shall promptly notify the other Party, and the Parties shall promptly thereafter meet to discuss such Third Party Technology.

(b)

Neurocrine shall have the first right (but no obligation) to attempt to obtain a license to any Third Party Technology, and shall notify Xenon in writing prior to initiating licensing negotiations for any such Third Party Technology.  If Neurocrine elects not to obtain any such license, then Xenon shall have the right (but no obligation) to negotiate and enter into a license agreement with such Third Party with respect to such Third Party Technology; provided that Xenon shall not enter into any such license unless the Third Party Technology so licensed, to the extent otherwise within the scope of the definition of Xenon Licensed IP, would be Controlled by Xenon; and provided further that Xenon shall notify Neurocrine in writing prior to initiating licensing negotiations for any such Third Party Technology, and prior to entering into such license agreement, Xenon shall provide Neurocrine with a copy thereof and reasonable opportunity to comment thereon and shall consider all such comments of Neurocrine in good faith and shall not enter into such license agreement without Neurocrine’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed.

(c)

If Xenon enters into any agreement with a Third Party after the Effective Date under which it obtains a license from such Third Party to Third Party Technology that is necessary or useful to Develop, manufacture or Commercialize any Compound or Product, then if Neurocrine desires to obtain a sublicense thereunder, the Parties shall negotiate in good faith and determine an allocation between the Parties of any payments thereunder that are owed to such Third Party on account of Neurocrine’s Development, manufacture or Commercialization of Products.

9.7. Trademarks.  Neurocrine shall have the right to brand Products using Neurocrine related trademarks and any other trademarks and trade names it determines appropriate, which may vary by country or within a country (“Product Marks”).  Neurocrine shall own all rights in the Product Marks and shall have the sole right to register and maintain the Product Marks in the countries and regions that it determines, at Neurocrine’s cost and expense.

Article 10
REPRESENTATIONS AND WARRANTIES

10.1. Mutual Representations and Warranties.

  Each Party hereby represents and warrants to the other Party as follows:

(a)	Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated.
(b)

Corporate Power, Authority and Binding Agreement.  As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

10.2. Additional Representations, Warranties and Covenants of Xenon. Xenon represents and warrants and, as applicable, covenants to Neurocrine as follows, as of the Effective Date:

(a)

Title; Encumbrances.  Except for the Xenon Know-How that is licensed to Xenon pursuant to the Genentech License and the Xenon Know-How and Xenon Patent Rights that are licensed to Genentech pursuant to the Genentech License, Xenon is the sole owner of the entire right, title and interest in and to all Xenon Licensed IP existing as of the Effective Date, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind.  Xenon has the full and legal rights and authority to license to Neurocrine the Xenon Licensed IP as set forth herein.

(b)

Patent Matters.  Exhibit A is an accurate listing by owner, inventor(s), serial number, filing date, country, and status of all Patent Rights owned or in-licensed by Xenon as of the Effective Date that are reasonably necessary or useful for the research, Development, manufacture or Commercialization of any Compound or Product.

(c)

Control.  Xenon Controls and shall Control throughout the Term (i) all Patent Rights and Know-How owned, invented or licensed by Xenon as of the Effective Date that are reasonably necessary or useful for the research, Development, manufacture or Commercialization of any Compound or Product and (ii) all NASA Compounds.

(d)

Validity.  Xenon does not have Knowledge of any fact or circumstance that would cause Xenon to reasonably conclude that any of the Xenon Patent Rights existing as of the Effective Date is, or will be upon issuance, invalid or unenforceable.

(e)	Inventorship. As of the Effective Date, the inventorship of each Xenon Patent Right existing as of the Effective Date is properly identified on each patent and patent application.
(f)

Good Standing.  All official fees, maintenance fees and annuities for the Xenon Patent Rights have been paid and all administrative procedures with Governmental Authorities have been completed for the Xenon Patent Rights such that such Patent Rights are subsisting and in good standing.

(g)

Duty of Disclosure.  Xenon has disclosed to Neurocrine in writing (i) all information that is (A) known to any individual associated with the filing or prosecution (as defined in 37 C.F.R. § 1.56(c)) of the Xenon Patent Rights (excluding patent counsel outside the U.S.) and (B) material to patentability of the Xenon Patent Rights (as defined in 37 C.F.R. § 1.56(b)), or that would be considered material to patentability as defined in 37 C.F.R. § 1.56(b) but for an exception under 35 U.S.C. § 102(b), and (ii) an indication to which Xenon Patent Rights each piece of such information relates.

(h)	Prior Art. To Xenon’s Knowledge, there is not any reference or prior art that would anticipate the issuance of any claim as currently pending as of the Effective Date in any Xenon Patent Rights.
(i)

Notice of Infringement.  Xenon has not received any notice or threat from any Third Party asserting or alleging, and to Xenon’s Knowledge there is no basis for any assertion or allegation, that any use of any Xenon Licensed IP or that any research, manufacture or Development of Compounds or Products by Xenon prior to the Effective Date infringed or would infringe the intellectual property rights of such Third Party.

(j)

Notice of Misappropriation.  Xenon has not received any notice or threat from any Third Party asserting or alleging, and to Xenon’s Knowledge there is no basis for any assertion or allegation, that any use or creation of Xenon Licensed IP or that any research, manufacture or Development of Compounds or Products by Xenon prior to the Effective Date misappropriated the intellectual property rights of such Third Party.

(k)

No Conflicts.  Xenon has not entered and shall not enter into any agreement with any Third Party that is in conflict with the rights granted to Neurocrine under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to Neurocrine under this Agreement, or that would otherwise materially conflict with or adversely affect Neurocrine’s rights under this Agreement.

(l)

Third Party Technology.  To Xenon’s Knowledge, the conduct of the Research Plan and Initial Development Plans in existence as of the Effective Date, and the research, Development, manufacture and Commercialization of Compounds and Products, does not and will not infringe any issued patents of a Third Party, and there are no pending Third Party patent applications that, if issued with the published or currently pending claims, would be infringed by any such activities.

(m)	Third Party Infringement. To Xenon’s Knowledge, no Third Party is infringing or has infringed any Patent Rights in the Xenon Licensed IP or has misappropriated any Know-How in the Xenon Licensed IP.
(n)

No Proceeding.  There are no pending, and to Xenon’s Knowledge, no threatened, adverse actions, suits or proceedings (including interferences, reissues, reexaminations, cancellations, oppositions, nullity actions, invalidation actions or post-grant reviews) against Xenon involving the Xenon Licensed IP or any Compound or Product other than in ordinary course office actions.

(o)

Compliance.  To Xenon’s Knowledge, all discovery, research, Development and manufacture of Compounds and Products by or on behalf of Xenon and its Affiliates prior to the Effective Date was conducted in material compliance with all Laws applicable to the conduct of such activities.

(p)

No Fraudulent Statements.  Neither Xenon nor its Affiliates, nor, to Xenon’s Knowledge, any of its or their respective directors, officers, employees or agents has (i) committed an act, (ii) made a statement or (iii) failed to act or make statement, in any case ((i), (ii) or (iii)), that (x) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the research, Development and manufacture of any Compound or Product or (y) could reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies, with respect to the research, Development and manufacture of any Compound or Product.

(q)

Disclosure.  Xenon has disclosed to Neurocrine prior to the Effective Date all material information related to the Xenon Licensed IP, Compounds and Products, and such material information is complete and accurate in all material respects.

(r)	Genentech.
(i)	Xenon has not granted any rights or licenses to Genentech to develop or commercialize any Compounds.
(ii)

Xenon Controls all Know-How that was generated, licensed or used under the Genentech License, and all Patent Rights claiming such Know-How, in each case that is necessary or useful to exploit Compounds.

(iii)	None of the following Compounds has an [†]: XEN901, any DTC, any Early Compound.
(iv)	No Third Party has any rights to control, be informed of or provide any input with respect to the prosecution of any Xenon Patent Rights.
(v)

Excluding all Academic Agreements, and except as otherwise listed on Exhibit Q, as of the Effective Date Xenon is not a party to any agreement under which (A) it receives a license to any Xenon Licensed IP or (b) any Third Party is granted any rights with respect to Compounds, Products or Xenon Licensed IP (including rights to receive payments).  Xenon has provided true and complete copies of all such agreements (the “Third Party Agreements”) to Neurocrine prior to the Effective Date.

(vi)

Xenon is not in material breach of (and has not received written notice of breach of) the Genentech License or any other Third Party Agreement, and this Agreement is consistent with all Third Party Agreements and Xenon’s obligations thereunder.

(vii)

Xenon will not take or fail to take any action that would constitute a material breach of any Third Party Agreement.  Without Neurocrine’s prior written consent, Xenon will not amend or terminate any of the Third Party Agreements in any manner that would adversely affect the rights granted to Neurocrine under this Agreement.

10.3. Additional Neurocrine  Representations, Warranties and Covenants.

(a)

Disclosure.  Without limiting the representations and warranties herein, Neurocrine has had the opportunity to conduct its due diligence investigation of the Xenon Licensed IP in connection with entering into this Agreement and has conducted an independent investigation of the current condition and status of the Xenon Licensed IP.

(b)

Genentech License.  During the Term, to the extent reasonably necessary for Xenon to comply with its obligations under the Genentech License, Neurocrine shall use commercially reasonable efforts to provide Xenon with such information relating to Neurocrine’s and its Affiliates’ and sublicensees’ sales of Products as may be reasonably requested by Xenon.

10.4. Mutual Covenants.

(a)

No Debarment.  In the course of its activities under this Agreement, neither Party shall use any employee or consultant who has been debarred by any Regulatory Authority or, to such Party’s Knowledge, is the subject of debarment proceedings by a Regulatory Authority.  Each Party shall notify the other Party promptly upon becoming aware that any of its employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.

(b)	Compliance. Each Party and its Affiliates shall comply in all material respects with all applicable Laws in the performance of its obligations and practice of its rights under this Agreement.

10.5. Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

Article 11
INDEMNIFICATION

11.1. Indemnification by Xenon.  Xenon shall defend, indemnify, and hold Neurocrine and its Affiliates and their respective officers, directors, employees and agents (the “Neurocrine Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Neurocrine Indemnitees, resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “Claims”) against such Neurocrine Indemnitees to the extent arising or resulting from: (a) the conduct of the Research Program or Initial Development Program by Xenon or any of its Affiliates or subcontractors; (b) the negligence or willful misconduct of any of the Xenon Indemnitees; (c) Xenon’s breach of any covenant, representation or warranty set forth in this Agreement; or (d) following the termination of this Agreement in its entirety or on a Product-by-Product basis, as applicable, the Development, manufacture or Commercialization of Compounds and Products by or on behalf of Xenon or its Affiliates or the use or practice of the Neurocrine Licensed IP, Compounds or Products by or on behalf of Xenon, its Affiliates or sublicensees (including any Claim arising from any personal injury, death or property damage); except, in each case (a)-(d), to the extent such Claims (i) arise out of or result from a breach by Neurocrine of any covenant, representation or warranty of Neurocrine in this Agreement, or (ii) arise out of or result from the negligence or willful misconduct of any Neurocrine Indemnitees.

11.2. Indemnification by Neurocrine. Neurocrine shall defend, indemnify, and hold Xenon and its Affiliates and their respective officers, directors, employees and agents (the “Xenon Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Xenon Indemnitees, resulting from any Claims against such Xenon Indemnitees to the extent arising or resulting from: (a) the conduct of the Research Program or Initial Development Program by Neurocrine or any of its Affiliates or subcontractors; (b) the Development, manufacture or Commercialization of Compounds and Products by or on behalf of Neurocrine or its Affiliates or the use or practice of the Xenon Licensed IP, Compounds or Products by or on behalf of Neurocrine, its Affiliates or sublicensees (including any Claim arising from any personal injury, death or property damage); (c) the negligence or willful misconduct of any of the Neurocrine Indemnitees; or (d) Neurocrine’s breach of any covenant, representation or warranty set forth in this Agreement; except, in each case (a)-(d), to the extent such Claims (i) arise out of or result from a breach by Xenon of any covenant, representation, or warranty of Xenon in this Agreement, or (ii) arise out of or result from the negligence or willful misconduct of any Xenon Indemnitee.

11.3. Indemnification Procedure.  As a condition to seeking indemnification under Section 11.1 or Section 11.2, a Party (the “Indemnified Party”) shall inform the other Party (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify pursuant to this Article 11 as soon as reasonably practicable after receiving notice of the Claim; provided that any delay in informing Indemnifying Party will relieve the Indemnifying Party of its obligations under this Article 11 only to the extent it is actually prejudiced by such delay.  The Indemnifying Party shall have the right to assume the defense of any such Claim for which it is obligated to indemnify the Indemnified Party.  The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense.  The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party.  Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed.  If the Parties cannot agree as to the application of Section 11.1 or Section 11.2 as to any Claim, pending resolution of the dispute pursuant to Section 14.7, the Parties may conduct separate defenses of such Claim, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 11.1 or Section 11.2 upon resolution of the underlying Claim.

11.4. Mitigation of Loss.  Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 11.  Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

Article 12
CONFIDENTIALITY; PUBLICATION

12.1. Duty of Confidence.  Subject to the other provisions of this Article 12:

(a)

all Confidential Information disclosed by a Party or its Affiliates (the “Disclosing Party”) under this Agreement shall be maintained in confidence and otherwise safeguarded by the receiving Party and its Affiliates (the “Receiving Party”), in the same manner and with the same protection as such Receiving Party maintains its own confidential information; provided that, solely for purposes of obligations under this Article 12, all Know-How generated under the Research Program or the Initial Development Program that relates to a Compound or Product will be treated as Neurocrine’s Confidential Information unless and until the termination (but not expiration) of this Agreement in its entirety, for which Neurocrine is the Disclosing Party and Xenon the Receiving Party;

(b)	the Receiving Party may only use any such Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement;
(c)

the Receiving Party may disclose Confidential Information of the other Party only to those of its and its Affiliates’ employees, directors, agents, contractors, consultants and advisers and, in the case of Neurocrine as Receiving Party, its sublicensees, in each case, who have a need to know for the purposes of, and for those matters undertaken pursuant to, this Agreement (including exercising rights and fulfilling obligations); provided that such Persons are bound by obligations no less stringent than those set forth herein to maintain the confidentiality of the Confidential Information and to use the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement; and

(d)	if Confidential Information is jointly developed, neither Party may disclose such Confidential Information without the consent of the other Party, except as otherwise provided in this Agreement.

12.2. Exceptions.  The foregoing obligations as to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate that such Confidential Information:

(a)

is known by the Receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

(b)	is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;
(c)	is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or
(d)

is developed by the Receiving Party independently and without use of, or reference to, any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

12.3. Authorized Disclosures.  Notwithstanding the obligations set forth in Section 12.1 and Section 12.5, a Party may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary in the following instances:

(a)	filing or prosecuting Patent Rights as permitted by this Agreement;
(b)	prosecuting or defending litigation;
(c)	complying with the listing rules of any exchange on which the Receiving Party’s or its Affiliate’s securities are traded;
(d)	in regulatory filings that the Receiving Party has the right to make under this Agreement;
(e)

to actual or potential investors, acquirors, sublicensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration; provided that in each such case on the condition that such recipients are bound by confidentiality and non-use obligations substantially consistent with those contained in the Agreement (except that the term may be shorter, but at least [†] years); or

(f)

as required by Law, judicial or administrative process, provided that in such event the Receiving Party shall promptly inform the Disclosing Party of such required disclosure to provide the Disclosing Party an opportunity to challenge or limit the disclosure obligations, and use its reasonable efforts to cooperate with the Disclosing Party’s efforts to ensure the continued confidential treatment of such Confidential Information.

Confidential Information that is disclosed pursuant to this Section 12.3 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 12.

12.4. Scientific Publication.  Xenon shall not publish or otherwise publicly disclose any results of studies carried out under this Agreement or prior to the Effective Date related to the Compounds or Products without the prior written approval of Neurocrine, which Neurocrine may grant or withhold in its sole discretion, unless such information has already been publicly disclosed in the same format either prior to the Effective Date or after the Effective Date through no fault of Xenon and otherwise not in violation of this Agreement and remains accurate at the time of re-publication, and except for the publications listed on Exhibit R.  Nothing in this Agreement will restrict, or be deemed to restrict, Neurocrine from publishing the results of any studies conducted hereunder related to Compounds or Products.

12.5. Publicity; Term of Agreement.

(a)

The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 12.5(d) and Section 12.2 and Section 12.3.

(b)	Neurocrine and Xenon have agreed on language of a joint press release announcing this Agreement, which is attached hereto as Exhibit S, to be issued by the Parties promptly after the Effective Date.
(c)

After release of such press release, if either Party desires to make a public announcement concerning the material terms of this Agreement or any activities hereunder, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), except that in the case of a press release or governmental filing required by Law, the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor.  Each such press release shall contain appropriate references to the other Party if so requested.  A Party commenting on such a proposed press release shall provide its comments, if any, within [†] days after receiving the press release for review.  Neither Party shall be required to seek the permission of the other Party to repeat any information that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.5(c), provided such information remains accurate as of such time.

(d)

The Parties acknowledge that either or both Parties may be obligated to file under applicable Laws a copy of this Agreement with the U.S. Securities and Exchange Commission or other Governmental Authorities.  Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof, including trade secret information, to the extent such confidential treatment is reasonably available to such Party.  In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider the other Party’s reasonable comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.

Article 13
TERM AND TERMINATION

13.1. Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated pursuant to Section 13.2, shall continue on a Product-by-Product and country-by-country basis until the expiration of the Royalty Term for such Product in such country.  Upon the expiration of the Royalty Term for a particular Product and country, the license granted by Xenon to Neurocrine under Section 2.1(a) with respect to such Product and country shall become fully-paid, royalty free, perpetual and irrevocable.

13.2. Termination.

(a)

Unilateral Termination by Neurocrine.  Neurocrine may terminate this Agreement, on a Product-by-Product and/or country-by-country basis or in its entirety, for any or no reason, upon ninety (90) days written notice of termination to Xenon (a “Unilateral Termination Notice”) which notice specifies the scope and effective date of such termination; provided that such Unilateral Termination Notice (i) will not be effective with respect to a XEN901 Product until Neurocrine has used Neurocrine’s Commercially Reasonable Efforts to complete  one (1) Phase 2 Clinical Trial for a XEN901 Product, (ii) will not be effective with respect to a DTC Product until Neurocrine has used Neurocrine’s Commercially Reasonable Efforts to complete one (1) Phase 1 Clinical Trial for a DTC Product, and (iii) will not be effective with respect to this Agreement in its entirety until Neurocrine has used Neurocrine’s Commercially Reasonable Efforts to complete both of the trials described in the preceding clauses (i) and (ii).

(b)	Termination by Either Party for Material Breach.
(i)

Material Breach.  Subject to Section 13.2(b)(ii), each Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party materially breaches its obligations, representations or warranties under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within [†] days from the date of such notice; provided that (i) if such breach is capable of cure but is not reasonably capable of cure within such time period, the breaching Party may submit a reasonable cure plan prior to the end of such time period, in which case the other Party shall not have the right to terminate this Agreement for so long as the breaching Party is using commercially reasonable efforts to implement such cure plan, and (ii) if the breach relates to one or more but not all Products and/or countries, then the non-breaching Party will have the right to terminate this Agreement only with respect to such Products and/or countries and not with respect to this Agreement in its entirety.  Neurocrine’s failure to use Neurocrine’s Commercially Reasonable Efforts pursuant to Section 5.3, Section 6.4, or Section 7.2, or failure to make any payment due under Article 8, shall constitute a material breach for purposes of this Section 13.2(b), subject to the right to cure under this Section 13.2(b)(i) and the right to dispute under Section 13.2(b)(ii).  For the sake of clarity, neither a Neurocrine Negative IND Decision nor a JSC Negative IND Decision shall create or nullify the presumption that Neurocrine has satisfied its obligation to use Neurocrine’s Commercially Reasonable Efforts pursuant to Section 5.3, Section 6.4, or Section 7.2, and any determination with respect to whether Neurocrine has satisfied such obligations is expressly outside of the authority and jurisdiction of the JSC.

(ii)

Disputed Material Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 13.2(b)(i), and such alleged breaching Party provides the other Party notice of such dispute within the [†] day cure period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 13.2(b)(i) unless and until the arbitrators, in accordance with Section 14.7, have determined that the alleged breaching Party has materially breached this Agreement and such Party fails to cure such breach within [†] days following such arbitrators’ decision.  It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

13.3. Effects of Termination.

(a)

Upon the termination of this Agreement for any reason, all licenses and other rights granted to Neurocrine under the Xenon Licensed IP shall terminate; provided that if this Agreement is terminated with respect to one (1) or more Products and/or countries but not in its entirety, then such termination will apply only to the terminated Products (“Terminated Products”) and/or terminated countries (“Terminated Territory”).

(b)	In addition, if this Agreement is terminated by Neurocrine pursuant to Section 13.2(a) or by Xenon pursuant to Section 13.2(b), then:
(i)

Neurocrine hereby grants to Xenon, effective as of the effective date of such termination, a worldwide, exclusive license, with the right to grant sublicenses through multiple tiers, under Neurocrine Licensed IP that is reasonably necessary and was actually used by Neurocrine for the Development, manufacture or Commercialization of Terminated Products, to research, Develop, make, have made, use, sell, offer for sale, import, export and otherwise exploit and Commercialize Terminated Products in the Field in the Terminated Territory; provided that if any such Patent Rights or Know-How was in-licensed or acquired from a Third Party and is subject to payment or other obligations to such Third Party, Neurocrine shall promptly disclose such obligations to Xenon in writing and such Patent Rights shall be subject to the license granted in this Section only to the extent Xenon agrees in writing to be bound by such obligations and reimburse all amounts payable to such Third Party following the effective date of termination and as a result of Xenon’s exercise of such license with respect to such Patent Rights or Know-How.  Such license will be royalty-free with respect to any Terminated Product for which a Phase 2 Clinical Trial was not completed prior to the effective date of termination, and otherwise will be royalty-bearing with the royalty rate as follows based on the development stage at the effective date of termination: if a Phase 2 Clinical Trial has been completed but an NDA, MAA or equivalent has not been filed for such Terminated Product, [†], if an MAA, NDA or equivalent has been filed but not approved for such Terminated Product, [†]; if an MAA, NDA or equivalent has been approved for such Terminated Product but First Commercial Sale has not occurred, [†]; and if First Commercial Sale of such Terminated Product has occurred, [†].  The terms of Article 8 will apply to the payment and reporting of such royalties, mutatis mutandis.  Xenon will have the first right, and Neurocrine will have a back-up right, to prosecute any Patent Rights licensed under the foregoing license that Cover Terminated Products and no other compounds or products, under the terms of Section 9.2(a), mutatis mutandis.

(ii)

Neurocrine will use commercially reasonable efforts to assign or otherwise transfer to Xenon all Regulatory Materials and Regulatory Approvals and copies of all clinical and nonclinical data specific to Terminated Products in the Terminated Territory Controlled by Neurocrine or any of its Affiliates.  Neurocrine shall, and shall procure that its Affiliates shall, take such actions and execute such instruments, assignments and documents as may be reasonably requested by Xenon to effect the transfer of rights under such Regulatory Materials and Regulatory Approvals to Xenon.  If applicable Law prevents or delays the transfer of ownership of any such Regulatory Materials or Regulatory Approvals to Xenon, Neurocrine shall grant, and does hereby grant, to Xenon an exclusive (even as to Neurocrine and its Affiliates), irrevocable, perpetual right of access and reference to such Regulatory Materials and Regulatory Approvals for the Terminated Products in the Terminated Territory, and shall cooperate with Xenon to make the benefits of such Regulatory Materials and Regulatory Approvals available to Xenon or its designee(s) with effect from the effective date of such termination.

(iii)

Neurocrine will transfer to Xenon copies of the patent files for (A) all Xenon Licensed IP and (B) all Neurocrine Licensed IP that is exclusively licensed to Xenon pursuant to Section 13.3(b)(i). Neurocrine will disclose to Xenon any Know-How within the Neurocrine Licensed IP under that is exclusively licensed to Xenon pursuant to Section 13.3(b)(i).

(iv)

If this Agreement is terminated with respect to the Territory, then following receipt of written request from Xenon, Neurocrine shall deliver to Xenon all safety data contained in the global safety database for the Terminated Products and promptly transfer control of and responsibility for maintaining the global safety database for the Terminated Products to Xenon.

(v)

If Neurocrine is, as of the effective date of termination of the Agreement, party to any Third Party agreements (excluding license agreements) relating solely to the Development, manufacture or Commercialization of the Terminated Products in the Terminated Territory, then Neurocrine will assign to Xenon any such Third Party agreements requested by Xenon, to the extent it has the right under such Third Party agreements(s) to do so (and will use reasonable efforts to obtain any required consents).  If Neurocrine is not able to assign any such subcontracts, at Xenon’s request, or in the event that any Third Party agreement pertains both to the Terminated Products and to any other product of Neurocrine, Neurocrine shall use reasonable efforts to facilitate negotiations between Xenon and any of Neurocrine’s subcontractors that at the effective date of termination are performing any Development, manufacturing or Commercialization activities with respect to the Terminated Products, subject to Xenon’s agreement to any associated reasonable costs.

(vi)

If this Agreement is terminated with respect to the Territory, then Neurocrine shall transfer to Xenon, at Xenon’s request, any remaining inventory of the Terminated Products, and components thereof and raw materials used by or on behalf of Neurocrine in the manufacture of the Terminated Products that, in each case, are in Neurocrine’s or its Affiliate’s possession as of the effective date of termination at Neurocrine’s cost to procure such inventory; provided, however, that to the extent any such inventory is necessary for Neurocrine to perform its supply obligations under Section 13.3(b)(vii) (if any) after the effective date of termination, then Neurocrine’s inventory transfer obligations under the preceding provisions of this Section shall apply to any inventory that is in Neurocrine’s possession as of the date Neurocrine’s obligations under Section 13.3(b)(vii) expire or terminate (or, if earlier, as of the date that Neurocrine no longer requires such inventory for the performance of such obligations).  Within [†] days after the effective date of termination (or within [†] days after such later date described in the preceding proviso, if applicable), Neurocrine shall notify Xenon (i) of the quantity(ies) and type(s) of the remaining inventory and the cost thereof and (ii) whether any such inventory will need to be relabeled or repackaged to remove any Neurocrine housemarks, and Xenon shall have [†] days after receipt of such notice in which to notify Neurocrine of the quantity(ies) and type(s) of the remaining inventory that Xenon wishes to purchase.  If Xenon does not so notify Neurocrine within the applicable period specified above, or notifies Neurocrine within the applicable period specified above that Xenon elects to purchase less than all of the remaining inventory, then (A) in the case of inventory remaining in Neurocrine’s possession as of the effective date of termination, Neurocrine shall be entitled to elect to continue to sell such inventory for up to [†] months after the effective date of termination, or to destroy such inventory, and (B) in the case of inventory remaining in Neurocrine’s possession as of the date Neurocrine’s obligations under Section 13.3(b)(vii) (as applicable) expire or terminate (or, if earlier, as of the date that Neurocrine no longer requires such inventory for the performance of such obligations), Neurocrine shall destroy such inventory.  Any Terminated Product that is sold by Neurocrine after the effective date of termination pursuant to this Section shall be subject to payment of royalties pursuant to Section 8.7.

(vii)

If this Agreement is terminated with respect to the Territory, Neurocrine shall, at Xenon’s request, use reasonable efforts to facilitate an orderly and prompt transition of any manufacturing of the Terminated Products then being conducted by Neurocrine and any of its Affiliates or Third Party subcontractors to Xenon or its designee.  At Xenon’s request, while such manufacturing activities are transitioned, Neurocrine shall supply Xenon or its designee with the Terminated Products at a price equivalent to Neurocrine’s cost of manufacturing, provided that Neurocrine shall not be obligated to continue to supply the Terminated Products for more than [†] months following the effective date of termination.

(viii)

If, at the date of notice of termination, any Clinical Trial is being conducted by Neurocrine with respect to any Terminated Products in the Terminated Territory, then Xenon shall notify Neurocrine in writing within [†] days after the notice of termination whether Xenon elects to have Neurocrine (i) wind down such trial as soon as practicable, subject to compliance with ethical and legal requirements; or (ii) transfer responsibility for and control of such Clinical Trial to Xenon as soon as practicable.  Neurocrine shall use commercially reasonable efforts to effect such transfer, and Xenon shall use commercially reasonable efforts to assume responsibility for and control of such Clinical Trial as promptly as practicable after the effective date of termination and, in any event, within [†] months following the effective date of termination.  All costs incurred in connection with such Clinical Trial prior to the effective date of termination will be borne solely by Neurocrine and thereafter will be borne solely by Xenon.

(ix)	Neurocrine shall cause to be assigned to Xenon all rights in and to any Product Trademarks solely relating to the Terminated Products in the Terminated Territory.
(x)

Notwithstanding anything to the contrary herein, if any Terminated Product is a Combination Product, then Neurocrine shall not be obligated to grant any licenses or other rights or provide or assign any Regulatory Materials, data or tangible materials to Xenon with respect to the Other Product(s) therein.

(xi)

At the sublicensee’s option, each sublicense granted by Neurocrine or its Affiliates pursuant to a Sublicense Agreement will become a direct license of Xenon, provided that (A) all accrued payment obligations to Neurocrine have been paid by such sublicensee and such sublicensee is not otherwise in breach of such Sublicense Agreement, and (B) such sublicensee agrees in writing to assume all applicable obligations of Neurocrine under this Agreement.

(c)

Upon any termination of this Agreement in its entirety, each Party shall promptly return to the other Party, or destroy and certify such destruction in writing, all Confidential Information of such other Party.

13.4. Alternative to Termination.  If Neurocrine has the right to terminate this Agreement pursuant to Section 13.2(b) for Xenon’s uncured material breach, then in lieu of such termination, Neurocrine may elect, upon written notice to Xenon: (i) to reduce all subsequent payments from Neurocrine to Xenon under this Agreement by fifty percent (50%) or (ii) to terminate this Agreement.

13.5. Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.  Without limiting the foregoing, the provisions of Article 11 and 12, and Sections 4.10, 8.9, 8.10, 8.11, 8.12, 9.1(a), 10.5, 13.3, 13.5, 13.6, 14.3, 14.5, 14.6, 14.7, 14.12, 14.13 and 14.14 shall survive the expiration or termination of this Agreement.

13.6. Termination Not Sole Remedy.  Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

Article 14
GENERAL PROVISIONS

14.1. Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, earthquakes or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party or unavailability of materials related to the manufacture of Compounds or Products.  The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practicable, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.

14.2. Rights in Bankruptcy or Insolvency.  All rights and licenses granted under or pursuant to this Agreement by Xenon are, and shall otherwise be deemed to be, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code and for purposes of Section 365(n) of the U.S. Bankruptcy Code, and of a “right to use intellectual property” as used in the Bankruptcy and Insolvency Act (the “BIA”) and the Companies’ Creditors Arrangement Act (the “CCAA” and, collectively with the BIA and U.S. Bankruptcy Code, the “Bankruptcy Laws”).  The Parties agree that Neurocrine, as licensee of intellectual property and of a right to use intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Laws.  The Parties further agree that in the event of a rejection, disclaimer, or resiliation of this Agreement by Xenon in any proceeding by or against Xenon under any of the Bankruptcy Laws, (a) Neurocrine shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property that are necessary for Neurocrine to practice its license to such intellectual property, which, if not already in Neurocrine’s possession, shall be promptly delivered to it upon its written request therefor, and (b) Xenon shall not interfere with Neurocrine’s rights to such intellectual property, and shall reasonably assist and not interfere with Neurocrine in obtaining such intellectual property and such embodiments of such intellectual property from another entity.  The term “embodiments” of intellectual property means all tangible embodiments of the intellectual property licensed hereunder to the extent of the license scope.  All rights, powers and remedies provided in this Section 14.2 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at Law or in equity (including any of the Bankruptcy Laws) in the event of the commencement of a case under any of the Bankruptcy Laws.

14.3. Assignment.  This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or in whole to its successor in interest in connection with the sale of all or substantially all of its shares or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction.  Any attempted assignment not in accordance with this Section 14.3 shall be null and void and of no legal effect.  Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.  The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

14.4. Severability.  If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such an instance make a good faith effort to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

14.5. Notices.  All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Xenon:

Xenon Pharmaceuticals Inc.
200-3650 Gilmore Way

Burnaby, BC V5G 4WB

Canada

Attn: Legal Affairs Department

legalaffairs@xenon-pharma.com

with a copy to:

Pepper Hamilton LLP

3000 Two Logan Square
Philadelphia, PA 19103

Attn: Rachael M. Bushey, Esq.

If to Neurocrine:

Neurocrine Biosciences, Inc.

12780 El Camino Real

San Diego, CA 92130

Fax: 858-777-3488

Attention: Chief Legal Officer

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice shall be deemed to have been given: (a) when delivered if personally delivered on a business day (or if delivered on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by internationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.  All notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.

14.6. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States without reference to any rules of conflict of laws.

14.7. Dispute Resolution.  The Parties recognize that disputes as to matters arising out of or in connection with this Agreement, including any question regarding its formation, existence, validity or termination, or either Party’s rights or obligations hereunder, but excluding any dispute arising from the JSC, which will be resolved in accordance with Section 3.5 (collectively, “Disputes”) may arise from time to time; provided however, and notwithstanding any decision by the JSC, any disputes regarding an allegation of a Party’s material breach of this Agreement shall be subject to the dispute resolution procedures set forth in this Section 14.7.  It is the objective of the Parties to establish procedures to facilitate the resolution of such Disputes in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 14.7 to resolve any such Dispute if and when it arises.

(a)

Resolution by Executives.  If any Dispute arises, either Party may refer such Dispute to the Executive Officers, who shall meet in person or by telephone within [†] days after such referral to attempt in good faith to resolve such Dispute.  If such matter cannot be resolved by discussion of such officers within such [†] day period (as may be extended by mutual written agreement), such Dispute shall be resolved in accordance with the remainder of this Section 14.7.  The Parties acknowledge that discussions between the Parties to resolve Disputes are settlement discussions under applicable rules of evidence and without prejudice to either Party’s legal position.

(b)

AAA Arbitration.  Any Dispute that is not resolved through Executive Officer negotiations under Section 14.7(a) shall be finally settled by binding arbitration by a panel of three (3) arbitrators pursuant to the then-current Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”), except where they conflict with this Section 14.7, in which case this Section 14.7 shall control.  Each Party shall nominate one (1) arbitrator and the two (2) Party-nominated arbitrators shall then nominate the third arbitrator, who shall serve as the presiding arbitrator, within [†] days after the second arbitrator’s appointment.  The arbitrators shall not be current or former employees or directors, or current stockholders, of either Party or any of their respective Affiliates or sublicensees and each arbitrator shall have at least [†] years of pharmaceutical industry experience.  At the request of a Party, the arbitral tribunal shall have the discretion to order the disclosure of specified documents by the Parties.  Such a request shall identify the document(s) with a reasonable degree of specificity and establish the relevance of the document(s) to the arbitration.

(c)

Seat; Language; Governing Law.  The seat, or legal place, of arbitration shall be San Francisco, CA.  The language of the arbitration shall be English.  The arbitrators will, in rendering their decision, apply the substantive law of the State of New York, without reference to its conflict of laws principles.

(d)

Relief.  Except as otherwise specifically limited in this Agreement, including Section 14.14, the arbitral tribunal shall have the power to grant any remedy or relief that it deems appropriate, whether provisional or final, including injunctive relief.  Each Party retains the right to apply to any court of competent jurisdiction for interim and/or conservatory measures, including pre-arbitral attachments or preliminary injunctions, and any such request shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.  The arbitration award shall be final and binding on the Parties, and the Parties undertake to carry out any award without delay.  Judgment on the award may be entered in any court of competent jurisdiction.

(e)

Costs.  Each Party shall bear its own legal fees.  The arbitrators shall assess their costs, fees and expenses against the Party losing the arbitration unless they believe that neither Party is the clear winner, in which case the arbitrators shall divide such fees, costs and expenses according to their discretion.  The arbitrators, in the arbitrators’ discretion, may award reimbursement of attorney’s fees to the prevailing Party.

(f)

Confidentiality.  The existence and content of the arbitral proceeding, including any rulings or award, shall be kept confidential by the Parties and the arbitrator except to the extent (i) required by applicable Law; (ii) required to protect or pursue a legal right; (iii) required to enforce or challenge an award; or (iv) approved by written consent of the Parties.  Notwithstanding anything to the contrary herein, either Party may disclose matters relating to the arbitration or the arbitral proceedings where necessary for the preparation or presentation of a claim or defense in such arbitration.  The arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information.

(g)

Timing.  The hearing shall commence within [†] days after the selection of the arbitrators.  The award shall be rendered within [†]months of the appointment of the arbitral tribunal, unless the Parties jointly request an extension or the arbitral tribunal determines, in a reasoned decision, that the interest of justice or the complexity of the case requires that such limit be extended.

(h)	Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.
(i)

Patent and Trademark Disputes.  Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patents or trademarks shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

14.8. Entire Agreement; Amendments.  This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof.  Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement.  The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.  The Parties agree that, effective as of the Effective Date, that certain Confidential Disclosure Agreement between the Parties dated March 26, 2019 (the “Confidentiality Agreement”) shall be terminated, and that disclosures made prior to the Effective Date pursuant to the Confidentiality Agreement shall after the Effective Date be subject to the confidentiality and non-use provisions of this Agreement.

14.9. Headings.  The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

14.10. Independent Contractors.  It is expressly agreed that Xenon and Neurocrine shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither Xenon nor Neurocrine shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

14.11. Waiver.  The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

14.12. Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

14.13. Performance by Affiliates.  Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates; and the performance of such obligations or rights by any Affiliate shall be deemed to be the performance by such Party.  Each Party shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Each Party shall be responsible for ensuring the performance of its obligations under this Agreement and any failure of any Affiliate performing obligations of a Party hereunder shall be deemed to be a failure by such Party to perform such obligations.

14.14. Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH OF THE TERMS OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 14.14 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR SECTION 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF Article 12.

14.15. Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

14.16. Business Day Requirements.  In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring business day.

14.17. Counterparts.  This Agreement may be executed in two or more counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of page intentionally left blank}

IN WITNESS WHEREOF, the Parties intending to be bound have caused this License and Collaboration Agreement to be executed by their duly authorized representatives as of the Effective Date.

Xenon Pharmaceuticals Inc. By: /s/ Simon Pimstone Name: Simon Pimstone Title: Chief Executive Officer	Neurocrine Biosciences, Inc. By: /s/ Kevin Gorman Name: Kevin Gorman Title: Chief Executive Officer

Exhibit A

Xenon Patent Rights

Entry	Xenon Ref No. Jurisdiction	Title	Appl. No. Patent No.	Filing Date Issue Date	Inventors	Owner(s)	Status
[†]	[†]	[†]	[†]	[†]	[†]	[†]	[†]

[Redactions continue for 12 pages]

1

Exhibit B

XEN901

[†]

2

Exhibit C

XEN393

[†]

3

Exhibit D

XPC’535

[†]

4

Exhibit E

XPC’391

[†]

5

Exhibit F

Early Compounds

ID	CID	Series	Exemplified in Xenon Patent Filing	Covered by Xenon Patent Filing
[†]	[†]	[†]	[†]	[†]

[Redactions continue for 24 pages]

6

Exhibit G

Excluded Compounds

ID	Series	Exemplified in Xenon Patent Filing	Covered by Xenon Patent Filing
[†]	[†]	[†]	[†]

[Redactions continue for 2 pages]

7

Exhibit H

Inventory (Quantity)

[†]

[†]

Lot Number(s)	Date of Release	GMP Status	Amount Remaining	Stability Data
[†]	[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]	[†]

[†]

Lot Number(s)	Date of Release	GMP Status	Amount Remaining	Strength(s)	Stability Data
[†]	[†]	[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]		[†]

[†]

Lot Number(s)	Date of Release	GMP Status	Amount Remaining	Strength(s)	Stability Data
[†]	[†]	[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]	[†]	[†]

[†]

8

[†]

ID	SSalt Code	Batch*	Current Quantity (g)**	Original Quantity (g)**	Projected change ***
					Amount	Reason	Timeline
[†]		[†]	[†]	[†]
		[†]	[†]	[†]
[†]		[†]	[†]	[†]
		[†]	[†]	[†]	[†]	[†]	[†]
					[†]	[†]	[†]
	[†]	[†]	[†]	[†]
	[†]	[†]	[†]	[†]
[†]		[†]	[†]	[†]
		[†]	[†]	[†]
		[†]	[†]	[†]	[†]	[†]	[†]
		[†]	[†]	[†]

[†]

[†]

[†]

9

Exhibit I

Initial JSC Members

Neurocrine

[†]

Xenon

[†]

10

Exhibit J

Research Plan and Research Budget

Overarching Goals:

• Xenon and Neurocrine will collaborate in the conduct of a research program to discover, identify and develop Research Compounds

• The goal of the Research Program will be to discover back-up and follow-on compounds to XEN901 and XEN393 including from different chemical series, as clinical development candidates

Key Action Items for Research Collaboration:

• Neurocrine and Xenon to work together to complete Research Plan, including defining:

•	Each Party’s tasks and responsibilities over a two-year timeframe (three-year collaboration if parties decide to extend by one year)
•	Specific objectives for years 1 and 2
•	Development Candidate Criteria

[†]

[†]

[†]

Potential Strategy:	Year 1 Budget:
[†]	[†]
[†]	[†]
[†]	[†]

11

Exhibit K

Academic Agreements

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

12

Exhibit L

XEN901 Initial Development Plan

The XEN901 Initial Development Plan includes activities associated with the completion of the Phase 1 PK study, the 6- and 9- month GLP studies and CMC activities associated with manufacturing campaigns for Phase 2 clinical studies.  [†]

Activities	Dollars
[†]
[†]	[†]
[†]	[†]
[†]	[†]
[†]	[†]
[†]	[†]
[†]	[†]

[†]
[†]	[†]
[†]	[†]
[†]	[†]
[†]	[†]

[†]
[†]	[†]
[†]	[†]
[†]	[†]
[†]	[†]
[†]	[†]

[†]	[†]

[†]

[†]

13

Exhibit M

XEN901 Neurocrine Development Plan

[†]

14

Exhibit N

Specifications

[†]

TEST	METHOD	ACCEPTANCE CRITERIA	TESTING FACILITY
[†]	[†]	[†]	[†]

[Redactions continue for 4 pages]

15

Exhibit O

Xenon’s Supply Agreements

[†]

1.	[†] dated January 19, 2016 by and between Xenon Pharmaceuticals Inc. and [†];

2.	[†] dated July 24, 2019 by and between Xenon Pharmaceuticals Inc. and [†];

3.	[†] dated December 17, 2018 by and between by and between Xenon Pharmaceuticals Inc. and [†];
4.	[†] dated October 5, 2017 by and between Xenon Pharmaceuticals Inc. and [†];
5.	[†] dated September 11, 2019 by and between Xenon Pharmaceuticals Inc. and [†];
6.	[†] dated November 12, 2019 by and between Xenon Pharmaceuticals Inc. and [†]; and
7.	[†] dated November 22, 2019 by and between Xenon Pharmaceuticals Inc. and [†]

[†]

1.	[†] dated December 24, 2018 by and between [†] and Xenon Pharmaceuticals Inc.;
2.	[†] dated June 24, 2019 by and between [†] and Xenon Pharmaceuticals Inc.;
3.	[†] dated August 7, 2019 by and between Xenon Pharmaceuticals and [†];
4.	[†] dated August 9, 2019 by and between Xenon Pharmaceuticals and [†];
5.	[†] dated June 26, 2019 by and between Xenon Pharmaceuticals and [†];
6.	[†] dated August 1, 2019 by and between Xenon Pharmaceuticals and [†];
7.	[†] dated July 9, 2019 by and between Xenon Pharmaceuticals and [†];
8.	[†] dated April 26, 2019 by and between Xenon Pharmaceuticals and [†];
9.	[†] dated May 28, 2019 by and between Xenon Pharmaceuticals and [†];
10.	[†] dated September 18, 2019 by and between Xenon Pharmaceuticals and [†]; and
11.	[†] dated October 1, 2019 by and between Xenon Pharmaceuticals and [†]

16

[†]

1.	[†] dated June 28, 2017 by and between Xenon Pharmaceuticals Inc. and [†];
2.	[†] dated January 14, 2019 by and between Xenon Pharmaceuticals Inc. and [†];
3.	[†] dated June 20, 2019 by and between Xenon Pharmaceuticals Inc. and [†];
4.	[†] dated August 16, 2019 by and between Xenon Pharmaceuticals Inc. and [†];
5.	[†] dated August 29, 2019 by and between Xenon Pharmaceuticals Inc. and [†];
6.	[†] dated September 4, 2019 by and between Xenon Pharmaceuticals Inc. and [†];
7.	[†] dated September 25, 2019 by and between Xenon Pharmaceuticals Inc. and [†];
8.	[†] dated October 28, 2019 by and between Xenon Pharmaceuticals Inc. and [†];
9.	[†] dated September 10, 2018 by and between Xenon Pharmaceuticals Inc. and [†];
10.	[†] dated March 12, 2019 by and between Xenon Pharmaceuticals Inc. and [†]; and
11.	[†] dated May 13, 2019 by and between Xenon Pharmaceuticals Inc. and [†]; and
12.	[†] dated June 13, 2019 by and between Xenon Pharmaceuticals Inc. and [†]

17

Exhibit P

Form of Share Purchase Agreement

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), is made as of December 2, 2019 (the “Signing Date”), by and between Neurocrine Biosciences, Inc. (the “Investor”), a Delaware corporation, and Xenon Pharmaceuticals Inc. (the “Company”), a Canadian corporation.

RECITALS

WHEREAS, the Company and the Investor have entered into the Collaboration Agreement; and

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase from the Company, certain common shares, no par value per share, of the Company (the “Common Shares”), in the amount and at a purchase price determined in accordance with the Collaboration Agreement; and

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Investor and the Company agree as follows:

Article 1
Definitions

1.1 Defined Terms.  When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

“2014 Equity Incentive Plan” shall mean the Company’s 2014 Equity Incentive Plan, as amended to date and as the same may be amended and/or restated from time to time.

“2019 Inducement Equity Incentive Plan” shall mean the Company’s 2019 Inducement Equity Incentive Plan, as amended to date and as the same may be amended and/or restated from time to time.

“Affiliate” shall mean, with respect to any Person, another Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if such Person (ii) owns, directly or indirectly, beneficially or legally, more than fifty percent (50%) of the outstanding voting securities or capital stock of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person.  For the purposes of this Agreement, in no event shall the Investor or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates.

“Aggregate Purchase Price” shall mean $20,000,000.

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“Acquisition Transaction” shall mean (i) any sale, license, lease, exchange, transfer or other disposition of the assets of the Company or any subsidiary of the Company constituting more than 50% of the consolidated assets of the Company in any one transaction or in a series of related transactions; or (ii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction or series of related transactions involving the Company or any subsidiary of the Company whereby the holders of voting capital stock of the Company immediately prior to any such transaction hold less than 50% of the voting stock of the Company or the surviving corporation (or its parent company) immediately after the consummation of any such transaction.

“Agreement” shall have the meaning set forth in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean a day on which banking institutions in Burnaby, British Columbia, Canada and San Diego, California, United States are open for business, excluding any Saturday or Sunday.

“Change of Control” shall mean the transfer, in one transaction or a series of related transaction, as a result of which any Person or group of Persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the total voting power of the voting securities of the Company.

“Closing Conditions” shall mean the conditions to Closing set forth in Article 6, Article 7, and Article 8 hereof.

“Collaboration Agreement” shall mean the License and Collaboration Agreement, dated December 2, 2019, between the Investor and the Company.

“Company SEC Documents” shall mean the required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by it under the Securities Act and the Exchange Act, and any required amendments to any of the foregoing, with the SEC.

“DOJ” shall mean the U.S. Department of Justice.

“Effective Date” shall have the meaning given to such term in the Collaboration Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

“LAS” shall mean the Nasdaq Notification Form: Listing of Additional Shares.

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“Law” shall mean any law, statute, rule, regulation, order, judgment or ordinance having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

“Material Adverse Effect” shall mean any change, event or occurrence that, individually or in the aggregate, results in a material adverse effect on the business, or results of operations, assets or condition of the Company and its subsidiaries taken as a whole, provided, however, that no change, event, circumstance, occurrence or development resulting from the following shall be deemed (either alone or in combination) to constitute or shall be taken into account in determining whether there has been a Material Adverse Effect: (A) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles in the United States or interpretations thereof, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (D) earthquakes, hurricanes, floods or other natural disasters, (E) the announcement of this Agreement, the Collaboration Agreement or the transactions contemplated hereby and thereby, (F) any change in the Company’s stock price or trading volume or any failure to meet internal projections or forecasts or published revenue or earnings projections of industry analysts (provided that the underlying events giving rise to any such change shall not be excluded, except to the extent any such event is included in clause (A) through (E) of this definition) or (G) any breach, violation or non-performance by the Investor or any of its Affiliates under the Collaboration Agreement, provided, however, that the events excluded in clauses (A), (B), (C) and (D) shall only be excluded to the extent the effects of such events are not disproportionately adverse on the Company and its subsidiaries as compared to other companies operating in the Company’s industry.

“Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Option Plan” shall mean the Company’s Amended and Restated Stock Option Plan, as amended to date and as the same may be amended and/or restated from time to time.

“Termination Date” shall mean the date that is six months following the Signing Date.

“Third Party” shall mean any Person other than the Investor, the Company or any Affiliate of the Investor or the Company.

“Transfer Agent” shall mean the Company’s transfer agent.

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Article 2
Purchase and Sale of Common Shares

Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to the Investor and the Investor shall purchase from the Company, 1,408,847 Common Shares (the “Purchased Shares”), for the Aggregate Purchase Price.

Article 3
Closing; Deliveries.

3.1 Closing.  The closing of the purchase and sale of the Purchased Shares hereunder (the “Closing”) shall take place remotely via the exchange of documents and signatures at 9:00 a.m. New York City time on the Signing Date, provided that all of the Closing Conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction at such time of such conditions) have been satisfied or waived, or at such other time, date, and location as the parties may agree.

3.2 Deliveries.

(a)

Deliveries by the Company.  At the Closing, or as soon as practicable thereafter, the Company shall deliver, or cause to be delivered, to the Investor the Purchased Shares, registered in the name of the Investor, and the Company shall instruct the Transfer Agent to register such issuance at the time of such issuance.  The Company shall also deliver at the Closing: (i) a certificate in form and substance reasonably satisfactory to the Investor and duly executed on behalf of the Company by an authorized executive officer of the Company, certifying that the conditions to Closing set forth in Article 6 and Section 8.1 hereof have been fulfilled and (ii) a certificate of the secretary or assistant secretary of the Company dated as of the Signing Date certifying (A) that attached thereto is a true and complete copy of the Amended and Restated By-laws of the Company as in effect at the time of the actions by the Board referred to in clause (B) below and on the Signing Date; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby as of the Signing Date; (C) that attached thereto is a true and complete copy of the Company’s Restated Articles of Incorporation as in effect at the time of the actions by the Board referred to in clause (B) above and on the Signing Date; and (D) as to the incumbency and specimen signature of any officer of the Company executing this Agreement on behalf of the Company.

(b)

Deliveries by the Investor.  At the Closing, the Investor shall deliver, or cause to be delivered, to the Company the Aggregate Purchase Price by wire transfer of immediately available United States funds to an account designated by the Company.  The Investor shall also deliver, or cause to be delivered, at the Closing: (i) a certificate in form and substance reasonably satisfactory to the Company duly executed by an authorized executive officer of the Investor certifying that the conditions to Closing set forth in Article 7 hereof have been fulfilled and (ii) a certificate of the secretary or assistant secretary of the Investor dated as of the Signing Date certifying as to the incumbency and specimen signature of any officer executing this Agreement on behalf of the Investor.

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Article 4
Representations and Warranties of the Company

The Company hereby represents and warrants to the Investor that:

4.1 Organization, Good Standing and Qualification.

(a)

The Company has been duly continued and is validly existing as a corporation in good standing under the Canada Business Corporations Act and is up-to-date in all material corporate filings and has the corporate power and capacity to own, lease and operate its properties and to conduct its business as described in the Company SEC Documents and to enter into and perform its obligations under this Agreement, except where the failure to be so qualified or in good standing or have such power or authority would not, singularly or in the aggregate, have a Material Adverse Effect.

4.2 Capitalization and Voting Rights.

(a)

As of the Signing Date, the authorized capital of the Company consists of: (i) an unlimited number of Common Shares, of which (A) 25,880,178 shares are issued and outstanding, (B) 2,964,029 shares are issuable upon the exercise of outstanding stock options or upon the settlement of outstanding equity awards issued pursuant to the 2014 Equity Incentive Plan, (C) 51,507 shares are reserved for future issuance pursuant to the 2014 Equity Incentive Plan, (D) 155,250 shares are issuable upon the exercise of outstanding stock options or upon the settlement of outstanding equity awards issued pursuant to the 2019 Inducement Equity Incentive Plan, (E) 244,750 shares are reserved for future issuance pursuant to the 2019 Inducement Equity Incentive Plan, (F) 532,874 shares are issuable upon the exercise of outstanding stock options or upon the settlement of outstanding equity awards issued pursuant to the Stock Option Plan, (G) no shares are reserved for future issuance pursuant to the Stock Option Plan and (H) 40,000 shares are issuable upon the exercise of outstanding warrants to purchase Common Shares and (ii) an unlimited number of preferred shares, no par value per share (the “Preferred Shares”), of which 1,016,000 Series 1 preferred shares are issued and outstanding. All of the issued and outstanding Common Shares and Preferred Shares have been duly authorized and validly issued and are fully paid and non-assessable, were issued in compliance with applicable securities Laws.  None of the outstanding Common Shares and Preferred Shares were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company.

(b)

There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any share capital of the Company other than those described in the Company SEC Documents.

(c)

Except as disclosed in the Company SEC Documents, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company, except for such rights as have been duly waived or expired.

(d)

The Common Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration.

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4.3 Subsidiaries.  Except as otherwise disclosed in the Company SEC Documents, the Company does not own or control, directly or indirectly, any corporation, association or other entity.

4.4 Authorization.

(a)

This Agreement and the Collaboration Agreement have been duly authorized, executed and delivered by the Company and, upon the due execution and delivery of this Agreement and the Collaboration Agreement by the Investor, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

(b)

No stop order or suspension of trading of the Common Shares has been imposed or to the Company’s knowledge, threatened by the Nasdaq Stock Market, the SEC or any other Governmental Authority and remains in effect.

4.5 No Defaults.  The Company is not (i) in violation of its Articles of Incorporation or By-laws or similar organizational documents; (ii) in default (nor, with the giving of notice or lapse of time, would it be in default) under any indenture, loan, credit agreement, note, lease, license agreement, contract, franchise or other instrument (including, without limitation, any pledge agreement, security agreement, mortgage or other instrument or agreement evidencing, guaranteeing, securing or relating to indebtedness) to which the Company is a party or by which it may be bound, or to which any of its properties or assets are subject (an “Existing Instrument”); or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company or any of its subsidiaries, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

4.6 No Conflicts.  The execution, delivery and performance of this Agreement and the Collaboration Agreement, the issuance and sale of the Purchased Shares and the consummation of the transactions contemplated by this Agreement and the Collaboration Agreement (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the articles of continuance or by-laws of the Company, (ii) will not conflict with or constitute a breach of, or Default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, or require the consent of any other party to, any Existing Instrument and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company, except, in the case of clauses (ii) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.

4.7 No Governmental Authority or Third Party Consents.  No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the execution, delivery and performance by the Company of each of this Agreement or the Collaboration Agreement or the issuance and sale of the Purchased Shares, except (i) such filings as may be required to be made with the SEC, with any state blue sky or securities regulatory authority or any Canadian securities regulatory authority, which filings shall be made in a timely manner in accordance with all applicable Laws, and (ii) with respect to the Purchased Shares, the filing with the Nasdaq Stock Market of, and the absence of unresolved issues with respect to, an LAS and, if required, a Nasdaq Shares Outstanding Change Form.

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4.8 Valid Issuance of Shares.  The Purchased Shares have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company against payment therefor at Closing, will be validly issued, fully paid and non-assessable, and the issuance and sale of the Purchased Shares is not subject to any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase the Shares.

4.9 Litigation.  There is no action, suit, proceeding, inquiry or investigation brought by or before any governmental entity now pending or, to the knowledge of the Company, threatened, against or affecting the Company, would reasonably be expected to have a Material Adverse Effect.  No material labor dispute with the employees of the Company, or with the employees of any principal supplier, manufacturer, customer or contractor of the Company, exists or, to the knowledge of the Company, is threatened or imminent.

4.10 Licenses and Other Rights; Compliance with Laws.  The Company possesses such valid and current certificates, authorizations or permits required by state, federal, provincial or foreign regulatory agencies or bodies to conduct its business as currently conducted and as described in the Company SEC Documents (“Permits”), except where the failure to so possess could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  The Company is not in violation of, or in default under, any of the Permits, except for such violations or defaults as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit, which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

4.11 Company SEC Documents; Financial Statements; Nasdaq Stock Market.

(a)

As of their respective filing dates each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and no Company SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the Signing Date, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

(b)

The financial statements of the Company included in its Annual Report on Form 10-K for the most recently completed fiscal year and in each of its quarterly reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30 of the current fiscal year filed with the SEC as of the date of this Agreement present fairly the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise disclosed therein and, in the case of unaudited, interim financial statements, subject to normal year-end audit adjustments and the exclusion of certain footnotes, and any supporting schedules included in the Company SEC Documents present fairly the information required to be stated therein.

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(c)

The Common Shares are listed on the Nasdaq Stock Market, and the Company has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act or delisting the Common Shares from the Nasdaq Stock Market.  The Company has not received any notification that, and has no knowledge that, the SEC or the Nasdaq Stock Market is contemplating terminating such listing or registration.

(d)

Since the end of the Company’s most recent audited fiscal year, there have been no significant deficiencies or material weakness in the Company’s internal control over financial reporting (whether or not remediated) and no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company is not aware of any change in its internal control over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(e)

The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that (i) are designed to ensure that material information relating to the Company, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared; (ii) have been evaluated by management of the Company for effectiveness as of the end of the Company’s most recent fiscal quarter; and (iii) are effective in all material respects at the reasonable assurance level to perform the functions for which they were established  The Company has conducted evaluations of the effectiveness of its disclosure controls as required by Rule 13a-15 of the Exchange Act.

(f)

There is and has been no material failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

4.12 Absence of Certain Changes.  Since September 30, 2019, (i) there has not occurred any event that has caused or would reasonably be expected to cause a Material Adverse Effect on the Company and its subsidiaries, taken as a whole; (ii) other than as described in the Company SEC Documents, the Company has not entered into any transactions not in the ordinary course of business that are material, individually or in the aggregate, to the Company; and (iii) other than as described in the Company SEC Documents, there has not been any material decrease in the share capital or any material increase in any short-term or long-term indebtedness of the Company and there has been no dividend or distribution of any kind declared, paid or made by the Company or any repurchase or redemption by the Company of any class of share capital.

4.13 Offering.  Subject to the accuracy of the Investor’s representations set forth in Sections 5.5, 5.6, 5.7, 5.9, 5.10 and 5.11 hereof, the offer, sale and issuance of the Purchased Shares to be issued in conformity with the terms of this Agreement constitute transactions which are exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements.  Neither the Company nor any Person acting on its behalf will take any action that would cause the loss of such exemption.

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4.14 No Integration.  The Company has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Purchased Shares in a manner that would require registration of the Purchased Shares under the Securities Act.

4.15 Brokers’ or Finders’ Fees.  There is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement or the Collaboration Agreement.

4.16 Investment Company.  The Company is not and, immediately after giving effect to the offering and sale of the Purchased Shares and the application of the proceeds thereof, will not be required to register as an “investment company” under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

4.17 No General Solicitation.  Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Purchased Shares by any form of general solicitation or general advertising.  The Company has offered the Purchased Shares for sale only to the Investor.

4.18 Foreign Corrupt Practices.  Neither the Company nor, to the knowledge of the Company, any agent or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company: (i) directly or indirectly used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any direct or indirect unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any domestic government official, such foreign official or employee or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable non-U.S. anti-bribery Law.

4.19 Regulation M Compliance.  The Company has not taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Shares to facilitate the sale or resale of the Purchased Shares.

4.20 Office of Foreign Assets Control.  Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee or Affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

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4.21 Development Matters.

(a)

The studies, tests and preclinical or clinical trials conducted by or on behalf of the Company that are described in the Company SEC Documents (the “Company Studies and Trials”) were and, if still pending, are, to the Company’s knowledge, being conducted in all material respects in accordance with experimental protocols, procedures and controls designed and approved for such Company Studies and Trials; the descriptions of the results of the Company Studies and Trials contained in the Company SEC Documents are, to the Company’s knowledge, accurate in all material respects; the Company has no knowledge of any other studies or trials not described in the Company SEC Documents, the results of which are inconsistent with or call in question the results described or referred to in the Company SEC Documents; the Company has made all such filings and obtained all such approvals as may be required by the United States Food and Drug Administration (the “FDA”) or any committee thereof and from any foreign, state or local governmental authority exercising comparable authority, or health care facility Institutional Review Board, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and the Company has not received any notices or correspondence from the FDA or any foreign, state or local governmental authority exercising comparable authority requiring the termination, suspension or material modification of any Company Studies and Trials that termination, suspension or material modification would reasonably be expected to have a Material Adverse Effect.

4.22 Intellectual Property.

(a)

The Company owns, or has obtained valid and enforceable licenses for all inventions, patent applications, patents, trademarks, trade names, service names, copyrights, trade secrets and other intellectual property described in the Company SEC Documents as being owned or licensed by them or which are necessary in all material respects for the conduct of its business as currently conducted or as currently proposed to be conducted (collectively, “Intellectual Property”).

(b)

To the Company’s knowledge, except as could not reasonably be expected, singularly or in the aggregate, to have a Material Adverse Effect: (i) there are no third parties who have rights to any Intellectual Property, except for customary reversionary rights of third-party licensors or co-ownership rights with respect to Intellectual Property that are disclosed in the Company SEC Documents as being subject to a third party’s joint ownership interest or as being licensed to the Company; and (ii) there is no infringement by third parties of any Intellectual Property.

(c)

Except as could not reasonably be expected, singularly or in the aggregate, to have a Material Adverse Effect, there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others: (A) challenging the Company’s rights in or to any Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim; (B) challenging the validity, enforceability or scope of any Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim; or (C) asserting that the Company infringes or otherwise violates, or would, upon the commercialization of any product or service described in the Company SEC Documents as under development, infringe or violate, any patent, trademark, trade name, service name, copyright, trade secret or other proprietary rights of others, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim.

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(d)

The Company has complied in all material respects with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company, and all such agreements are in full force and effect as to the Company and to the Company’s knowledge as to the other parties to such agreements.  The product candidates described in the Company SEC Documents as under development by the Company fall within the scope of the claims of one or more patents or patent applications owned by, or exclusively licensed to, the Company.

4.23 Real and Personal Property.  The Company has good and marketable title in fee simple (in the case of real property) to, or has valid and marketable rights to lease or otherwise use, all items of real or personal property, which are material to the business of the Company taken as a whole, in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, adverse claims and other defects except such as do not, individually or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company.  The real property, improvements, equipment and personal property held under lease by the Company are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company.

4.24 Environmental Matters.  Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:  (i) the Company is not in violation of any federal, state, provincial, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”); (ii) the Company has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their requirements; (iii) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company; and (iv) to the knowledge of the Company, there are no events or circumstances existing as of the date hereof that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company relating to Hazardous Materials or any Environmental Laws.

4.25 Taxes.  The Company (i) has timely filed all necessary federal, state, local and foreign tax returns (or timely filed extensions with respect to such returns), and all such returns were true, complete and correct, (ii) has paid all federal, state, local and foreign taxes, assessments, governmental or other charges due and payable for which it is liable, including, without limitation, all sales and use taxes and all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties, and (iii) does not have any tax deficiency or claims outstanding or assessed or, to its knowledge, proposed against it, except those, in each of the cases described in clauses (i), (ii) and (iii) above, that would not, singularly or in the aggregate, reasonably be expected to have a Material Adverse Effect The accruals and reserves on the books and records of the Company in respect of tax liabilities for any taxable period not yet finally determined are adequate to meet any assessments and related liabilities for any such period.

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4.26 Insurance.  The Company carries or is covered by, insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses, at a similar stage of development, in similar industries.  The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect. The Company has not been denied any insurance coverage which it has sought or for which it has applied.

Article 5
Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Company that:

5.1 Organization; Good Standing.  The Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Investor has all requisite corporate power and corporate authority to enter into this Agreement, to purchase the Purchased Shares and to perform its obligations under and to carry out the other transactions contemplated by this Agreement.

5.2 Authorization.

(a)

The Investor has full right, power and authority to execute and deliver this Agreement and the Collaboration Agreement and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of each of this Agreement and the Collaboration Agreement and the consummation by it of the transactions contemplated thereby has been duly and validly taken.

(b)

This Agreement and the Collaboration Agreement have been duly executed and delivered by the Investor and, upon the due execution and delivery of this Agreement and the Collaboration Agreement by the Company, will constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

5.3 No Conflicts.  The execution, delivery and performance of this Agreement and the Collaboration Agreement, the subscription for and purchase of the Purchased Shares and the consummation of the transactions contemplated by this Agreement and the Collaboration Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Investor pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Investor is a party, by which the Investor is bound or to which any of the property or assets of the Investor is subject, (ii) result in any violation of the provisions of the certificate of incorporation or by-laws or similar organizational documents of the Investor or (iii) result in the violation of any law or statute or any judgment, order, rule  or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Investor or any of its subsidiaries, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on the Investor’s ability to perform its obligations or consummate the transactions contemplated hereby in accordance with the terms of this Agreement.

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5.4 No Governmental Authority or Third Party Consents.  No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Investor of each of this Agreement or the Collaboration Agreement or with the subscription for and purchase of the Purchased Shares.

5.5 Purchase Entirely for Own Account.  The Investor is subscribing for the Purchased Shares as principal and acknowledges that the Purchased Shares shall be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation or otherwise distributing the Purchased Shares.  The Investor can bear the economic risk of an investment in the Purchased Shares indefinitely and a total loss with respect to such investment.  The Investor does not have and will not have as of the Closing any contract, undertaking, agreement, arrangement or understanding with any Person to sell, transfer or grant participation to a Person any of the Purchased Shares.

5.6 Disclosure of Information.  The Investor has received or has had full access to all the information from the Company and its management that the Investor considers necessary or appropriate for deciding whether to purchase the Purchased Shares hereunder.  The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company, its financial condition, results of operations and prospects and the terms and conditions of the offering of the Purchased Shares sufficient to enable it to evaluate its investment.

5.7 Investment Experience and Accredited Investor Status.  The Investor is an “accredited investor” (as defined in Regulation D under the Securities Act).  The Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Shares to be purchased hereunder.

5.8 Acquiring Person.  As of the Signing Date, neither the Investor nor any of its Affiliates beneficially owns, and immediately prior to the Closing, neither the Investor nor any of its Affiliates will beneficially own (in each case, as determined pursuant to Rule 13d-3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership, and without regard to Investor’s rights under this Agreement), any securities of the Company, except for securities that may be beneficially owned by employee benefit plans of either the Investor or any of its Affiliates.

5.9 Residence. The Investor is not a resident or subject to the securities laws of a Province or Territory of Canada and has complied with the applicable securities legislation in the jurisdiction of its residence, in each case as they relate to the purchase of the Purchased Shares hereunder.

5.10 No “Bad Actor” Disqualification.  The Investor has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act.  The Investor’s responses in the questionnaire delivered to the Company by the Investor related to qualification under Rule 506(d)(1) are true and correct as of the Signing Date and will remain true and correct as of the Closing.

5.11 Restricted Securities.  The Investor understands that the Purchased Shares, when issued, shall be “restricted securities” under U.S. federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws the Purchased Shares may be resold without registration under the Securities Act only in certain limited circumstances.  The Investor represents that it is familiar with Rule 144, as presently in effect.

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5.12 Legends.  The Investor understands that any certificates representing the Purchased Shares shall bear the following legends:

(a)

“These securities have not been registered under the Securities Act of 1933.  They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or an opinion of counsel (which counsel shall be reasonably satisfactory to the Company) that such registration is not required or unless sold pursuant to Rule 144 of the Securities Act.”;

(b)	“These securities are subject to transfer restrictions set forth in a Share Purchase Agreement by and between Neurocrine Biosciences, Inc. and Xenon Pharmaceuticals Inc.”; and
(c)	“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE APRIL 3, 2020.”; and
(d)	any legend required by applicable state securities Laws.

5.13 Financial Assurances.  As of the Signing Date, the Investor has, and as of the Closing, the Investor will have, access to cash in an amount sufficient to pay to the Company the Aggregate Purchase Price.

5.14 SEC Reports.  The Investor has reviewed the Company SEC Documents.

Article 6
Investor’s Conditions to Closing

The Investor’s obligation to purchase the Purchased Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Investor):

6.1 Representations and Warranties.  The representations and warranties made by the Company in Article 4 hereof shall be true and correct as of the Signing Date and as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; provided, however, that for purposes of this Section 6.1, all such representations and warranties of the Company (other than Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.8, and 4.11 hereof) shall be deemed to be true and correct for purposes of this Section 6.1 unless the failure or failures of such representations and warranties to be so true and correct, without regard to any “material,” “materiality” or “Material Adverse Effect” qualifiers set forth therein, constitute a Material Adverse Effect.

6.2 Covenants.  All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Closing shall have been performed or complied with in all material respects.

6.3 Collaboration Agreement.  The Collaboration Agreement shall not have been terminated in accordance with its terms and shall be in full force and effect as of the Closing.

6.4 No Material Adverse Effect.  From and after the Signing Date until the Closing, there shall have occurred no event that has caused a Material Adverse Effect.

6.5 Listing.  The Purchased Shares shall be eligible and approved for listing on the Nasdaq Stock Market.

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Article 7
Company’s Conditions to Closing

The Company’s obligation to issue and sell the Purchased Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Company):

7.1 Representations and Warranties.  The representations and warranties made by the Investor in Article 5 hereof shall be true and correct as of the Signing Date and as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.

7.2 Covenants.  All covenants and agreements contained in this Agreement to be performed or complied with by the Investor on or prior to the Closing shall have been performed or complied with in all material respects.

7.3 Collaboration Agreement.  The Collaboration Agreement shall not have been terminated in accordance with its terms and shall be in full force and effect.

Article 8
Mutual Conditions to Closing

The obligations of the Investor and the Company to consummate the Closing are subject to the fulfillment as of the Closing of the following conditions:

8.1 Absence of Litigation.  There shall be no action, suit, proceeding or investigation by a Governmental Authority pending or currently threatened in writing against the Company or the Investor (i) that questions (A) the validity of this Agreement or (B) the right of the Company or the Investor to enter into this Agreement or to consummate the transactions contemplated hereby or thereby or (ii) which, if determined adversely, would impose substantial monetary damages on the Company or the Investor as a result of the consummation of the transactions contemplated by this Agreement.

8.2 No Prohibition.  No provision of any applicable Law and no judgment, injunction (preliminary or permanent), order or decree shall be in effect that prohibits, makes illegal or enjoins the consummation of the transactions contemplated hereby.

Article 9
Termination

9.1 Pre-Closing Termination.  This Agreement may be terminated at any time prior to the Closing by:

(a)	mutual written consent of the Company and the Investor;
(b)

either the Company or the Investor, upon written notice to the other, if any of the mutual conditions to the Closing set forth in Section 8 hereof shall have become incapable of fulfillment by the Termination Date and such conditions shall not have been waived in writing by the other party within ten business days after receiving receipt of written notice of an intention to terminate pursuant to this clause (b); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby prior to the Termination Date;

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(c)

the Company, upon written notice to the Investor, so long as the Company is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.1, 6.2, 6.3, or 6.4 hereof, as applicable, could not be satisfied by the Termination Date, (i) upon a material breach of any covenant or agreement on the part of the Investor set forth in this Agreement, or (ii) if any representation or warranty of the Investor shall have been or become untrue, in each case such that any of the conditions set forth in Section 7.1, 7.2, or 7.3 hereof, as applicable, could not be satisfied by the Termination Date;

(d)

the Investor, upon written notice to the Company, so long as the Investor is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 7.1, 7.2, or 7.3 hereof, as applicable, could not be satisfied by the Termination Date, (i) upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or (ii) if any representation or warranty of the Company shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.1, 6.2, 6.3, or 6.4 hereof, as applicable, could not be satisfied by the Termination Date.

9.2 Effect of Pre-Closing Termination.  In the event of the termination of this Agreement pursuant to Section 9.1 hereof, (i) this Agreement (except for this Section 9.2 and Article 11 hereof (other than Section 11.12), and any definitions set forth in this Agreement and used in such sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, and (ii) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided, however, that nothing contained in this Section 9.2 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement.

Article 10
Additional Covenants and Agreements

10.1 Market Listing.  From the Signing Date through the Closing, Company shall use all commercially reasonable efforts to (i) maintain the listing and trading of the Common Shares on the Nasdaq Stock Market and (ii) effect the listing of the Purchased Shares on the Nasdaq Stock Market, including submitting the LAS to the Nasdaq Stock Market.

10.2 Assistance and Cooperation.  Prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (i) taking all reasonable acts necessary to cause the conditions precedent set forth in Article 6, Article 7 and Article 8 hereof to be satisfied (including, in the case of the Company, promptly notifying the Investor of any notice from the Nasdaq Stock Market with respect to the LAS); (ii) taking all reasonable actions necessary to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any); (iii) taking all reasonable actions necessary to obtain all necessary consents, approvals or waivers from Third Parties; and (iv) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

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10.3 Lock-Up Agreement. During the period commencing with the Effective Date and ending on the earlier of (i) the twenty-four (24) month anniversary of the Effective Date and (ii) the date on which the Company first publicly announces the results of a Phase 2 Clinical Trial for a XEN901 Product (each as defined in the Collaboration Agreement) (the “Lock-Up Period”), without the prior approval of the Company, the Investor shall not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale or, or otherwise dispose of or transfer any of the Purchased Shares (together with (a) any shares of Common Stock issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation, or similar recapitalization and (b) any shares of Common Stock issued as (or issuable upon the exercise of any warrant or other securities that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Purchased Shares (the “Lock-Up Securities”)), including, without limitation, any “short sale” or similar arrangement, or (ii) enter into any swap or any other agreement or any transaction that transfer, in whole or in part, directly or indirectly, the economic consequence of ownership of the Purchased Shares, whether any such swap or transaction is to be settled by deliver of securities, in cash or otherwise; provided, however, that the foregoing shall not (A) prohibit the Investor or its Affiliates from transferring Lock-Up Securities to an Affiliate of the Issuer if such transferee Affiliate executes an agreement with the Company to be bound by the restrictions set forth in this Section 10.3 and Section 10.4; (B) prohibit the Investor or its Affiliates from selling or otherwise disposing of or transferring Lock-Up Securities into a tender offer by a Third Party or an issuer tender offer by the Company; and (C) restrict any sale or other disposal or transfer of Common Shares which are not Lock-Up Securities held by an executive officer or director of the Investor for his or her personal account, or that may occur (or be deemed to occur) in connection with a Change of Control of the Investor (replacing references to “Company” with “Investor” in the definition of “Change of Control”). Transfers, sales and other disposals referred to in clauses (A) through (C) above are referred to herein as “Excluded Transfers”.

10.4 Sale Volume Limitation.  Following the expiration of the Lock-Up Period, without the prior approval of the Company, Investor shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale or, or otherwise dispose of or transfer during any calendar month greater than twelve and one-half percent (12.5%) of the aggregate number of Lock-Up Securities held by Investor or its Affiliates as of the last day of the Lock-Up Period; provided, however, that the foregoing shall not prohibit or restrict any Excluded Transfers.

10.5 Standstill.  Without the prior approval of the Company, from the Effective Date until the twenty-four (24) month anniversary of the Effective Date, the Investor agrees that it will not, and will cause its Affiliates to not, directly or indirectly:

(a)

purchase, offer to purchase, or agree to purchase or otherwise acquire beneficial ownership (as determined in accordance with Rule 13d-3 and Rule 13d-5 under the Exchange Act) of any Common Stock, or any securities convertible or exchangeable into Common Stock, excluding any shares of Common Stock acquired pursuant to the transactions contemplated in the Collaboration Agreement;

(b)

make, or participate in, any solicitation of proxies to vote any voting securities of the Company or any of its subsidiaries, or propose to change or control the management or board of directors of the Company by use of any public communication to holders of securities intended for such purpose; provided, however, that nothing in this Section 10.5 shall limit the Investor’s ability to vote or transfer (subject to Sections 10.3 and 10.4 hereof) its Common Stock;

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(c)

make a public proposal for a Change of Control, including a merger, consolidation or other business combination transaction or tender offer related thereto, or the purchase of all or substantially all of the assets of the Company and its subsidiaries; or

(d)	knowingly encourage, accept, or support a tender, exchange, or offer proposal by any Person other than the Investor, the consummation of which would result in a Change of Control.

Notwithstanding anything to the contrary contained in this Agreement, (i) if at any time (A) a Third Party enters into an agreement with the Company contemplating a Change of Control, including a merger, consolidation or other business combination transaction or tender offer related thereto, or the purchase of all or substantially all of the assets of the Company and its subsidiaries, or publicly announces its intention to do so, then the foregoing restrictions set forth in this Section 10.5 shall be suspended and of no further force or effect until the termination of such agreement or the public announcement of a withdrawal or abandonment of such intention, at which time such restrictions will be reinstated and apply in full force and effect or (B) a Third Party commences, or publicly announces an intention to commence, a tender, exchange, or offer that, if consummated, would result in a Change of Control, then the foregoing restrictions set forth in this Section 10.5 shall be suspended and of no force or effect until the expiration or termination of a tender, exchange or offer that has been commenced or the public announcement of a withdrawal or abandonment of an intention to commence a tender, exchange or offer at which time such restrictions will be reinstated and apply in full force and effect; (ii) the Investor shall not be precluded from making any confidential offers or proposals to the Board in a manner reasonably believed not to require the Company to make a public announcement of such offer or proposal; provided that Investor shall not publicly disclose any such offers or proposals; and (iii) Investor and its Affiliates shall not be precluded from owning or acquiring interests in mutual funds or similar entities that own capital stock of the Company, and nothing herein shall prohibit passive investments by pension or employee benefit plans of Investor.

10.6 Legend Removal.

(a)

Certificates evidencing the Purchased Shares shall not contain the legend set forth in 5.11(a) hereof: (i) following a sale of such Purchased Shares pursuant to a registration statement covering the resale of such Purchased Shares, while such registration statement is effective under the Securities Act, (ii) following any sale of such Purchased Shares pursuant to Rule 144, (iii) if such Purchased Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Purchased Shares and without volume or manner-of-sale restrictions under Rule 144 or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC).

(b)

The Company agrees that at such time as any legend set forth in Section 5.11 hereof is no longer required under this Section 10.6, the Company will, no later than three (3) Business Days following the delivery by the Investor to the Company or notice by the Investor to the Company of delivery by the Investor to the Transfer Agent of a certificate representing Purchased Shares issued with such legend (together with any legal opinion required by the Transfer Agent), deliver or cause to be delivered to the Investor a certificate representing such Purchased Shares that is free from such legend, or, in the event that such shares are uncertificated, remove any such legend in the Company’s share records.  The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in Section 5.11 hereof.

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Article 11
Miscellaneous

11.1 Governing Law; Dispute Resolution.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction.  Any disputes as to matters arising out of or in connection with this Agreement will be subject to the procedures set forth in Section 14.7 of the Collaboration Agreement.

11.2 Waiver.  Neither party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either party to assert a right hereunder or to insist upon compliance with any term of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  No waiver by either party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term except to the extent set forth in writing.

11.3 Notices.  All notices which are required or permitted hereunder shall be provided in accordance with Section 14.5 of the Collaboration Agreement.

11.4 Entire Agreement.  This Agreement and the Collaboration Agreement, together with the schedules and exhibits thereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties and supersede and terminate all prior agreements and understanding between the parties.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by the respective authorized officers of the parties.

11.5 Headings; Pronouns; Section References; English Language.  Headings and any table of contents used in this Agreement are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.  References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.  This Agreement has been prepared in the English language, and the English language shall control its interpretation.

11.6 Severability.  If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

11.7 Assignment.  Except for an assignment of this Agreement or any rights hereunder by the Investor to an Affiliate, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either the Investor or the Company without (i) the prior written consent of Company in the case of any assignment by the Investor or (ii) the prior written consent of the Investor in the case of an assignment by the Company.

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11.8 Parties in Interest.  All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, administrators and permitted assigns.

11.9 Counterparts.  This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers.  Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

11.10 Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto.  No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

11.11 No Strict Construction.  This Agreement has been prepared jointly and will not be construed against either party.

11.12 Survival of Warranties.  The representations and warranties of the Company and the Investor contained in this Agreement shall survive the Closing and the delivery of the Purchased Shares.

11.13 Remedies.  The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law.  No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

11.14 Expenses.  Each party shall pay its own fees and expenses in connection with the preparation, negotiation, execution and delivery of this Agreement.

11.15 No Publicity.  The parties hereto agree that the provisions of Section 12.5 of the Collaboration Agreement shall be applicable to the parties to this Agreement with respect to any public disclosures regarding the proposed transactions contemplated by this Agreement or regarding the parties hereto or their Affiliates (it being understood that the provisions of Section 12.5 of the Collaboration Agreement shall be read to apply to disclosures of information relating to this Agreement and the transactions contemplated hereby).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties intending to be bound have caused this Share Purchase Agreement to be executed by their duly authorized representatives as of the Signing Date.

Xenon Pharmaceuticals Inc. By: Name: Title:	Neurocrine Biosciences, Inc. By: Name: Title:

38

Exhibit Q

Third Party Agreements

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

39

Exhibit R

Abstracts submitted prior to Effective Date

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

[†]

40

Exhibit S

Press Release

Neurocrine Biosciences and Xenon Pharmaceuticals Announce Agreement to Develop First-in-Class Treatments for Epilepsy

Neurocrine Biosciences Gains Rights to XEN901, a Clinical Stage Selective Nav1.6 Sodium Channel Inhibitor, Being Developed for the Treatment of Epilepsy

Xenon Receives $50 Million Upfront and Up to $1.7 Billion in Potential Development, Regulatory and Commercial Milestone Payments Across All Licensed Products, as well as Option to Co-Fund XEN901

SAN DIEGO and BURNABY, British Columbia, Dec. 2, 2019 – Neurocrine Biosciences, Inc. (Nasdaq: NBIX) and Xenon Pharmaceuticals Inc. (Nasdaq: XENE) announced a license and collaboration agreement to develop first-in-class treatments for epilepsy.

Neurocrine Biosciences gains an exclusive license to XEN901, a clinical stage selective Nav1.6 sodium channel inhibitor with potential in SCN8A developmental and epileptic encephalopathy (SCN8A-DEE) and other forms of epilepsy, including focal epilepsy. In addition, Neurocrine Biosciences gains an exclusive license to pre-clinical compounds for development, including selective Nav1.6 inhibitors and dual Nav1.2/1.6 inhibitors. The agreement also includes a multi-year research collaboration to discover, identify and develop additional novel Nav1.6 and Nav1.2/1.6 inhibitors.

“We are excited to enter into this agreement with Xenon and leverage their expertise in precision medicine drug discovery to benefit the lives of people with epilepsy and serious neurological disorders,” said Kevin Gorman, Ph.D., Chief Executive Officer of Neurocrine Biosciences. “The agreement with Xenon strengthens Neurocrine Biosciences’ diverse and growing pipeline and reinforces our long-term commitment of becoming a leading neuroscience-focused biopharmaceutical company.”

“With its proven expertise in developing and commercializing treatments for neurological disorders, we believe Neurocrine Biosciences is an ideal partner to maximize the potential value of XEN901 for patients,” said Dr. Simon Pimstone, Chief Executive Officer of Xenon. “Importantly, this collaboration represents a significant investment in XEN901 and Xenon’s earlier-stage Nav1.6 and Nav1.2/1.6 inhibitor programs and allows for a broader development of these promising compounds than we could accomplish independently. Furthermore, the additional capital from this transaction will support our efforts to advance and expand our proprietary pipeline.”

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License and Collaboration Details / Financial Terms

Under the terms of the agreement, Neurocrine Biosciences will be responsible for development costs associated with the programs and the agreement will be subject to the following terms:

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Upfront License Payment: Xenon will receive $50 million, including a $30 million upfront payment in cash and a $20 million equity investment by Neurocrine Biosciences at a Xenon per share price of $14.196.

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XEN901 Investigational New Drug (IND) Milestone: Xenon will receive up to $25 million upon the U.S. Food and Drug Administration (FDA) acceptance of an IND for XEN901, with 55% of the amount in the form of an equity investment in Xenon at a 15% premium to Xenon’s 30-day trailing volume weighted average price at that time.

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Collaboration Milestones: Xenon may also be entitled to receive up to approximately $1.7 billion in additional development, regulatory and commercial milestone payments related to XEN901 and other licensed Nav1.6 or Nav1.2/1.6 inhibitor products.

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XEN901 Royalties: Xenon will have the right to receive a tiered royalty ranging from the low double-digits to mid-teen percentage in the U.S. and a tiered royalty at slightly lower rates outside the U.S. based upon aggregate global net sales.

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Other Product Royalties: Xenon will have the right to receive a tiered royalty for other Nav1.6 and Nav1.2/1.6 inhibitor products ranging from the mid-single to low double-digits in the U.S. and a tiered royalty at slightly lower rates outside the U.S. based upon aggregate global net sales.

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Xenon Co-Fund Option: Xenon retains an option to co-fund 50% of the U.S. development costs of XEN901 or another product candidate in exchange for increased U.S. royalties, reaching 20% of U.S. net sales at the highest royalty tier for XEN901.

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Funded Collaboration: Neurocrine Biosciences will fund all clinical developments costs associated with the development of product candidates under the collaboration (subject to Xenon’s Co-Fund Option) and will also fund a research collaboration up to 3 years with a minimum of 10 FTEs (full time equivalents) at Xenon. Xenon will be responsible for certain pre-clinical and a portion of certain near term manufacturing costs under the collaboration.

Neurocrine Biosciences anticipates filing an IND application with the FDA in the middle of 2020 in order to start a proposed clinical trial for XEN901 in SCN8A-DEE patients.

Conference Call Information

Neurocrine Biosciences will provide further commentary on the collaboration during its presentation at the Evercore ISI 2nd Annual HealthCONx Conference at 8:45 a.m. EST on Tuesday, December 3, 2019.

Today, Xenon will host a conference call at 8:30 a.m. EST to provide commentary on the collaboration. To access the call, please dial (855) 779-9075, or (631) 485-4866 for international callers, and provide conference ID number 3665957.

Live audio webcasts of these presentations will be available under “Investors” on the companies’ respective websites at: www.neurocrine.com and www.xenon-pharma.com. A replay of the webcast will be available for each presentation approximately one hour after the conclusion of each event and will be archived for approximately one month.

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About XEN901 Program for Epilepsy

XEN901 is a potent, highly selective Nav1.6 sodium channel inhibitor being developed to treat pediatric patients with SCN8A developmental and epileptic encephalopathy (SCN8A-DEE) and other potential indications, including adult focal epilepsy. A Phase 1 clinical trial was completed using a powder-in-capsule formulation of XEN901 in healthy adult subjects.  Xenon has developed a pediatric-specific, granule formulation of XEN901, and juvenile toxicology studies to support pediatric development activities have recently been completed.

About Neurocrine Biosciences

Neurocrine Biosciences (Nasdaq: NBIX) is a neuroscience-focused, biopharmaceutical company with more than 25 years of experience discovering and developing life-changing treatments for people with serious, challenging and under-addressed neurological, endocrine and psychiatric disorders. The company's diverse portfolio includes FDA-approved treatments for tardive dyskinesia and endometriosis* and clinical development programs in multiple therapeutic areas including Parkinson's disease, chorea in Huntington disease, congenital adrenal hyperplasia, uterine fibroids* and polycystic ovary syndrome*. Headquartered in San Diego, Neurocrine Biosciences specializes in targeting and interrupting disease-causing mechanisms involving the interconnected pathways of the nervous and endocrine systems. For more information, visit neurocrine.com, and follow the company on LinkedIn. (*in collaboration with AbbVie)

About Xenon Pharmaceuticals Inc.

Xenon Pharmaceuticals (Nasdaq: XENE) is a clinical stage biopharmaceutical company committed to developing innovative therapeutics to improve the lives of patients with neurological disorders, including rare central nervous system (CNS) conditions. We are advancing a novel product pipeline of neurology therapies to address areas of high unmet medical need, with a focus on epilepsy. For more information, please visit www.xenon-pharma.com.

Neurocrine Biosciences Forward-Looking Statements

In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties. These statements include, but are not limited to, statements related to the benefits to be derived from transactions with Xenon Pharmaceuticals Inc. and the timing of completion of our clinical, regulatory, and other development activities. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: the Company’s future financial and operating performance; risks or uncertainties related to the development of the Company's product candidates; risks that the FDA or other regulatory authorities may make adverse decisions regarding our product candidates; risks that clinical development activities may not be completed on time or at all; risks that clinical development activities may be delayed for regulatory, manufacturing, or other reasons, may not be successful or replicate previous clinical trial results, may fail to demonstrate that our product candidates are safe and effective, or may not be predictive of real-world results or of results in subsequent clinical trials; risks and uncertainties relating to competitive products and technological changes that may limit demand for a product candidate; risks that the benefits of the agreements with Xenon Pharmaceuticals Inc. may never be realized; risks that our product candidates may be precluded from commercialization by the proprietary or regulatory rights of third parties, or have unintended side effects, adverse reactions or incidents of misuse; and other risks described in the Company's periodic reports filed with the Securities and Exchange Commission, including without limitation the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2019. Neurocrine disclaims any obligation to update the statements contained in this press release after the date hereof.

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Xenon Pharmaceuticals Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements and supporting assumptions are not based on historical fact, and include statements regarding the timing of and results from clinical trials and other development activities, including those related to XEN901 and the other pre-clinical compounds covered by our collaboration with Neurocrine Biosciences; the potential efficacy, safety profile, future development plans, addressable market, regulatory success and commercial potential of XEN901 and the other pre-clinical compounds covered by our collaboration with Neurocrine Biosciences; the anticipated timing of IND, or IND equivalent, submissions and the initiation of future clinical trials for XEN901 and the other pre-clinical compounds covered by our collaboration with Neurocrine Biosciences; our ability to achieve milestones in our collaboration with Neurocrine Biosciences and our other development programs; the progress and potential of our other ongoing development programs; and the potential receipt of milestone payments and royalties from our collaborators and partners. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators' product candidates; our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations may be incorrect; our ongoing discovery and pre-clinical efforts may not yield additional product candidates; any of our or our collaborators' product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Xenon” and the Xenon logo are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions. All other trademarks belong to their respective owner.

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Contact: Xenon Pharmaceuticals Inc.

Jodi Regts (Media & Investors)
604-484-3353
investors@xenon-pharma.com

Contact: Neurocrine Biosciences, Inc.

Navjot Rai (Media)

858-617-7623
media@neurocrine.com

Todd Tushla (Investors)

858-617-7143

ir@neurocrine.com

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Exhibit T

NASA Compounds and other Research Compounds

[†]

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Exhibit U

Untested Compounds

ID	CID	Series	Exemplified in Xenon Patent Filing	Covered by Xenon Patent Filing
[†]		[†]	[†]	[†]

[Redactions continue for 7 pages]

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Exhibit V

Xenon Funded Activities for DTC Initial Development Plan

CMC

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Non-Clinical

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o	[†]
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o	[†]
o	[†]
o	[†]
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•	[†]
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